As filed with the United States Securities and Exchange Commission on July 29, 2021.
Registration No. 333-257781

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ORANGE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	26-1135778 (I.R.S. Employer Identification Number)
212 Dolson Avenue
Middletown, New York 10940
(845) 341-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Michael J. Gilfeather
President and Chief Executive Officer
212 Dolson Avenue
Middletown, New York 10940
(845) 341-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Benjamin M. Azoff, Esq. Jeffrey M. Cardone, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Christina M. Gattuso, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.50 par value per share	1,035,000	$35.00	$36,225,000	$3,953(3)

(1)
Includes 135,000 additional shares that the underwriters have the option to purchase.

(2)
Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3)
The registrant previously paid $3,274 of the total registration fee in connection with the previous filings of the Registration Statement and an additional $679 is being paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 29, 2021
PRELIMINARY PROSPECTUS
900,000 Shares
COMMON STOCK
This is the initial public offering of common stock of Orange County Bancorp, Inc., the holding company for Orange Bank & Trust Company, a New York state-chartered trust company headquartered in Middletown, New York and Hudson Valley Investment Advisors, Inc., a registered investment advisor.
We are offering 900,000 shares of our common stock. Shares of our common stock are quoted on the OTCQX Market operated by the OTC Markets Group, Inc., or OTCQX, under the symbol “OCBI.” On July 28, 2021, the last reported sales price for shares of our common stock as reported on the OTCQX was $33.60 per share. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “OBT.”
We anticipate that the public offering price of our common stock will be between $32.00 and $35.00 per share.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company disclosure standards.
Investing in our common stock involves risk. See “Risk Factors” beginning on page 21 of this prospectus to read about factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price
Underwriting discounts(1)
Proceeds to us, before expenses

(1)
The offering of our common stock will be conducted on a firm commitment basis. See “Underwriting” for a description of all underwriting compensation payable and expense reimbursement in connection with this offering.

The underwriters have an option to purchase up to an additional 135,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The shares of our common stock in this offering are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The underwriters expect to deliver the shares of our common stock against payment on or about          , 2021.

The date of this prospectus is          , 2021

MONTGOMERY
NEWBURGH
84
MIDDLETOWN
17
GOSHEN
84
CHESTER
9W
684
CORTLANDT MANOR
17
9W
87
NEW CITY
684
THORNWOOD
87
NANUET
WHITE PLAINS
287
MAMARONECK
87
MT. VERNON
95
BRONX

LOCATIONS

Bronx
1978 Williamsbridge Rd
Bronx, NY 10461

Chester
91 Brookside Ave
Chester, NY 10918
T. 845-469-6282

Cortlandt Manor
2141 Crompond Rd
Cortlandt Manor, NY 10567
T. 914-930-6279

Goshen
146 North Church St
Goshen, NY 10924
T. 845-294-9700

Goshen - HVIA
Hudson Valley Investment Advisors, Inc.
117 Grand St
Goshen, NY 10924
T. 845-294-6127

Middletown
212 Dolson Ave
Middletown, NY 10940
T. 845-341-5000

33 Trust Way
Middletown, NY 10940
T. 845-341-5074

75 North Street
Middletown, NY 10940
T. 845-341-5013

Montgomery
2093 State Rte 208
Montgomery, NY 12549
T. 845-457-9146

Mamaroneck
1214 East Boston Post Rd
Mamaroneck, NY 10543
T. 914-341-7130

Mt. Vernon
510 S. Columbus Ave
Mount Vernon, NY 10550
T. 914-465-3061

Nanuet
- Coming Soon
374 S Middletown Rd
Nanuet, NY 10954

New City
254 S. Main St, Suite 110
New City, NY 10956
T. 845-639-1000

Newburgh
78 North Plank Rd
Newburgh, NY 12550
T. 845-561-5004

Thornwood
859 Franklin Ave
Thornwood, NY 10594
T. 914-984-2780

White Plains
42 Waller Ave
White Plains, NY 10601
T. 914-422-3100

White Plains - HVIA
Hudson Valley Investment Advisors, Inc.
50 Main St, Suite 1000,
White Plains, NY 10606
T. 914-682-2017

About This Prospectus
You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with different or additional information. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “Orange County Bancorp” or “the Company” refer to Orange County Bancorp, Inc., a Delaware corporation, and its subsidiaries Orange Bank & Trust Company, which we sometimes refer to as “the Bank” and Hudson Valley Investment Advisors, Inc., which we sometimes refer to as “HVIA.”
Market and Industry Data
Within this prospectus, we reference certain market, industry and demographic data and other statistical information. We have obtained this data and information from various independent, third party industry sources and publications. Nothing in the data or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any

i

misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:
•
we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•
we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•
we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•
we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have irrevocably determined to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as financial statements that we file in the future, may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.
In this prospectus, we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

ii

SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
We are a bank holding company headquartered in Middletown, New York and registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through our wholly owned subsidiaries, Orange Bank & Trust Company, a New York state-chartered trust company, and Hudson Valley Investment Advisors, Inc., a registered investment advisor, we offer full-service commercial and consumer banking products and services and trust and wealth management services to small businesses, middle-market enterprises, local municipal governments and affluent individuals in the Lower Hudson Valley region, the New York metropolitan area and nearby markets in Connecticut and New Jersey. The Company’s main office is located at 212 Dolson Avenue, Middletown, New York 10940.
By combining the high-touch service and relationship-based focus of a community bank with the extensive suite of financial products and services offered by our larger competitors, we believe we can capitalize on the substantial growth opportunities available in our market areas. We also offer a variety of deposit accounts to businesses and consumers, including a full line of municipal banking accounts. These products and services offered through our 14 branch offices and one loan production office, generate a stable source of low-cost core deposits and a diverse loan portfolio with attractive risk-adjusted yields. As of March 31, 2021, our assets, loans, deposits and stockholders’ equity totaled $1.9 billion, $1.2 billion, $1.7 billion and $135.1 million, respectively. Orange Bank & Trust Company’s trust department and HVIA had a combined $1.2 billion in assets under management at March 31, 2021.
As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (“FRB”). We are required to file with the FRB reports and other information regarding our business operations and the business operations of our subsidiaries. As a state-chartered trust company that is a member of the Federal Reserve System, the Bank is subject to primary supervision, periodic examination and regulation by the New York State Department of Financial Services (“NYSDFS”) and by the FRB as its primary federal regulator.
Recent Growth and Profitability
•
The board of directors hired our current President and Chief Executive Officer, Michael Gilfeather, in 2014 to improve the growth trajectory of the Company.

•
Significant investments in people, systems and expanding our geographic footprint have led to strong balance sheet growth and enhanced profitability. Our total assets have grown from $1.1 billion at December 31, 2018 to $1.9 billion at March 31, 2021, while our net income has increased from $7.6 million for the year ended December 31, 2018 to $11.7 million for the year ended December 31, 2020.

•
A targeted effort to attract low to zero cost business deposits over the past seven years has resulted in significant growth in assets. These funds, combined with unprecedented government stimulus and liquidity in response to the COVID-19 pandemic, have resulted in a large growth in deposits, which we have been able to deploy to support strong loan growth and used to maintain liquidity.

•
Combined assets under management from our trust and wealth management services through our trust services department and HVIA grew from $926.7 million at December 31, 2018 to $1.2 billion at March 31, 2021.

•
We believe our investments in our bankers, infrastructure and technology in recent years has improved our efficiency ratio. Specifically, our efficiency ratio has decreased from 74.65% for the year ended December 31, 2018 to 62.03% for the three months ended March 31, 2021 even though full-time equivalent employees increased from 166 at December 31, 2018 to 195 at March 31, 2021.
•
Compounded annual loan growth (excluding Paycheck Protection Program (“PPP”) loans) of 21.0% over the last five years from December 31, 2015 to December 31, 2020.

•
Compounded annual deposit growth of 18.5% over the last five years from December 31, 2015 to December 31, 2020.

•
Lenders and lending support staff grew from 17 to 47 employees from December 31, 2014 to March 31, 2021.

•
Six new branches and one loan production office opened and two branch offices were sold or closed from December 31, 2015 to March 31, 2021.

Business Segments
Business Banking.    We are committed to serving as a community-oriented financial institution focused on small-to medium-sized businesses, professionals, entrepreneurs and corporate executives. In addition, the Bank’s private banking service caters to the business and personal needs of high net-worth individuals and business owners. We offer a full suite of financial products, including checking, savings and money market accounts, certificates of deposit and treasury management services.
The Company has successfully recruited seasoned lenders with expertise and proven track records in its historic and expanded operating markets. These lenders typically have long standing relationships with businesses in our local community, such as real estate developers and owners, enabling them to serve as trusted advisors across financial transactions and products.
The Company has enjoyed particularly strong growth in its newer markets of Rockland and Westchester Counties, which offer significant growth potential as a function of market size and demographics, while Orange County continues to represent approximately 50% of the Bank’s deposits. The following tables show our loan (including PPP loans) and deposit compositions as of March 31, 2021.

Private Banking.    In August 2017, following extensive research and planning, the Bank successfully launched its private banking initiative, which now has approximately 360 clients. This concierge-level service integrates and leverages all four of the Company’s core businesses — deposits, loans, asset management (through our investment adviser subsidiary HVIA) and trust and estate services — to provide dedicated, personalized attention to clients with larger, more complex banking needs who engage in significant business with us.
Trust Services & Wealth Management.    Through the trust department of the Bank, we offer traditional trust and administration services to local clients and have a niche focus on Special Needs Trust and Guardianship services. Founded as “Orange County Trust and Safe Deposit Company” in 1892, trust services held a prominent role among our early business lines. Our business has evolved over the years as demonstrated by our name change to Orange Bank & Trust Company in 2016, but trust services remain a vital and vibrant part of our business today. As a measure of our ongoing commitment to trust services, we hired dedicated personnel with expertise in the unique requirements of the Special Needs Trust sub-sector for oversight of the division several years ago. This has resulted in meaningful revenue growth and profitability.
We offer asset management, financial planning and wealth management services through our wholly owned subsidiary, HVIA, an SEC registered investment advisor, which we acquired in November 2012. HVIA manages investments for institutional and high net-worth individuals, which includes endowments, pension plans and not for profits, as well as sub-advisory investments. HVIA is in the process of expanding its product capabilities and expanding third-party product distribution.
We recently launched the Orange Wealth Management initiative, which includes services offered by HVIA, our private bank and trust department in a coordinated strategy for growth. We believe that there may be significant cross-selling opportunities with our high net-worth and business clients through this new platform.

The following table shows our total assets under management through both the trust department of the Bank and HVIA as of March 31, 2021.
Our History
Born of the vision of 14 founders, the Bank opened for business in May 1892 as Orange County Trust and Safe Deposit Company. In 2016, the Bank rebranded itself as Orange Bank & Trust Company to reflect its ambitions to expand in the Lower Hudson Valley region and the New York City metropolitan area. The chart below sets forth our business evolutions and milestones.
Our Market Area
We define our operating area broadly as the Lower Hudson Valley, which includes diverse and economically distinct markets. Our banking operations are located principally in Orange, Westchester, Rockland and Bronx Counties in New York, which we refer to as our geographic footprint, where we operate 14 full-service branches and one loan production office. While most of our business takes place in these markets, we also work with several specific commercial clients with operations outside this region.
Since 2013, we have sought to leverage knowledge and relationships developed over our long operating history and our firm commitment to customer service across a strategically expanded footprint. This was formalized with the opening of new branch locations in Westchester and Rockland Counties in 2015, and has since driven meaningful market share growth in these markets. This includes compounded annual deposit growth of 30.9% and 33.9% for the Westchester and Rockland markets, respectively, during the three-year period ended December 31, 2020. More recently, we entered the strong growth market of Bronx, New York with a loan production office in November 2019 and a full-service branch in July 2021.
Orange Bank & Trust Company Locations

Poughkeepsie
New Milford
Newburgh
Orange
Middletown
Danbury
Westchester
New Croton Reservoir
Rockland
Bridgeport
White Plains
Stamford
Yonkers
Paterson
Bronx
Headquarters
Current Branches (14)
Proposed Branches (1)
Market Footprint
Brentwood
Hicksville
Levittown
West Babylon
Newark
New York
Elizabeth

Source: S&P Global Market Intelligence.
While focused on driving growth across all of our markets and product lines, we believe our expanded presence in Westchester and Rockland Counties will be the largest contributor to future asset growth due to the significant deposit base in the Lower Hudson Valley market. As of March 31, 2021, 32.7% of our loans and 44.5% of our deposits were in Westchester and Rockland Counties. We are also currently building a new branch in Nanuet, located in Rockland County, with an anticipated opening in the third quarter of 2021. We view all of our recent and planned location openings as natural and logical extensions for the Bank and consistent with our geographic footprint.

Our operating markets have demographic, economic and competitive dynamics that we believe are favorable to continued execution of our growth strategy:
Orange County.    Orange County, located 60 miles from New York City, is an attractive and stable market. Our 129-year-operating history in the region provides us a strong foundation for growth and low-cost deposit funding. Economic activity in the region stems from local business activity and increasing support services to the New York metropolitan area. With a population estimated as of January 1, 2021 of 387,768 and a median household income of $82,420 as of the same date, the local economy is distinct and somewhat insulated from economic activity in New York City and Westchester County, and includes a growing number of service, warehousing, and logistical businesses. Recent developments in the region include significant population growth during the COVID-19 pandemic as professionals relocated away from urban markets.
Westchester and Rockland Counties.    Westchester and Rockland Counties serve as our primary growth markets, and we believe their combination of size, attractive demographics, strong growth characteristics, and economic diversity provide significant opportunities to grow our business. The Westchester and Rockland market area has a diversified economy typical of suburban population centers, with the majority of employment provided by services, wholesale/retail trade, finance/ insurance/real estate and manufacturing. Services account for the largest employment sector across both counties, while wholesale/retail trade accounts for the second largest employment sector.
Westchester and Rockland Counties are large, wealthy markets with median household incomes of $102,782 and $94,873, respectively and a combined population of 1,294,444, all estimated as of January 1, 2021. An unbalanced market of bigger banks and with only a few small community banks, has created an attractive competitive landscape that has strengthened our reputation as a leading local bank for small businesses within this market area. We believe our small market share relative to our size also provides the opportunity for long-term growth.
Bronx County.    The Bronx market is densely populated with 1,414,708 residents estimated as of January 1, 2021 and has a diversified economy typical of most urban population centers. The majority of employment provided is by services, wholesale/retail trade and finance/insurance/real estate with services accounting for the largest employment sector in the county. With a median household income of $43,015 estimated as of January 1, 2021, the Bronx is home to a significant number of health care and social assistance businesses and non-profit organizations. A persistent need for housing in the region generates constant growth through demand for construction lending and refinancing activity.
Our Business Strategy
Our goal is to build the premier business bank in the Lower Hudson Valley, primarily through organic growth of our client base. We focus on small-to medium-sized businesses (characterized as businesses with annual revenues of less than $50 million), attorneys and other professionals, and provide a broad range of banking services to businesses, high net-worth individuals, business owners and retail customers. We believe the local economies in our geographic footprint offer us significant growth opportunities we can capitalize on through our focus on personalized service, and our ability to realize greater economies of scale than smaller community banks.
Leverage our Relationships and Service Capabilities to Drive Organic Growth.    From our modest beginning in 1892, our founders understood the Bank’s success would be closely tied to that of the communities in which we operate, and that long-term value creation would require an uncompromising commitment to service and the establishment of enduring relationships with our clients. That vision continues to drive the Company today, as we serve customers in Orange, Rockland, and Westchester Counties and the Bronx through a network of 14 branches, one loan production office and approximately 200 employees. Our core competencies include familiarity with our clients and providing the highest quality services and solutions, enabling us to attract business customers across our traditional and expanded geographic footprint. The objective is to be a trusted advisor to our clients as they build their businesses with our resources, support and advice.

Derive Further Loan Growth Through Differentiated Service.    We have consistently demonstrated our ability to generate robust loan growth and capture additional share in our operating markets. We have been able to do so based on strong client relationships and targeted development efforts. The majority of our loan growth comes from existing clients and referrals, with the latter resulting from our focus on key centers of influence in our communities, such as law firms and accounting practices. We also believe our senior management’s availability for consultation on a daily basis offers customers a quicker response time on loan applications and other transactions, as well as greater confidence that these transactions will close, than competitors, whose decisions, in some cases, are being made in distant headquarters. We believe this level of service also gives us a pricing advantage, often enabling us to obtain higher loan rates than our competitors, while still securing the business and client relationship.
Continue to Grow our Core Deposit Franchise.    The strength of our deposit franchise is derived from our long-standing relationships with our clients and the strong ties we have to the markets we serve. Our deposit footprint has provided, and we believe will continue to provide, primary support for the growth of our loan portfolio. Core deposits (excluding time deposits) comprise 94.8% of our total funding, with a low cost of 0.16% for the quarter ended March 31, 2021. A key element of our strategy to enhance funding sources is our cash management services, which has helped our team expand the depth and efficiency of our product offerings, and is expected to contribute to profitability, account growth, and customer retention going forward. Additionally, by continuing to broaden our suite of business services, from sophisticated cash management to enhanced commercial lending, deposits and loans grew to $1.5 billion and $1.2 billion at year end 2020, up 37.5% and 29.2%, respectively, over year end 2019. We expect this growth to continue as the Bank continues to incorporate the tools our clients need to operate more efficiently and profitably. We also believe our strong commercial and public sector relationships will supplement our retail deposit base, further enhancing deposit growth and, ultimately, leading to continued growth of our loan portfolio. Deposits from municipalities totaled $279.1 million, or 16.1% of our total deposits, at March 31, 2021. Municipal deposits grew to $198.5 million at year end 2020, up nearly 14% over year end 2019.
Continue to Build Fee-Based Business.    We have built a strong foundation of fee-based revenue through our trust services and wealth management businesses. Like our core banking business, our trust and advisory services have also achieved significant recent milestones, with combined assets under management in the two divisions reaching $1.2 billion at March 31, 2021. As we have successfully done with our banking business, we intend to expand HVIA’s services into Westchester and Rockland Counties. Additionally, our private banking service continued to grow in 2020 and now enables approximately 360 clients to fully leverage the resources and capabilities of our platform. Each of our fee-based businesses is run by an experienced team and has scalable infrastructure to support additional growth with little added expense. We believe our integrated approach to client relationships, growing market position and expanded service offerings will provide significant cross selling and new business opportunities in the future.
Capitalize on Market Disruption.    We intend to continue to take advantage of recent economic disruption in our operating markets, which we believe has created an environment of underbanked customers. The acquisitions of competitors in these markets have also created opportunities to hire seasoned bankers who we believe can thrive under our business model and take advantage of customer dissatisfaction with large, less personalized banks and/or recently merged institutions. We have successfully employed this strategy in the past, hiring 37 experienced bankers from merged institutions and acquiring HVIA from Provident New York Bancorp in 2012.
We believe such opportunities remain to be capitalized upon and will continue to present themselves with future consolidation. The tables below reflect merger activity in and around our geographic footprint since 2012.
Announcement Date	Acquiror Name	Acquiror State	Target Name	Target State	Target County
6/29/2021	Valley National Bancorp	NY	The Westchester Bank Holding Company	NY	Westchester
6/16/2021	Rhodium BA Holdings LLC	NY	Sunnyside Bancorp Inc.	NY	Westchester

Announcement Date	Acquiror Name	Acquiror State	Target Name	Target State	Target County
4/19/2021	Webster Financial Corp.	CT	Sterling Bancorp	NY	Rockland
7/12/2018	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	Rockland
12/16/2016	Wallkill Valley FS&LA	NY	Hometown Bancorp Inc (MHC)	NY	Orange
11/5/2014	Sterling Bancorp	NY	Hudson Valley Holding Corp.	NY	Westchester
9/25/2014	Putnam County SB	NY	CMS Bancorp Inc.	NY	Westchester

Source: S&P Global Market Intelligence.
We believe that ongoing reduction in the number of locally-managed community banks provides the opportunity for us to offer sophisticated banking products and services targeting small and middle market businesses, to expand our customer base, increase assets, and enhance profitability.
Strategic Expansion.    While Orange County remains our home, ongoing investments in Rockland, Westchester and Bronx Counties continue to be significant drivers of our growth and profitability. Most recently, we entered the Bronx, New York market with a loan production office in 2019 and branch office in 2021. We are also currently building a new branch in Nanuet, Rockland County, with a planned opening in the third quarter 2021. We view these locations as natural and logical extensions of the Bank given our footprint and experience in the region. The exploration of new opportunities for expansion will remain a key initiative within the Company’s strategy.
Engage in Opportunistic M&A.    We are currently focused on organic growth in our geographic markets and have no current plans or arrangements for acquisitions. We may, however, evaluate acquisitions that we believe could produce attractive returns for our stockholders. These could include fee-based businesses, whole bank or branch acquisitions that would improve our market position in geographies with attractive demographics and business trends, expand our existing branch network in existing markets, enhance our earnings power or product and service offerings, or expand our wealth management activities.
Our Competitive Strengths
We believe the following strengths differentiate us from our competitors and position us to execute our business strategy successfully:
Premier commercial bank in the Lower Hudson Valley region.    We are the largest locally headquartered bank and the 14th largest bank overall in the Lower Hudson Valley (Orange, Westchester and Rockland Counties) based on deposit market share. Our extensive suite of financial products and services, combined with our growth goals and initiatives, has made us attractive to lenders and business development professionals who prefer to work in a community bank setting, as well as customers who seek the personal attention of a community bank. The markets we serve have experienced significant bank consolidation and we have a demonstrated track record in attracting both talent and customers created from this disruption. We believe having publicly traded common stock will further enhance our ability to attract and retain talented bank professionals. We intend to continue to expand our physical presence in the Lower Hudson Valley region and believe we can continue to increase market share, particularly given recent local and regional bank merger and acquisition activity, and resultant dislocation, which may create business opportunities for us.

Note: Market defined as Orange, Westchester and Rockland Counties. Deposit data as of June 30, 2020, excluding merger targets and branches without reported market deposits. Asset data as of March 31, 2021. “Source: FDIC, S&P Global Market Intelligence”
The Lower Hudson Valley market, particularly since the onset of the COVID-19 pandemic has exhibited strong deposit growth and higher median household income compared to the State of New York and the United States overall.

Source: S&P Global Market Intelligence estimated as of January 1, 2021.
(1)
Represents the weighted average household income by deposits for all Company markets.

Attractive core deposit franchise.    We have a deposit franchise supported by substantial core deposits, which we define as total deposits less certificates of deposit, and a strong level of noninterest-bearing demand deposit accounts. As of March 31, 2021, core deposits comprised 94.8% of total deposits and 133.4% of total loans, while noninterest-bearing core deposits comprised 34.5% of total deposits. We did not have any brokered deposits (excluding reciprocal deposits obtained through the Certificate Deposit Account Registry Service (CDARS) and Insured Cash Sweep (ICS) networks) at March 31, 2021. Our low-cost, core deposit base results from a unique combination of being Orange County’s go-to community bank for consumers for more than 100 years, combined with our emphasis on banking businesses, not-for-profit institutions, municipalities and other organizations. We believe that our robust core deposit generation is powered by our strong personal service, visibility in our communities, a wide array of commercial banking and treasury management product offerings, and convenient services such as remote deposit capture and commercial internet banking. We also employ deposit-focused business development officers to generate deposit relationships.
Well positioned for a rising interest rate environment.    In anticipation of a rising interest rate environment, we have focused our business on core deposit relationships and maintaining a liquid balance sheet. At March 31, 2021, our ratio of total loans to total deposits was 70.1%. We believe the relationship-based nature of our deposit portfolio reduces our interest rate risk relative to our local peers and competitors. During the last rising interest rate cycle from 2015 until 2019, our cost of deposit funding exhibited lower change and remained well-below our local peers. Our total deposit beta (defined as the relative change between deposit funding costs and changes in the federal funds rate) was 5.4%, significantly below our local peer level of 26.9%.

Source: S&P Global Market Intelligence. Cost of total deposits calculated using total annualized deposit interest expense and average total deposits for each quarterly period.
(1)
Deposit beta is calculated as the change in the bank’s deposit costs as a percentage of the change in the Fed Fund Rate, measured from 2015Q1 to 2019Q1.

(2)
Local Peers include NASDAQ, NYSE, NYSEAM, and OTC-traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 2021Q1, excluding merger targets and mutual institutions.

Unique and complementary ability to offer private banking and wealth management services to our clients.    Another area of differentiation relative to local competitors is our ability to offer private banking and wealth management services to our customers. We offer private banking through Orange Bank & Trust Private Banking, a division of Orange Bank & Trust Company, and provide trust and wealth management services through Orange Bank & Trust Company’s trust services department and HVIA, which has $1.2 billion in combined assets under management at March 31, 2021. Our private banking, trust services and wealth management offerings are highly complementary and round out a full suite of products available to our clients. Our client-driven, high-tech and high-touch business model is focused on four primary areas: (1) Cash Management and Treasury Services; (2) Lending (primarily commercial lending); (3) Trust, Estate and Custody Services; and (4) Investment Advisory (through HVIA).
Through HVIA, we offer financial planning and wealth management services. HVIA has $963 million of assets under management, including $290 million sub-serviced for the Bank’s trust department at March 31, 2021. Excluding the sub-serviced assets under management, the $672 million of assets held under management by HVIA represented 54.6% of total assets under management at March 31, 2021. Separate from HVIA, our trust services department of the Bank offers both traditional trust and administration services to our local clients with a niche focus on Special Needs Trust and Guardianship services. The trust services department has approximately $558 million of assets under management, representing 45.4% of total assets under management at March 31, 2021.
Disciplined underwriting and credit administration.    Our management and credit administration team fosters a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding, and loan administration and monitoring that we believe has enabled us to establish strong credit quality. We monitor categories of lending activity within our portfolio and establish sub-limits that we review regularly and adjust in response to changes in our lending strategy and market conditions. Furthermore, at 1.47% of loans excluding PPP loans, our reserve levels exceed the median level of NASDAQ traded bank and savings and loan holding companies, banks and thrifts (excluding merger targets) with consolidated assets between $1.0 billion and $3.0 billion.
Scalable operating model.    We have invested heavily over the last several years in people and infrastructure to support and enhance our ability to provide a full range of commercial and retail financial services to our clients. These investments include over 60 additions to our full-time equivalent employees since 2014, and six branch and one loan production office openings with two branch offices sold or closed to optimize our franchise footprint occurring between 2015 and March 31, 2021. Most recently, we opened our Bronx, New York branch in July 2021. We are also currently building a new branch in Nanuet, Rockland County, with a planned third quarter 2021 opening. Other investments have focused on developing a full range of transaction services, such as online business banking, merchant processing, and mobile banking and creating customized software for certain industry verticals. As a result of these investments, we believe we have the operating leverage and infrastructure to support significant growth without a corresponding increase in expenses.
Risks Relating to Our Company and an Investment in Our Common Stock
An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 21, prior to investing in our common stock. Some of the more significant risks include the following:
•
The ongoing global COVID-19 outbreak could harm our business and results of operations, and such effects will depend on future developments, which are highly uncertain and are difficult to predict.

•
We have granted payment deferrals to borrowers that have experienced financial hardship due to the COVID-19 pandemic, and if those borrowers are unable to resume making payments, we will experience an increase in non-accrual loans, which could adversely affect our earnings and financial condition.

•
A substantial portion of our business is in Orange, Westchester, Rockland and Bronx Counties in New York, therefore, our business is particularly vulnerable to an economic downturn in our primary market area.

•
We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.

•
Our emphasis on commercial real estate loans involves risks that could adversely affect our financial condition and results of operations.

•
Imposition of limits by bank regulators on commercial real estate lending activities could curtail our growth and adversely affect our earnings.

•
A large portion of our loan portfolio is comprised of commercial and industrial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.

•
If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

•
If our non-performing assets increase, our earnings will be adversely affected.

•
A portion of our loan portfolio consists of loan participations. Loan participations may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring.

•
A portion of our loan portfolio consists of loan purchases we do not service, which may have a higher risk of loss than loans we originate because these loans are secured by assets outside our primary market area.

•
Involvement in wealth management creates risks associated with the industry.

•
We may not be able to attract and retain wealth management clients.

•
Municipal deposits are an important source of funds for us and a reduced level of those deposits may hurt our profits.

•
We may not be able to grow, and if we do, we may have difficulty managing that growth.

•
Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

•
Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation.

•
We rely heavily on our executive management team and other key employees for our successful operations, and we could be adversely affected by the unexpected loss of their services.

•
We may be unable to successfully compete with others for business.

•
We operate in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

•
Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

•
An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.

•
Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

•
Our directors and executive officers and members of the Morrison family beneficially own a significant portion of our common stock and have substantial influence over us.

•
Our Certificate of Incorporation and Bylaws, and certain banking laws applicable to us, could have an anti-takeover effect that decreases our chances of being acquired, even if our acquisition is in our stockholders’ best interests.

Recent Developments
Our unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2021 are not yet available. The following preliminary unaudited consolidated financial information regarding our performance and financial condition as of and for the three and six months ended June 30, 2021 is based solely on management’s estimates reflecting preliminary financial information, and remains subject to additional procedures and our consideration of subsequent events, particularly as they relate to material estimates and assumptions used in preparing management’s estimates, which we expect to complete following this offering. These additional procedures could result in material changes to the preliminary financial information set forth below, including as a result of our consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing management’s estimates for the three and six months ended June 30, 2021. Our unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2021 may differ materially from our estimates and interim balances indicated below. The following consolidated financial data as of and for the year ended December 31, 2020 is derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.
The preliminary information set forth below is not a complete presentation of our financial results for the three and six months ended June 30, 2021. The following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described in the section entitled “Risk Factors.” See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The following preliminary financial information should be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those financial statements that are included elsewhere in this prospectus.

There are material limitations with making preliminary estimates of our financial results as of and for the three and six months ended June 30, 2021 and 2020 prior to the completion of our and our auditors’ financial review procedures for such periods. Our independent registered public accounting firm, Crowe LLP, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial information, and as such, does not express an opinion, or any assurance, with respect to this preliminary financial information.
Selected Financial Highlights
•
Assets.   Total assets were $2.1 billion as of June 30, 2021, representing a $387.3 million, or 23.3% increase, compared to $1.7 billion as of December 31, 2020, due primarily to increases in cash and due from banks, available for sale securities and net loans.

•
Cash and Due from Banks.   Cash and due from banks was $322.9 million as of June 30, 2021, representing a $201.7 million, or 166.4% increase, compared to $121.2 million at December 31, 2020.

•
Loans.   Net loans were $1.3 billion as of June 30, 2021, representing a $133.3 million, or 11.7% increase, from $1.1 billion at December 31, 2020.

•
Available for Sale Securities.   Available for sale securities were $377.7 million as of June 30, 2021, representing a $47.6 million, or 14.4% increase, compared to $330.1 million at December 31, 2020.

•
Allowance for Loan Losses.   The allowance for loan losses was $17.0 million at June 30, 2021 as compared to $16.2 million at December 31, 2020.

•
Deposits.   Total deposits were $1.9 billion as of June 30, 2021, representing a $382.4 million, or 25.7% increase, from $1.5 billion at December 31, 2020.

•
Shareholders’ Equity.   Total shareholders’ equity was $140.9 million as of June 30, 2021, compared to $135.4 million as of December 31, 2020.

•
Net Income.   The Company’s net income was $5.2 million for the three months ended June 30, 2021, an increase of $2.3 million, or 80.4%, compared to $2.9 million for the three months ended June 30, 2020. The Company’s net income was $10.2 million for the six months ended June 30, 2021, an increase of $4.9 million, or 90.8%, compared to $5.4 million for the six months ended June 30, 2020. The increase in net income for the three and six months ended June 30, 2021, as compared to the three and six months ended June 30, 2020, was due to higher interest income as a result of increased interest and fee income earned on increased average loan balances, including PPP loans, a decline in interest expense as a result of a decrease in our cost of funds, a decline in our provision for loan losses, and an increase in noninterest income due to increased trust income and investment advisory income, partially offset by increases in noninterest expense and provision for income taxes.

•
Net Interest Income.   Net interest income was $14.6 million for the three months ended June 30, 2021, an increase of $2.9 million, or 24.2%, compared to $11.8 million for the three months ended June 30, 2020. Net interest income was $28.4 million for the six months ended June 30, 2021, an increase of $5.2 million, or 22.6%, compared to $23.1 million for the six months ended June 30, 2020.

•
Net Interest Margin.   Net interest margin was 3.09% for the three months ended June 30, 2021, compared to 3.34% for the three months ended June 30, 2020. Net interest margin was 3.18% for the six months ended June 30, 2021, compared to 3.51% for the six months ended June 30, 2020.

•
Provision for Loan Losses.   Provision for loan losses was $809,000 for the three months ended June 30, 2021, compared to $1.3 million for the three months ended June 30, 2020. The provision for the three months ended June 30 2021 included $283,000 related to a $6.7 million real estate secured loan relationship that was impacted by the pandemic and deemed impaired during the second quarter of 2021. Provision for loan losses was $875,000 for the six months ended June 30, 2021, compared to $2.5 million for the six months ended June 30, 2020.

•
Noninterest Income.   Noninterest income was approximately $3.0 million for the three months ended June 30, 2021 and 2020. Noninterest income was $5.9 million for the six months ended June 30, 2021, an increase of $372,000, or 6.7%, compared to $5.5 million for the six months ended June 30, 2020.

•
Noninterest Expense.   Noninterest expense was $10.4 million for the three months ended June 30, 2021, an increase of $497,000, or 5.0%, compared to $9.9 million for the three months ended June 30, 2020. Noninterest expense was $20.7 million for the six months ended June 30, 2021, an increase of $1.2 million, or 6.3%, compared to $19.5 million for the six months ended June 30, 2020.

•
Return on Average Assets (“ROAA”).   The Company’s ROAA was 1.05% for the three months ended June 30, 2021, compared to 0.77% for the three months ended June 30, 2020, and 1.09% for the six months ended June 30, 2021, compared to 0.77% for the six months ended June 30, 2020.

•
Return on Average Equity (“ROAE”).   The Company’s ROAE was 14.97% for the three months ended June 30, 2021, compared to 8.94% for the three months ended June 30, 2020, and 14.95% for the six months ended June 30, 2021, compared to 8.47% for the six months ended June 30, 2020.

Selected Highlights Related to our Wealth Management Business Segment
•
Assets under Management.   Assets under management and/or administered through the trust department of the Bank and HVIA were $1.24 billion as of June 30, 2021 and $1.19 billion as of December 31, 2020.

•
Income.   Income related to the Company’s wealth management business segment, which was recorded as noninterest income, was $2.4 million for the three months ended June 30, 2021, an increase of $504,000, or 26.3%, compared to $1.9 million for the three months ended June 30, 2020. Income related to the Company’s wealth management business segment was $4.7 million for the six months ended June 30, 2021, an increase of $864,000, or 22.4%, compared to $3.9 million for the six months ended June 30, 2020.

•
Expense.   Expense related to the Company’s wealth management business segment, which was recorded as noninterest expense, increased $225,000, or 15.5%, to $1.7 million for the three months ended June 30, 2021, compared to $1.5 million for the three months ended June 30, 2020. Expense related to the Company’s wealth business segment increased $361,000, or 12.2% to $3.3 million for the six months ended June 30, 2021, compared to $3.0 million for the six months ended June 30, 2020.

COVID-19 Developments
As of June 30, 2021, 13 loans totaling $12.4 million, or 1.0% of the loan portfolio, were still on a COVID-19 deferment, down from 29 loans totaling $48.8 million, or 4.2% of the loan portfolio, as of December 31, 2020. As of June 30, 2021, eight loans were commercial real estate loans totaling $11.7 million and five loans were commercial and industrial loans totaling $745,000.
As of June 30, 2021, the Company had $108.7 million in PPP loans outstanding compared to $69.0 million as of December 31, 2020.
Corporate Information
Our principal executive offices are located at 212 Dolson Avenue, Middletown, New York 10940 and our telephone number at that address is (845) 341-5000. Our website address is www.orangebanktrust.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

The Offering
Common stock offered
900,000 shares
Underwriters’ option to purchase additional shares
135,000 shares
Common stock outstanding after completion of this offering
5,388,437 shares (or 5,523,437 shares if the underwriters exercise their purchase option in full).
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $27.3 million (or approximately $31.5 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $33.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use the net proceeds of the offering to support the growth of Orange Bank & Trust Company, including providing capital to Orange Bank & Trust Company to support growth of its operations, such as the expansion of its lending and wealth management activities, to support growth in HVIA’s trust and wealth management business, to finance strategic acquisitions to the extent the opportunities arise and for other general corporate purposes, which could include other growth initiatives. We have no current plans, arrangements or understandings relating to any specific acquisition or similar transaction.
Dividend policy
We have paid a dividend for at least 37 consecutive years. In fiscal 2020, and through the second quarter of 2021, we paid total dividends of $1.20 per share, or an annualized yield of 2.39%, based on an assumed market price of $33.50 per share. Subject to the approval of our board of directors and regulatory restrictions, we intend to continue the payment of a cash dividend of $0.20 per share on a quarterly basis to holders of our common stock. Our board of directors will make any determination whether to pay dividends and the amount of any such dividends based upon our financial condition, results of operations, capital and regulatory restrictions and other relevant factors. See “Dividend Policy.”
Listing and trading symbol
We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “OBT.”
Directed Share Program
At our request, the underwriters have reserved up to 5.0% of the shares of our common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, principal stockholders, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. See the section entitled “Underwriting — Directed Share Program.”
Risk factors
See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 4,488,473 shares outstanding as of June 30, 2021 and:
•
assumes no exercise of the underwriters’ option to purchase up to 135,000 additional shares of common stock from us; and

•
excludes 109,781 shares of our common stock available for issuance as restricted stock awards, restricted stock unit awards, and stock options under our 2019 Equity Incentive Plan as of June 30, 2021.

Summary Historical Consolidated Financial Data
The following table sets forth summary historical consolidated financial data as of the dates and for the periods shown. The summary balance sheet data as of December 31, 2020 and 2019 and the summary income statement data for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2018 and the summary income statement data for the year then ended is derived from our audited financial statements not included in this prospectus. The summary consolidated financial data as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and includes all normal and recurring adjustments that we consider necessary for a fair presentation. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other period. The information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
	At March 31, 2021	At December 31,
		2020	2019	2018
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,908,754	1,664,936	$1,229,552	$1,065,612
Cash and due from banks	253,091	121,232	25,112	18,374
Securities available for sale	359,372	330,105	254,915	255,536
Loans, net	1,215,345	1,136,566	879,849	727,349
Cash surrender value of BOLI	28,691	28,520	27,818	27,128
Deposits	1,733,559	1,489,294	1,083,132	905,008
FHLB advances	—	—	5,000	35,500
Subordinated debt	19,340	19,323	—	—
Note payable	3,000	3,000	3,000	3,057
Stockholders’ equity	135,081	135,423	122,063	109,279
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands)
Selected Operating Data:
Interest income	$14,762	$12,643	$53,461	$48,121	$38,699
Interest expense	1,022	1,289	4,722	4,840	2,787
Net interest income	13,740	11,354	48,739	43,281	35,912
Provision for loan losses	66	1,200	5,413	2,195	2,465
Net interest income after provision for loan losses	13,674	10,154	43,326	41,086	33,447
Noninterest income	2,892	2,541	11,423	9,814	10,019
Noninterest expense	10,316	9,591	40,231	36,491	34,286
Income before income taxes	6,250	3,104	14,518	14,409	9,180
Income tax expense	1,225	628	2,839	2,928	1,628
Net income	$5,025	$2,476	$11,679	$11,481	$7,552

	At or For the Three Months Ended March 31,(1)		At or For the Years Ended December 31,
	2021	2020	2020	2019	2018
Performance Ratios:
Return on average assets	1.13%	0.76%	0.76%	0.97%	0.73%
Return on average equity	14.94%	8.06%	9.02%	9.94%	8.18%
Return on average tangible equity(2)	16.01%	8.64%	9.57%	10.66%	8.96%
Interest rate spread(3)	3.13%	3.49%	3.17%	3.67%	3.60%
Net interest margin(4)	3.28%	3.69%	3.36%	3.88%	3.71%
Efficiency ratio(5)	62.03%	69.02%	66.87%	68.73%	74.65%
Efficiency ratio, as adjusted(6)	62.03%	69.02%	67.78%	68.45%	74.65%
Noninterest income to average total assets	0.66%	0.78%	0.75%	0.83%	0.97%
Noninterest income to total revenue(7)	17.39%	18.29%	19.24%	18.41%	21.81%
Noninterest expense to average total assets	2.35%	2.95%	2.63%	3.08%	3.31%
Average interest-earning assets to average interest-bearing liabilities	158.20%	149.83%	156.00%	147.06%	137.91%
Average equity to average total assets	7.56%	9.39%	8.48%	9.75%	8.90%
Share and Per Share Data:
Basic and diluted earnings	$1.12	$0.55	$2.59	$2.56	$1.87
Cash dividends paid	$0.20	$0.20	$0.80	$0.80	$0.80
Book value	$30.08	$28.22	$30.21	$27.10	$24.28
Tangible book value(8)	$28.46	$26.55	$28.57	$25.41	$22.52
Dividend payout ratio(9)	17.86%	36.36%	30.89%	31.25%	42.78%
Weighted average number of shares Outstanding	4,483,139	4,510,420	4,508,508	4,484,317	4,034,633
Number of shares outstanding	4,490,973	4,518,128	4,483,102	4,504,389	4,501,125
Capital Ratios:(10)
Tangible common equity to tangible assets(11)	6.72%	8.90%	7.73%	9.37%	9.59%
Total capital to risk weighted assets	13.64%	13.54%	13.49%	13.87%	14.93%
Tier 1 capital to risk weighted assets	12.39%	12.29%	12.24%	12.62%	13.67%
Common equity tier 1 capital to risk weighted assets	12.39%	12.29%	12.24%	12.62%	13.67%
Tier 1 capital to average assets	8.19%	9.13%	8.16%	9.47%	9.67%
Asset Quality Ratios:
Non-performing assets to total assets	0.13%	0.25%	0.15%	0.18%	0.19%
Non-performing loans to total loans	0.20%	0.36%	0.22%	0.25%	0.27%
Allowance for loan losses to non-performing loans	667.61%	401.46%	641.24%	550.20%	530.76%
Allowance for loan losses to total loans	1.32%	1.44%	1.40%	1.38%	1.44%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%	0.15%	0.07%	0.05%
Other:
Number of offices	14	14	14	13	14
Number of full-time equivalent employees	195	187	192	184	166

(1)
Annualized for the three-month periods ended March 31, 2021 and 2020.

(2)
This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data — Non-GAAP Financial Measure Reconciliation.”

(3)
Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods.

(4)
The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.

(5)
The efficiency ratio represents noninterest expense divided by the sum of net interest income and non-interest income.

(6)
The efficiency ratio, as adjusted represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses from securities sales. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data — Non-GAAP Financial Measure Reconciliation.”

(7)
We calculate revenue as net interest income plus noninterest income, excluding gains or losses from securities sales, before provision for loan losses for the relevant periods. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data — Non-GAAP Financial Measure Reconciliation.”

(8)
We calculate tangible book value per common share as total stockholders’ equity less goodwill and other intangibles, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data — Non-GAAP Financial Measure Reconciliation.”

(9)
The dividend payout ratio represents dividends paid per share divided by net income per share.

(10)
Ratios are for Orange Bank & Trust Company only.

(11)
We calculate tangible common equity as total stockholders’ equity less goodwill and other intangibles, and we calculate tangible assets as total assets less goodwill and other intangibles. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial Data — Non-GAAP Financial Measure Reconciliation.”

RISK FACTORS
You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.
Risks Related to the COVID-19 Pandemic
The ongoing global COVID-19 outbreak could harm our business and results of operations, and such effects will depend on future developments, which are highly uncertain and are difficult to predict.
The COVID-19 pandemic continues to negatively impact economic and commercial activity and financial markets, both globally and within the United States. In our market area, stay-at-home orders, travel restrictions and closure of non-essential businesses —  and similar orders imposed across the United States to restrict the spread of COVID-19  —  resulted in significant business and operational disruptions, including business closures, supply chain disruptions, and mass layoffs and furloughs. Although local jurisdictions have subsequently lifted stay-at-home orders and moved to phased opening of businesses, capacity restrictions and health and safety recommendations that encourage continued physical distancing and working remotely have limited the ability of businesses to return to pre-pandemic levels of activity and employment.
The COVID-19 pandemic has had a specific impact on our business, including: (1) causing some of our borrowers to be unable to meet existing payment obligations, particularly borrowers disproportionately affected by business shutdowns and travel restrictions; (2) requiring us to increase our allowance for loan losses; (3) affecting consumer and business spending, borrowing and savings habits, which resulted in significant deposit growth, and increased liquidity in a low-rate environment; and (4) net interest margin compression — interest rates on our interest-earning assets declining at a faster pace than interests rates on our interest-bearing liabilities — which was substantially impacted by the FRB’s reduction of the benchmark federal funds rate in March 2020 to a target range of 0% to 0.25% in response to the COVID-19 outbreak. Other factors likely to have an adverse effect on our operating results include: (1) reduced fees as we waive certain fees for our customers impacted by the COVID-19 pandemic; (2) possible constraints on liquidity and capital, due to supporting client activities or regulatory actions; (3) potential losses in our investment securities portfolio or declines in assets held under management due to volatility in the financial markets; and (4) higher operating costs, increased cybersecurity risks and potential loss of productivity while we work remotely. Lastly, our commercial real estate and multi-family loans are dependent on the profitable operation and management of the properties securing such loans. The longer the pandemic persists, the stronger the likelihood that COVID-19 could have a significant adverse impact by reducing the revenue and cash flows of our borrowers, impacting the borrowers’ ability to repay their loan, increasing the risk of delinquencies and defaults, and reducing the collateral value underlying the loans.
The extent to which the COVID-19 pandemic will ultimately affect our financial condition and operations is unknown and will depend, among other things, on the duration of the pandemic, the actions undertaken by national, state and local governments and health officials to contain the virus or mitigate its effects, the safety and effectiveness of the vaccines that have been developed and the ability of pharmaceutical companies and governments to continue to manufacture and distribute those vaccines, changes to interest rates, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume. Any one or a combination of these factors could negatively impact our business, financial condition and results of operations and prospects.
We have granted payment deferrals to borrowers that have experienced financial hardship due to the COVID-19 pandemic, and if those borrowers are unable to resume making payments, we will experience an increase in non-accrual loans, which could adversely affect our earnings and financial condition.
Consistent with the encouragement provided by federal and state banking regulators after the spread of COVID-19 in the United States, we have worked constructively with borrowers who have experienced financial hardship resulting from the COVID-19 pandemic and negotiated accommodations or forbearance arrangements that temporarily reduce or defer the monthly payments due to us. Generally, these accommodations are for three-to-six months and allow customers to temporarily cease making principal and/or interest payments. Through March 31, 2021, we have deferred payments with respect to loans totaling approximately $345.6 million, and as of March 31, 2021, $32.2 million remained subject to a payment deferral. Upon the expiration of the deferral period, borrowers are required to resume making previously scheduled loan payments. It is possible that some borrowers may be unable to make timely loan payments after their deferral period ends, in which case their loan will be classified as non-accrual and we will begin collection activities. Non-performing loans and related charge-offs may increase as payment deferrals expire and the impact of government stimulus programs decreases. An increase in non-performing loans and related charge-offs would cause an increase to our allowance for loan losses, which would adversely affect our earnings and financial condition.
Customary means to collect non-performing assets may be prohibited or impractical during the COVID-19 pandemic, and there is a risk that collateral securing a non-performing asset may deteriorate if we choose not to, or are unable to, foreclose on collateral in a timely manner.
Federal and state banking agencies and government entities, including New York State, have adopted regulations or put in place executive orders that restrict or limit our ability to take certain actions with respect to delinquent borrowers that we would otherwise have taken in the ordinary course of business, such as customary collection and foreclosure activities. Specifically, New York State has placed a “moratorium” on evictions and foreclosures and the moratorium has recently been extended through August 31, 2021 for people experiencing a hardship related to COVID-19. If the moratorium is extended further, or if the backlog of foreclosure cases are not processed efficiently, there is an increased risk that the collateral value may deteriorate if we choose not to, or are unable to, foreclose on the collateral on a timely basis.
Risks Related to Economic Conditions
A substantial portion of our business is in Orange, Westchester, Rockland and Bronx Counties in New York, therefore, our business is particularly vulnerable to an economic downturn in our primary market area.
We primarily serve businesses, municipalities and individuals located in Orange, Westchester, Rockland and Bronx Counties, New York. As a result, we are exposed to risks associated with lack of geographic diversification. The occurrence of an economic downturn in these areas, or adverse changes in laws or regulations in New York due to the adverse effects of the COVID-19 pandemic or otherwise, could impact the credit quality of our assets, the businesses of our customers and the ability to expand our business. Our success significantly depends upon the growth in population, income levels, deposits and housing in our market area. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be negatively affected.
In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of March 31, 2021, 77.1% of our real estate loan portfolio was secured by real estate located in Orange, Westchester, Rockland and Bronx Counties, New York. Adverse developments affecting commerce or real estate values in the local economies in our primary market areas could increase the credit risk associated with our loan portfolio and have an adverse impact on our revenues and financial condition. In particular, we may experience increased loan delinquencies, which could result in a higher provision for loan losses and increased charge-offs. Any sustained period of increased non-payment, delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market area could adversely affect the value of our assets, revenues, results of operations and financial condition.
We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.
At March 31, 2021, approximately $857.7 million, or 69.6%, of our total loan portfolio was secured by real estate, almost all of which is located in our primary lending market. Future declines in the real estate values in the New York City metropolitan area and in Orange, Westchester and Rockland Counties and surrounding markets could significantly impair the value of the particular collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require increasing our allowance for loan losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
Risks Related to Lending Activities
Our emphasis on commercial real estate loans involves risks that could adversely affect our financial condition and results of operations.
Our loan portfolio includes commercial real estate loans, primarily loans secured by commercial retail space, office buildings and multifamily properties. At March 31, 2021, our commercial real estate loans totaled $786.3 million, or 63.8%, of our total loan portfolio. Our commercial real estate loans expose us to greater risk of non-payment and loss than one- to four-family family residential mortgage loans because repayment of the loans often depends on the successful operation and income stream of the borrowers. If we foreclose on these loans, our holding period for the collateral typically is longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral. In addition, the adverse effects of the COVID-19 pandemic could adversely impact the value of the properties securing the loan or the revenue from the borrower’s business, thereby increasing the risk of non-performing loans. Moreover, commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Accordingly, charge-offs on commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. An unexpected adverse development on one or more of these types of loans can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.
Imposition of limits by bank regulators on commercial real estate lending activities could curtail our growth and adversely affect our earnings.
In 2006, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the “FDIC”) and the FRB (collectively, the “Agencies”) issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). Although the CRE Guidance did not establish specific lending limits, it provides that a bank’s commercial real estate lending exposure could receive increased supervisory scrutiny where total non-owner-occupied commercial real estate loans, including loans secured by apartment buildings, investor commercial real estate, and construction and land loans, represent 300% or more of an institution’s total risk-based capital, and the outstanding balance of the commercial real estate loan portfolio has increased by 50% or more during the preceding 36 months. Commercial real estate loans represent 345% of our risk-based capital at March 31, 2021 and the outstanding balance of our commercial real estate loan portfolio has increased by 112% during the 36 months preceding March 31, 2021.
In December 2015, the Agencies released a new statement on prudent risk management for commercial real estate lending (the “2015 Statement”). In the 2015 Statement, the Agencies, among other things, indicate the intent to continue “to pay special attention” to commercial real estate lending activities and concentrations going forward. If the FRB, our primary federal regulator, were to impose restrictions on the amount of such loans we can hold in our portfolio or require us to implement additional compliance measures, for reasons noted above or otherwise, our earnings could be adversely affected as would our earnings per share.
A large portion of our loan portfolio is comprised of commercial and industrial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could increase the potential for future losses.
At March 31, 2021, $233.6 million, or 19.0% of our total loan portfolio, consisted of commercial and industrial loans (excluding PPP loans). Our commercial and industrial loans are collateralized by general business assets, including accounts receivable, inventory and equipment and generally backed by a personal guaranty of the borrower or principal. These commercial and industrial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a per loan basis.

Further, the repayment of commercial and industrial loans is dependent upon the degree of success of the borrower’s underlying business. The collateral securing such loans may decline in value more rapidly than we anticipate, or may be difficult to market, sell or appraise, exposing us to increased credit risk. Significant adverse changes in the economy or local market conditions in which our commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets, resulting in inadequate collateral coverage that may expose us to credit losses and could adversely affect our business, financial condition and results of operations.
If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.
We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial and industrial loans, as well as any future credit deterioration, including as a result of COVID-19, could require us to increase our allowance for loan losses in the future. At March 31, 2021, our allowance for loan losses was 1.32% of total loans and 667.61% of non-performing loans. Material additions to our allowance would materially decrease our net income.
In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.
If our non-performing assets increase, our earnings will be adversely affected.
At March 31, 2021, our non-performing assets, which consist of non-performing loans and other real estate owned, were $2.4 million, or 0.13% of total assets. Our non-performing assets adversely affect our net income in various ways:
•
we record interest income only on the cash basis or cost-recovery method for non-accrual loans and we do not record interest income for other real estate owned;

•
we must provide for probable loan losses through a current period charge to the provision for loan losses;

•
noninterest expense increases when we write down the value of properties in our other real estate owned portfolio to reflect changing market values;

•
there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•
the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our losses and troubled assets could increase, which could have a material adverse effect on our financial condition and results of operations.
A portion of our loan portfolio consists of loan participations. Loan participations may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring.
We participate in commercial real estate loans and commercial and industrial loans with other financial institutions from time to time in which we are not the lead lender. Our commercial real estate loan participations are limited to our geographic lending market, which includes the Hudson Valley, the New York City Metropolitan area, New Jersey and Connecticut. Our commercial and industrial loan participations are also limited to our geographic lending market and are generally secured by blanket UCC liens. At

March 31, 2021, commercial real estate loan participations for which we were not the lead lender totaled $85.1 million, or 12.0%, of our commercial real estate loan portfolio, and commercial and industrial loan participations for which we were not the lead lender totaled $16.2 million, or 4.6%, of our commercial and industrial loan portfolio.
We underwrite each commercial real estate loan and commercial and industrial loan that we participate in and establish the loan classification and loan provision using the same criteria we use for loans we originate. Loan participations may have a higher risk of loss than loans we originate because we rely on the lead lender to service and to monitor the performance of the loan. Moreover, our decisions regarding the classification of a loan participation and loan loss provisions associated with a loan participation are made in part based upon information provided by the lead lender. A lead lender also may not monitor a participation loan in the same manner as we would for loans that we originate. At March 31, 2021, no loan participations were delinquent 60 days or more. If our underwriting of these participation loans is not sufficient or if these loans do not perform as we expect, our non-performing loans may increase and our earnings may decrease.
A portion of our loan portfolio consists of loan purchases we do not service, which may have a higher risk of loss than loans we originate because these loans are secured by assets outside our primary market area.
We purchase commercial and industrial loans from time to time outside our market area. We have purchased loans primarily to the medical industry that are secured by UCC blanket liens on all business assets and are distributed throughout the United States. These loan purchases may have a higher risk of loss than loans we originate because they are located outside of our primary market area. All loans purchased are in compliance with our approved underwriting standards specific to purchased loans under this program. These loans may have a higher risk of loss as our decision regarding the classification of these loans and loan loss provisions associated with these loans are made in part based upon information provided by the servicer. At March 31, 2021, our purchased commercial and industrial loans totaled $55.6 million, or 4.5%, of our loan portfolio and 15.6% of our commercial and industrial loan portfolio, none of which were delinquent 60 days or more. During the year ended December 31, 2020, we also purchased $19.3 million of loans from a partially guaranteed consumer loan program. As of March 31, 2021, the aggregate balance of the purchased loans under this program was $14.6 million or approximately 1% of our loan portfolio. If our underwriting of these purchased loans is not sufficient or these loans do not perform as we expect, our non-performing loans may increase and our earnings may decrease.
As a participating lender in the SBA’s PPP, we are subject to added risks, including credit, fraud, and litigation risks.
In April 2020, we began processing loan applications under the PPP as an eligible lender with the benefit of a government guarantee of loans to small business clients, many of whom may face difficulties even after being granted such a loan. PPP loans have contributed to our loan growth during 2020 and the first quarter of 2021.
As a participant in the PPP, we face increased risks, particularly in terms of credit, fraud and litigation risks. The PPP opened to borrower applications shortly after the enactment of its authorizing legislation, and, as a result, there is some ambiguity in the laws, rules and guidance regarding the program’s operation. Subsequent rounds of legislation and associated agency guidance have not provided needed clarity and in certain instances have potentially created additional inconsistencies and ambiguities. Accordingly, we are exposed to risks relating to compliance with PPP requirements, including the risk of becoming the subject of governmental investigations, enforcement actions, private litigation and negative publicity.
We have additional credit risk with respect to PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which the loan was originated, funded or serviced, such as an issue with the eligibility of a borrower to receive a PPP loan, which may or may not be related to the ambiguity in the laws, rules and guidance regarding the operation of the PPP. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded, or serviced by us, the SBA may deny its liability under the guaranty, reduce the amount of the guarantee or, if it has already paid under the guarantee, seek recovery of any loss related to the deficiency from the Bank.

Also, PPP loans are fixed, low interest rate loans that are guaranteed by the SBA and subject to numerous other regulatory requirements, and a borrower may apply to have all or a portion of the loan forgiven. If PPP borrowers fail to qualify for loan forgiveness, we face a heightened risk of holding these loans at unfavorable interest rates for an extended period of time.
Furthermore, since the launch of the PPP, several larger banks have been subject to litigation regarding the process and procedures that such banks used in processing applications for the PPP, and we may be exposed to the risk of litigation, from both customers and non-customers that approached us regarding PPP loans, relating to these or other matters. Also, many financial institutions throughout the country have been named in putative class actions regarding the alleged non-payment of fees that may be due to certain agents who facilitated PPP loan applications. The costs and effects of litigation related to PPP participation could have an adverse effect on our business, financial condition and results of operations.
Risks Related to Wealth Management
Involvement in wealth management creates risks associated with the industry.
At March 31, 2021, we had approximately $1.2 billion in assets under management. Our wealth management operations with HVIA and our trust and administration services provided through the Bank’s trust services department present special risks not borne by institutions that focus exclusively on other traditional retail and commercial banking products. For example, the investment advisory industry is subject to fluctuations in the stock market that may have a significant adverse effect on transaction fees, client activity and client investment portfolio gains and losses. Also, additional or modified regulations may adversely affect our wealth management and trust services operations. In addition, our wealth management and trust service operations are dependent on a small number of established financial advisors and other service providers, whose departure could result in the loss of a significant number of client accounts. A significant decline in fees and commissions or trading losses suffered in the investment portfolio could adversely affect our income and potentially require the contribution of additional capital to support our operations.
We may not be able to attract and retain wealth management clients.
Due to strong competition, our wealth management business may not be able to attract and retain clients. Competition is strong because there are numerous well-established and successful investment management and wealth advisory firms including commercial banks and trust companies, investment advisory firms, mutual fund companies, stock brokerage firms, and other financial companies. Many of our competitors have greater resources than we have. Our ability to successfully attract and retain wealth management clients is dependent upon our ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If we are not successful, our results of operations and financial condition may be negatively impacted.
The wealth management industry is subject to extensive regulation, supervision and examination by regulators, and any enforcement action or adverse changes in the laws or regulations governing our business could decrease our revenues and profitability.
The wealth management business is subject to regulation by a number of regulatory agencies that are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the event of non-compliance with regulation, governmental regulators, including the SEC and the Financial Industry Regulatory Authority, may institute administrative or judicial proceedings that may result in censure, fines, civil penalties, the issuance of cease-and-desist orders or the deregistration or suspension of the non-compliant broker-dealer or investment adviser or other adverse consequences. The imposition of any such penalties or orders could have a material adverse effect on the wealth management segment’s operating results and financial condition. We may be adversely affected as a result of new or revised legislation or regulations. Regulatory changes have imposed and may continue to impose additional costs, which could adversely impact our profitability.

Risks Related to Municipal Deposits
Municipal deposits are an important source of funds for us and a reduced level of those deposits may hurt our profits.
Municipal deposits are a significant source of funds for our lending and investment activities. At March 31, 2021, $279.1 million, or 16.1% of our total deposits, consisted of municipal deposits from local government entities such as county, village and town governments, school districts, fire departments and other municipalities, which are collateralized by investment securities. Given our dependence on high-average balance municipal deposits as a source of funds, our inability to retain such funds could significantly and adversely affect our liquidity. Further, our municipal deposits are primarily demand deposit accounts or short-term time deposits and are therefore more sensitive to interest rate risks. If we are forced to pay higher rates on our municipal accounts to retain those funds, or if we are unable to retain such funds and we are forced to resort to other sources of funds for our lending and investment activities, such as borrowings from the Federal Home Loan Bank (the “FHLB”), the interest expense associated with these other funding sources may be higher than the rates we are currently paying on our municipal deposits, which would adversely affect our net income.
Risks Related to Our Growth Strategy
We may not be able to grow, and if we do we may have difficulty managing that growth.
Our business strategy is to continue to grow our assets and expand our operations, including through potential strategic acquisitions. While we continue to explore acquisition opportunities as they arise, there are no plans or arrangements to make any acquisitions in the near future. Our ability to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and to identify loan and investment opportunities as well as opportunities to generate fee-based income. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits at acceptable levels and upon terms acceptable to us. We also can provide no assurance that we will be successful in expanding our operations organically or through strategic acquisitions while managing the costs and implementation risks associated with this growth strategy.
We expect to continue to experience growth in the number of our employees and customers and the scope of our operations, but we may not be able to sustain our historical rate of growth or continue to grow our business at all. Our success will depend upon the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships, and to hire, train and manage our employees. If we are unable to perform these tasks and meet these challenges effectively, including continuing to attract core deposits and identify loan and investment opportunities, our operations, and consequently our earnings, could be adversely impacted.
Future acquisitions could disrupt our business and adversely affect our results of operations, financial condition and cash flows.
We may choose to expand by making acquisitions, including of other financial institutions, branches or fee-based businesses, that could be material to our business, results of operations, financial condition and cash flows. Acquisitions involve many risks, including the following:
•
an acquisition may negatively affect our results of operations, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•
we may encounter difficulties or unforeseen expenditures in integrating the operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•
we may not achieve the revenues or synergies we expect if customers of the acquired company decide not to continue with us or we are unsuccessful in obtaining the expected cost savings from the transaction;

•
an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•
an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•
if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants; and

•
to the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Risks Related to Market Interest Rates
Interest rate shifts may reduce net interest income and otherwise negatively impact our financial condition and results of operations.
The majority of our banking assets are monetary in nature and subject to risk from changes in interest rates. Like most community banks, our earnings and cash flows depend to a great extent upon the level of our net interest income, or the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes.
When interest-bearing liabilities mature or reprice more quickly, or to a greater degree than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. An increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. Conversely, a decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan portfolio and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume and our overall results. Although our asset-liability management strategy is designed to control and mitigate exposure to the risks related to changes in market interest rates, those rates are affected by many factors outside of our control, including governmental monetary policies, inflation, deflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets.
A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.
In recent years the FRB’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase if we need to access higher cost non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest margin and net interest income, which would have an adverse effect on our profitability.
Risks Related to Operations and Security
We face significant operational risks because the nature of the financial services business involves a high volume of transactions.
We rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control systems and compliance requirements. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards, adverse business decisions or their implementation, or customer attrition due to potential negative publicity. In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and/or suffer damage to our reputation.
Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation.
We regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.
Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means for identity thieves to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of financial entities. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses.
If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.
Although we employ a variety of physical, procedural and technological safeguards to protect this confidential and proprietary information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of information does occur, those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. However, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of information does occur, those events will be promptly detected and addressed. As information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.
We rely on third party vendors, which could expose us to additional cybersecurity risks.
Third party vendors provide key components of our business infrastructure, including certain data processing and information services. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We rely heavily on our executive management team and other key employees for our successful operation, and we could be adversely affected by the unexpected loss of their services.
Our success depends in large part on the performance of our key personnel at Orange Bank & Trust Company and HVIA, as well as on our ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy. We may not be successful in retaining our key employees, and the unexpected loss of services of one or more of our key personnel at Orange Bank & Trust Company or HVIA could have a material adverse effect on our business because of their skills, knowledge of our primary markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel. If the services of any of our key personnel should become unavailable for any reason, we may not be able to identify and hire qualified persons on terms acceptable to us, or at all, which could have a material adverse effect on our business, financial condition, results of operations and future prospects. See “Management.”
The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.
As a result of the completion of this stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.
The implementation of the Current Expected Credit Loss accounting standard could require us to increase our allowance for loan losses and may have a material adverse effect on our financial condition and results of operations.
In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaces the incurred loss model with a lifetime loss model, which is referred to as the current expected credit loss model, or CECL. CECL will become effective for us beginning January 1, 2023. This standard requires earlier recognition of expected credit losses on loans and certain other instruments, compared to the incurred loss model. The change to the CECL framework requires us to greatly increase the data we must collect and review to determine the appropriate level of the allowance for credit losses. The adoption of CECL may result in greater volatility in the level of the allowance for credit losses, depending on various factors and assumptions applied in the model, such as the reasonable and supportable forecasted economic conditions and loan payment behaviors. Any increase in the allowance for credit losses, or expenses incurred to determine the appropriate level of the allowance for credit losses, may have an adverse effect on our financial condition and results of operations.
Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.
We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and operating results may be materially adversely affected.
Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.
Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use broad and diversified risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses if we fail to properly anticipate and manage these risks.
Risks Related to Competitive Matters
We may be unable to successfully compete with others for business.
We operate in a highly competitive banking market. We compete for loans and deposits with numerous regional and national banks and other community banking institutions, as well as with securities firms, insurance companies, savings associations, credit unions, mortgage brokers and private lenders. The trust department of the Bank competes with national trust companies and local attorneys for fiduciary appointments. In addition, HVIA competes with a multitude of investment companies, from online providers to similarly structured investment advisors. Many competitors have substantially greater resources than we do. The differences in resources may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our overall financial condition and earnings.
The financial services industry could become even more competitive as a result of continuing legislative, regulatory and technological changes and continued industry consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services than we can as well as better pricing for those products and services than we can.
Risk Related to Laws and Regulations
We operate in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.
We are subject to extensive regulation, supervision and examination by the FRB and the NYSDFS. Such regulation, supervision and examination govern the activities in which we may engage, and are intended primarily for the protection of the deposit insurance fund and our depositors and not for the protection of our stockholders. Federal and state regulatory agencies have the ability to take supervisory actions against financial institutions that have experienced increased loan losses and exhibit underwriting or other compliance weaknesses. These actions include entering into formal or informal written agreements and cease and desist orders that may place certain limitations on their operations. If we were to become subject to a regulatory action, such action could negatively impact our ability to execute our business plan, and result in operational restrictions, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.
We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or restrict us from paying dividends or repurchasing shares.
Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios and define what constitutes “capital” for calculating these ratios. The regulations also establish a “capital conservation buffer” of 2.5%, effectively resulting in the following minimum capital ratios after giving effect to the additional capital conservation buffer: (1) a common equity Tier 1 capital ratio of 7.0%; (2) a Tier 1 to risk-based assets capital ratio of 8.5%; and (3) a total capital ratio of 10.5%. Additionally, if our consolidated assets increase to $3.0 billion or larger, the Company would be subject to consolidated holding company capital requirements similar to those applicable to Orange Bank & Trust Company. The application of such stringent capital requirements could, among other things, result in lower returns on equity, requiring the raising of additional capital, and resulting in regulatory actions constraining us from paying dividends or repurchasing shares if we are unable to comply with such requirements.
Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.
The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.
We are subject to the Community Reinvestment Act (“CRA”) and fair lending laws, and failure to comply with these laws could lead to material penalties.
The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other federal and state fair lending laws and regulations impose non-discriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau (“CFPB”), the United States Department of Justice, the NYSDFS and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution’s performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including paying damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation.
The Federal Reserve Board may require us to commit capital resources to support Orange Bank & Trust Company, and we may not have sufficient access to such capital resources.
Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the FRB may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Company to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.
Other Risks Related to Our Business
Legal and regulatory proceedings and related matters could adversely affect us.
We have been and may in the future become involved in legal and regulatory proceedings. We consider most of our historical proceedings to be in the normal course of our business or typical for the industry; however, it is difficult to assess the outcome of these matters, and we may not prevail in any current or future proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or reputation, or our financial condition and results of our operations.
We are subject to environmental liability risk associated with lending activities or properties we own.
A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.
Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.
Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.
Risks Related to the Trading History of our Common Stock
The trading history of our common stock is characterized by low trading volume. The value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.
Although our common stock is quoted on the OTCQX operated by the OTC Markets Group, it trades infrequently. We cannot predict the extent to which investor interest in us and additional shares outstanding will lead to a more active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.
The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:
•
actual or anticipated fluctuations in our operating results;

•
changes in interest rates;

•
changes in the legal or regulatory environment in which we operate;

•
press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•
changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•
future issuances of our common stock;

•
changes in economic conditions in our marketplace, general conditions in the United States economy, financial markets or the banking industry; and

•
other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the price at which you purchased shares. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.
Risks Related to the Offering and an Investment in Our Common Stock
An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.
Our common stock is currently quoted on the OTCQX operated by the OTC Markets Group under the trading symbol “OCBI.” Upon the completion of the offering, our common stock is expected to be listed on the Nasdaq Capital Market under the symbol OBT. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.
The price of our common stock could be volatile following this offering.
The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:
•
general economic conditions and overall market fluctuations;

•
actual or anticipated fluctuations in our quarterly or annual operating results;

•
changes in accounting standards, policies, guidance, interpretations or principles;

•
the public reaction to our press releases, our other public announcements and our filings with the SEC;

•
changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

•
changes in our ability to meet the estimates of securities analysts;

•
the operating and stock price performance of other comparable companies;

•
the trading volume of our common stock;

•
new technology used, or services offered, by competitors;

•
changes in business, legal or regulatory conditions, or other developments affecting the financial services industry, participants in our industry, and publicity regarding our business or any of our significant customers or competitors; and

•
future sales of our common stock by us, directors, executives and significant stockholders, including the sale of our common stock by our existing stockholders who are not subject to the lock-up agreements described in “Underwriting.”

The realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market experiences extreme volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect investor confidence and could affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, we could incur substantial costs and it could divert the attention of senior management and have a material adverse effect on our business, financial condition and results of operations.
Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
We are not required to apply any portion of the net proceeds of this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. At March 31, 2021, our total stockholders’ equity was $135.1 million and our total return on average common equity was 14.94% for the three months ended March 31, 2021. We expect our total stockholders’ equity to be $162.4 million upon completion of the offering, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and stockholders’ equity as of March 31, 2021. A portion of the proceeds from this offering are expected to be used to provide additional capital as a cushion against minimum regulatory capital requirements, which may tend to reduce our return on equity as opposed to if such proceeds were used for further growth. Our stockholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. We may not be successful in using the net proceeds from this offering to increase our profitability or market value and we cannot predict whether the proceeds will be invested to yield a favorable return.
The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies.” These exemptions include the following:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•
less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•
exemptions from the requirements to hold non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company.
We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million). Investors and securities analysts may find it more difficult to evaluate our common stock because we will rely on one or more of these exemptions. If, as a result, some investors find our common stock less attractive, there may be a less active trading market for our common stock, which could result in a reductions and greater volatility in the prices of our common stock.
We qualify as a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.
We are a smaller reporting company, and, for as long as we continue to qualify as a smaller reporting company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and two years of audited financial statements in our annual report instead of three years. As long as we are a smaller reporting company that is also not an accelerated filer, we will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. In addition, as a non-accelerated filer, we will have longer deadlines to file our periodic reports with the SEC.
We would remain a smaller reporting company for so long as our voting and non-voting equity held by non-affiliates (“public float”) is less than $250 million or our annual revenues are less than $100 million and our public float is less than $700 million. We would also not become an accelerated filer if our public float is less than $75 million or our annual revenues are less than $100 million. Public float is determined each year as of the end of a company’s second fiscal quarter applicable at the end of the fiscal year involved.
As a result of our smaller reporting company status and our likely initial status as a non-accelerated filer, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.
The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.
As a result of this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management’s assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
You will incur immediate dilution as a result of this offering.
If you purchase our common stock in this offering, you will pay more for your shares than the net tangible book value per share immediately following consummation of this offering. As a result, you will incur immediate dilution of $4.72 per share representing the difference between the offering price of $33.50, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and our net tangible book value per share as of March 31, 2021, as adjusted after this offering, of $28.78 per share of common stock. This represents 14.1% dilution from the midpoint of the initial public offering price set forth on the cover page of this prospectus. Accordingly, if we were to be liquidated at our book value immediately following this offering, you would not receive the full amount of your investment. See section titled “Dilution” for additional information.
Our dividend policy may change without notice and any payment of dividends in the future is subject to the discretion of our Board of Directors.
The holders of our common stock will receive cash dividends if and when declared by our board of directors out of legally available funds. Although we have paid a cash dividend for at least 37 consecutive years, we have no obligation to continue paying dividends. Any future determination relating to the payment of dividends will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our board of directors may deem relevant.
Our principal business operations are conducted through our subsidiary, Orange Bank & Trust Company. Cash available to pay dividends to our stockholders is derived in part from dividends paid by Orange Bank & Trust Company to us. The ability of Orange Bank & Trust Company to pay dividends to us, as well as our ability to pay dividends to our stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to us may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.
If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.
The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We currently have one research analyst that publishes reports about us and our business. We cannot predict at this time whether any other research analysts will publish research and reports on us and our common stock. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
If any of the analysts who elect to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Upon completion of this offering, we will have 5,388,437 shares of our common stock outstanding, or 5,523,437 shares if the underwriters exercise in full their option to purchase additional shares. Our directors, executive officers and certain other officers, collectively representing 10.7% of our common shares outstanding upon completion of this offering, or 10.5% if the underwriters exercise in full their option to purchase additional shares, will be subject to the lock-up agreements described in “Underwriting” and the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” After the lock-up periods have expired and the holding periods have elapsed, 555,483 additional shares of our outstanding common stock will be eligible for sale in the public market. In addition, the underwriters may, at any time and without notice, release all or a portion of the shares subject to lock-up agreements. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and could result in a decline in the value of the shares of our common stock purchased in this offering.
Following the completion of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering the 109,781 shares of our common stock that have been reserved for future issuance under our equity incentive plan, as described further under “Executive Compensation — Incentive Compensation Plan.” Accordingly, subject to certain vesting requirements, shares registered under that registration statement will be available for sale in the open market by persons other than our executive officers and directors and after the lock-up agreements expire by our executive officers and directors.
Our directors and executive officers and members of the Morrison family beneficially own a significant portion of our common stock and have substantial influence over us.
Our directors and executive officers, as a group, beneficially owned approximately 11.8% of our outstanding shares of common stock as of June 30, 2021. To our knowledge, although there is no written agreement between members of the Morrison family to act in concert, relatives of director William D. Morrison and William D. Morrison beneficially owned collectively approximately 30.8% of our outstanding shares of common stock as of June 30, 2021. William D. Morrison beneficially owned approximately 1.2% of our outstanding shares of common stock as of June 30, 2021. As a result of this level of ownership, our directors and executive officers and members of the Morrison family have the ability, by taking coordinated action, to exercise significant influence over our affairs and policies. The interests of our directors and executive officers and members of the Morrison family may not be consistent with your interests as a stockholder. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our Company.
A future issuance of stock could dilute the value of our common stock.
We may sell additional shares of common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Upon completion of this offering, there will be 5,388,437 shares of our common stock issued and outstanding, or 5,523,437 shares if the underwriters exercise in full their option to purchase additional shares. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of common stock. We cannot predict the size or timing of future issuances of our common stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.
Our common stock is subordinate to our existing and future indebtedness.
Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all our customer deposits and indebtedness, and other non-equity claims on us, with respect to assets available to satisfy claims. In addition, the shares of common stock rank junior to the noteholders of the $20.0 million in subordinated debt that we issued in September 2020.

Our Certificate of Incorporation and Bylaws, and certain banking laws applicable to us, could have an anti-takeover effect that decreases our chances of being acquired, even if our acquisition is in our stockholders’ best interests.
Certain provisions of our Certificate of Incorporation and Bylaws, and federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of our organization or conduct a proxy contest, even if those events were perceived by many of our stockholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to us:
•
enable our board of directors to increase the size of the board and fill the vacancies created by the increase;

•
provide for the division of the board of directors into three staggered classes so that it would require replacing more than one class of directors to gain control of the board of directors;

•
provide that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•
enable our board of directors to amend our Bylaws without stockholder approval, subject, however, to the general right of stockholders to change such action in accordance with pertinent sections of the Bylaws and Delaware General Corporation Law;

•
require advance notice and certain ownership requirements for director nominations;

•
require advance notice for stockholder proposals;

•
require the request of record holders of at least 25% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special stockholders’ meeting;

•
require a supermajority vote of the stockholders to approve a merger with a person owning 10% or more of the Company’s common stock, unless such merger is approved by a supermajority of unaffiliated members of the board of directors; and

•
require prior regulatory application and approval of any transaction involving control of our organization.

The foregoing may discourage potential acquisition proposals and could delay or prevent a change in control.
An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in our common stock is not a deposit account or other obligation of the Bank and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other governmental, public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies;

•
statements regarding the quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas and the effectiveness of vaccination programs, that are worse than expected;

•
general economic conditions, either nationally or in our market areas, that are worse than expected;

•
changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•
our ability to access cost-effective funding;

•
fluctuations in real estate values and both residential and commercial real estate market conditions;

•
demand for loans and deposits in our market area;

•
our ability to implement and change our business strategies;

•
competition among depository and other financial institutions;

•
inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•
the rate of delinquencies and amounts of loans charged-off;

•
fluctuations in real estate values and both residential and commercial real estate market conditions;

•
adverse changes in the securities markets;

•
fluctuations in the stock market may have a significant adverse effect on transaction fees, client activity and client investment portfolio gains and losses related to our trust and wealth management business;

•
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•
our ability to enter new markets successfully and capitalize on growth opportunities;

•
our ability to capitalize on strategic opportunities;

•
our ability to successfully introduce new products and services;

•
our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•
our ability to retain our existing customers;

•
changes in consumer spending, borrowing and savings habits;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•
changes in our organization, compensation and benefit plans;

•
changes in the quality or composition of our loan or investment portfolios;

•
a breach in security of our information systems, including the occurrence of a cyber incident or a deficiency in cyber security;

•
political instability or civil unrest;

•
acts of war or terrorism;

•
competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers, including retail businesses and technology companies;

•
the failure to attract and retain skilled people;

•
the fiscal and monetary policies of the federal government and its agencies; and

•
other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

USE OF PROCEEDS
Assuming a public offering price of $33.50 per share, we estimate that the net proceeds from the sale of the shares of common stock by us will be approximately $27.3 million (or approximately $31.5 million if the underwriters exercise in full their option to purchase additional shares of common stock from us), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the per share public offering price would increase (decrease) the net proceeds to us of this offering by approximately $842,000 (or approximately $968,000 if the underwriters elect to exercise their purchase option in full), after deducting estimated underwriting discounts and offering expenses.
We intend to use the net proceeds of the offering to support the growth of Orange Bank & Trust Company, including providing capital to Orange Bank & Trust Company to support growth of its operations, such as the expansion of its lending and wealth management activities, to support growth in HVIA’s trust and wealth management business, to finance strategic acquisitions to the extent the opportunities arise and for other general corporate purposes, which could include other growth initiatives. We have no current plans, arrangements or understandings relating to any specific acquisition or similar transaction.
Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in short-term investments.

CAPITALIZATION
The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2021:
•
on an actual basis; and

•
on a pro forma basis to give effect to the issuance and sale by us of 900,000 shares of common stock in this offering (assuming the underwriters do not exercise their option to purchase any additional shares to cover over-allotments, if any), and the receipt and application of the net proceeds from the sale of these shares at an initial public offering price of $33.50 per share after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
	At March 31, 2021
	Actual	As Adjusted
	(dollars in thousands except per share data)
	(unaudited)
Debt:
Short term debt	$—	$—
Long term debt	22,340	22,340
Total debt	22,340	22,340
Stockholders’ equity:
Common stock, par value $0.50 per share; authorized – 15,000,000 shares; outstanding – 4,490,973 shares actual and 5,390,973 shares as adjusted	$2,266	$2,716
Surplus	84,774	111,644
Retained earnings	51,818	51,818
Treasury stock, at cost, 42,331 shares	(1,218)	(1,218)
Accumulated other comprehensive income (loss), net of taxes	(2,559)	(2,559)
Total stockholders’ equity	$135,081	$162,401
Total capitalization	$157,421	$184,741
Capital ratios(1)
Tier 1 capital to average assets	8.19%	9.24%
Tier 1 capital to risk-weighted assets	12.39%	14.15%
Total capital to risk-weighted assets	13.64%	15.39%
Common equity tier 1 capital to risk-weighted assets	12.39%	14.15%
Per share data
Book value per common share	$30.08	$30.12
Tangible book value per common share(2)	$28.46	$28.78

(1)
Ratios are for the Bank only. Assumes 75% of the net proceeds, or $20.5 million, is contributed to the Bank.

(2)
Tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5.4 million in goodwill and $1.9 million in other intangible assets. Tangible book value at March 31, 2021 was $127.8 million “Actual” and $155.2 million “As Adjusted.” Tangible book value per common share represents our tangible book value divided by the number of shares of our common stock outstanding.

DILUTION
If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering.
Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Tangible assets are calculated by reducing total assets by $5.4 million in goodwill and $1.9 million in other intangible assets. Our net tangible book value as of March 31, 2021 was $127.8 million, or $28.46 per share of common stock, based upon 4,490,973 shares of common stock outstanding as of such date.
After giving effect to the sale of 900,000 shares of our common stock by us at the initial public offering price of $33.50 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March 31, 2021 would have been approximately $155.2 million, or approximately $28.78 per share of common stock. This represents an immediate increase in net tangible book value of $0.32 per share to existing common stockholders, and an immediate dilution of $4.72 per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new stockholders will be greater or less, respectively.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$33.50
Net tangible book value per share at March 31, 2021	$28.46
Increase in net tangible book value per share attributable to this offering	$0.32
As adjusted tangible book value per share after this offering		$28.78
Dilution in net tangible book value per share to new investors		$4.72
A $1.00 increase (or decrease) in the assumed initial public offering price of $33.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (or decrease) the as adjusted net tangible book value per common share after this offering by approximately $0.16, and dilution in net tangible book value per common share to new investors by approximately $5.56 with respect to the $1.00 increase and $3.88 with respect to the $1.00 decrease, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the as adjusted net tangible book value after this offering would be $28,84 per share, the increase in net tangible book value to existing stockholders would be $0.06 per share and the dilution to new investors would be $4.66 per share, in each case assuming an initial public offering price of $33.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.
The following table summarizes, as of March 31, 2021, the differences between our existing stockholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by new investors in this offering reflect an assumed offering price of $33.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders as of March 31, 2021	4,490,973	83.3%	$85,822,000	74.0%	$19.11
New Investors	900,000	16.7%	30,150,000	26.0%	33.50
Total	5,390,973	100.0%	$115,972,000	100.0%	$21.51

If the underwriters exercise their option to purchase additional shares in full, then our pro forma net tangible book value of our common stock as of March 31, 2021, would be approximately $159.4 million, or $28.84 per share, representing an immediate increase in net tangible book value to our existing stockholders of approximately $0.38 per share and immediate dilution in net tangible book value to investors purchasing shares in this offering of approximately $4.66 per share.
The table above excludes 107,745 shares of our common stock available for issuance as restricted stock awards, restricted stock unit awards, and stock options under our 2019 Equity Incentive Plan as of March 31, 2021. If equity awards are issued under our 2019 Equity Incentive Plan, investors purchasing in this offering will experience further dilution.

DIVIDEND POLICY
As of June 30, 2021, we have paid a cash dividend to our stockholders for at least 37 consecutive years. The following table shows the amount of dividends paid on shares of Orange County Bancorp common stock in 2019, 2020 and through June 30, 2021:
Quarterly Period	Amount Per Share
June 30, 2021	$0.20
March 31, 2021	$0.20
December 31, 2020	$0.20
September 30, 2020	$0.20
June 30, 2020	$0.20
March 31, 2020	$0.20
December 31, 2019	$0.20
September 30, 2019	$0.20
June 30, 2019	$0.20
March 31, 2019	$0.20
Subject to prior approval from our board of directors and regulatory restrictions, we intend to continue the payment of a cash dividend of $0.20 per share on a quarterly basis to holders of our common stock. Our board of directors may change the amount of, or entirely eliminate the payment of, future dividends at its discretion, without notice to our stockholders. We are not obligated to pay dividends on our common stock. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend on a number of factors, including:
•
our historical and projected financial condition, liquidity and results of operations;

•
our capital levels and requirements;

•
statutory and regulatory prohibitions and other limitations;

•
any contractual restriction on our ability to pay cash dividends, including pursuant to the terms of any of our credit agreements or other borrowing arrangements;

•
our business strategy;

•
tax considerations;

•
any acquisitions or potential acquisitions that we may examine;

•
general economic conditions; and

•
other factors deemed relevant by our board of directors.

As a Delaware corporation, we are subject to certain restrictions on dividends under Delaware General Corporation Law. Generally, Delaware law limits cash dividends to a corporation’s capital surplus or, if there is no capital surplus, the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
We are also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policy provides that dividends should be paid only to the extent that the company’s new income for the past two years is sufficient to fund the dividends and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The FRB has the authority to prohibit a bank holding company from paying dividends if such payment is deemed to be an unsafe or unsound practice. See “Supervision and Regulation — Holding Company Regulation.”
Because we are a bank holding company, we are dependent upon the payment of dividends by Orange Bank & Trust Company and HVIA to us as our principal source of funds to pay dividends in the future, if any, and to make other payments. Orange Bank & Trust Company is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. A New York state member bank may generally declare a dividend, without approval from the NYSDFS or the FRB, in an amount equal to its year-to-date net income plus the prior two years’ net income. The NYSDFS and the FRB have the authority to prohibit a New York trust company from paying dividends if such payment is deemed to be an unsafe or unsound practice. In addition, as a depository institution the deposits of which are insured by the FDIC, Orange Bank & Trust Company may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC or if in the FDIC’s opinion, the payment of dividends would constitute an unsafe or unsound practice. Orange Bank & Trust Company currently is not (and never has been) in default under any of its obligations to the FDIC. See “Supervision and Regulation — Bank Regulation — Dividends.” To pay a cash dividend, a state member bank must also maintain an adequate capital conservation buffer under the capital rules described in “Supervision and Regulation — Bank Regulation — Capitalization.”

MARKET FOR THE COMMON STOCK
Existing shares of Orange County Bancorp’s common stock are quoted on the OTCQX Market operated by the OTC Markets Group, Inc. (the “OTCQX”) under the symbol “OCBI.” As of June 30, 2021, there were approximately 187 holders of record of our common stock. Upon completion of the offering, we expect that shares of our common stock will be traded on the Nasdaq Capital Market under the symbol “OBT.”
The following table sets forth the high and low bid prices for shares of Orange County Bancorp common stock for the periods indicated, as obtained from the OTCQX. These reported market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.
Fiscal Year Ending December 31, 2021	High	Low
Third Quarter through July 28, 2021	$35.00	$33.55
Second Quarter	35.00	31.00
First Quarter	30.95	27.25
Fiscal Year Ending December 31, 2020	High	Low
Fourth Quarter	$27.75	$22.00
Third Quarter	24.00	23.31
Second Quarter	26.00	23.75
First Quarter	30.95	24.75
Fiscal Year Ending December 31, 2019	High	Low
Fourth Quarter	$31.00	$27.50
Third Quarter	28.50	26.51
Second Quarter	27.40	26.51
First Quarter	29.00	26.50
Although our shares have been quoted on the OTCQX, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more active market. We anticipate that this offering and the listing of our common stock on the Nasdaq Capital Market will result in a more active trading market for our common stock. However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See “Underwriting” for more information regarding our arrangements with the underwriters.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table sets forth summary historical consolidated financial data as of the dates and for the periods shown. The summary balance sheet data as of December 31, 2020 and 2019 and the summary income statement data for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2018 and the summary income statement data for the year then ended is derived from our audited financial statements not included in this prospectus. The summary consolidated financial data as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and includes all normal and recurring adjustments that we consider necessary for a fair presentation. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any other period. The information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
		At December 31,
	At March 31, 2021	2020	2019	2018
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,908,754	1,664,936	$1,229,552	$1,065,612
Cash and due from banks	253,091	121,232	25,112	18,374
Securities available for sale	359,372	330,105	254,915	255,536
Loans, net	1,215,345	1,136,566	879,849	727,349
Cash surrender value of BOLI	28,691	28,520	27,818	27,128
Deposits	1,733,559	1,489,294	1,083,132	905,008
FHLB advances	—	—	5,000	35,500
Subordinated debt	19,340	19,323	—	—
Note payable	3,000	3,000	3,000	3,057
Stockholders’ equity	135,081	135,423	122,063	109,279
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands)
Selected Operating Data:
Interest income	$14,762	$12,643	$53,461	$48,121	$38,699
Interest expense	1,022	1,289	4,722	4,840	2,787
Net interest income	13,740	11,354	48,739	43,281	35,912
Provision for loan losses	66	1,200	5,413	2,195	2,465
Net interest income after provision for loan losses	13,674	10,154	43,326	41,086	33,447
Noninterest income	2,892	2,541	11,423	9,814	10,019
Noninterest expense	10,316	9,591	40,231	36,491	34,286
Income before income taxes	6,250	3,104	14,518	14,409	9,180
Income tax expense	1,225	628	2,839	2,928	1,628
Net income	$5,025	$2,476	$11,679	$11,481	$7,552

	At or For the Three Months Ended March 31,(1)		At or For the Years Ended December 31,
	2021	2020	2020	2019	2018
Performance Ratios:
Return on average assets	1.13%	0.76%	0.76%	0.97%	0.73%
Return on average equity	14.94%	8.06%	9.02%	9.94%	8.18%
Return on average tangible stockholders’ equity(2)	16.01%	8.64%	9.57%	10.66%	8.96%
Interest rate spread(3)	3.13%	3.49%	3.17%	3.67%	3.60%
Net interest margin(4)	3.28%	3.69%	3.36%	3.88%	3.71%
Efficiency ratio(5)	62.03%	69.02%	66.87%	68.73%	74.65%
Efficiency ratio, as adjusted(6)	62.03%	69.02%	67.78%	68.45%	74.65%
Noninterest income to average total assets	0.66%	0.78%	0.75%	0.83%	0.97%
Noninterest income to total revenue(7)	17.39%	18.29%	19.24%	18.41%	21.81%
Noninterest expense to average total assets	2.35%	2.95%	2.63%	3.08%	3.31%
Average interest-earning assets to average interest-bearing liabilities	158.20%	149.83%	156.00%	147.06%	137.91%
Average equity to average total assets	7.56%	9.39%	8.48%	9.75%	8.90%
Share and Per Share Data:
Basic and diluted earnings	$1.12	$0.55	$2.59	$2.56	$1.87
Cash dividends paid	$0.20	$0.20	$0.80	$0.80	$0.80
Book value	$30.08	$28.22	$30.21	$27.10	$24.28
Tangible book value(8)	$28.46	$26.55	$28.57	$25.41	$22.52
Dividend payout ratio(9)	17.86%	36.36%	30.89%	31.25%	42.78%
Weighted average number of shares Outstanding	4,483,139	4,510,420	4,508,508	4,484,317	4,034,633
Number of shares outstanding	4,490,973	4,518,128	4,483,102	4,504,389	4,501,125
Capital Ratios:(10)
Tangible common equity to tangible assets(11)	6.72%	8.90%	7.73%	9.37%	9.59%
Total capital to risk weighted assets	13.64%	13.54%	13.49%	13.87%	14.93%
Tier 1 capital to risk weighted assets	12.39%	12.29%	12.24%	12.62%	13.67%
Common equity tier 1 capital to risk weighted assets	12.39%	12.29%	12.24%	12.62%	13.67%
Tier 1 capital to average assets	8.19%	9.13%	8.16%	9.47%	9.67%
Asset Quality Ratios:
Non-performing assets to total assets	0.13%	0.25%	0.15%	0.18%	0.19%
Non-performing loans to total loans	0.20%	0.36%	0.22%	0.25%	0.27%
Allowance for loan losses to non-performing loans	667.61%	401.46%	641.24%	550.20%	530.76%
Allowance for loan losses to total loans	1.32%	1.44%	1.40%	1.38%	1.44%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%	0.15%	0.07%	0.05%
Other:
Number of offices	14	14	14	13	14
Number of full-time equivalent employees	195	187	192	184	166
(Footnotes begin on next page)

(1)
Annualized for the three-month periods ended March 31, 2021 and 2020.

(2)
This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “— Non-GAAP Financial Measure Reconciliation.”

(3)
Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods.

(4)
The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.

(5)
The efficiency ratio represents noninterest expense divided by the sum of net interest income and non-interest income.

(6)
The efficiency ratio, as adjusted represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses from securities sales. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “— Non-GAAP Financial Measure Reconciliation.”

(7)
We calculate revenue as net interest income plus noninterest income, excluding gains or losses from securities sales, before provision for loan losses for the relevant periods. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “— Non-GAAP Financial Measure Reconciliation.”

(8)
We calculate tangible book value per common share as total stockholders’ equity less goodwill and other intangibles, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “— Non-GAAP Financial Measure Reconciliation.”

(9)
The dividend payout ratio represents dividends paid per share divided by net income per share.

(10)
Ratios are for Orange Bank & Trust Company only.

(11)
We calculate tangible common equity as total stockholders’ equity less goodwill and other intangibles, and we calculate tangible assets as total assets less goodwill and other intangibles. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “— Non-GAAP Financial Measure Reconciliation.”

Non-GAAP Financial Measure Reconciliation
Our accounting and reporting policies conform to accounting principles generally accepted in the United States, or GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. Tangible book value per share and the ratio of tangible equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures.
Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.
	At March 31,		At December 31,
	2021	2020	2020	2019	2018
	(Dollars in thousands, except for share data)
Tangible Common Equity:
Total stockholders’ equity	$135,081	$127,488	$135,423	$122,063	$109,279
Adjustments:
Goodwill	(5,359)	(5,359)	(5,359)	(5,359)	(5,359)
Other intangible assets	(1,892)	(2,178)	(1,963)	(2,249)	(2,535)
Tangible common equity	$127,830	$119,951	$128,101	$114,455	$101,385
Common shares outstanding	4,490,973	4,518,128	4,483,102	4,504,389	4,501,125
Book value per common share	$30.08	$28.22	$30.21	$27.10	$24.28
Tangible book value per common share	$28.46	$26.55	$28.57	$25.41	$22.52
Tangible Assets
Total assets	$1,908,754	$1,355,242	$1,664,936	$1,229,552	$1,065,612
Adjustments:
Goodwill	(5,359)	(5,359)	(5,359)	(5,359)	(5,359)
Other intangible assets	(1,892)	(2,178)	(1,963)	(2,249)	(2,535)
Tangible assets	$1,901,503	$1,347,705	$1,657,614	$1,221,944	$1,057,718
Tangible common equity to tangible assets	6.72%	8.90%	7.73%	9.37%	9.59%
The efficiency ratio, as adjusted, is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio, adjusted, by dividing total noninterest expenses, as determined under GAAP, by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains or losses on the sale of securities and other non-recurring income sources, if applicable, from this calculation, which we refer to below as adjusted revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.
The following table reconciles our efficiency ratio, as adjusted, for the periods set forth below.
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(Dollars in thousands)
GAAP-based efficiency ratio	62.03%	69.02%	66.87%	68.73%	74.65%
Net interest income	$13,740	$11,354	$48,739	$43,281	$35,912
Noninterest income	2,892	2,541	11,423	9,814	10,019
Less: net gains (losses) on sales of securities	—	—	804	(219)	—
Adjusted revenue	$16,632	$13,895	$59,358	$53,314	$45,931
Total noninterest expense	10,316	9,591	40,231	36,491	34,286
Efficiency ratio, as adjusted	62.03%	69.02%	67.78%	68.45%	74.65%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019 should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.
Overview
We are a bank holding company headquartered in Middletown, New York and registered under the BHC Act. Through our wholly owned subsidiaries, Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc., we offer full-service commercial and consumer banking products and services and trust and wealth management services to small businesses, middle-market enterprises, local municipal governments and affluent individuals in the Lower Hudson Valley region, the New York metropolitan area and nearby markets in Connecticut and New Jersey. By combining the high-touch service and relationship-based focus of a community bank with the extensive suite of financial products and services offered by our larger competitors, we believe we can capitalize on the substantial growth opportunities available in our market areas. We also offer a variety of deposit accounts to businesses and consumers, including a full line of municipal banking accounts through our business banking platform. These products and services offered through our 14 branches and one loan production office, generate a stable source of low-cost core deposits and a diverse loan portfolio with attractive risk-adjusted yields. We also offer private banking services through Orange Bank & Trust Private Banking, a division of Orange Bank & Trust Company, and provide trust and wealth management services through Orange Bank & Trust Company’s trust services department and HVIA, which combined have $1.2 billion in assets under management at March 31, 2021. As of March 31, 2021, our assets, loans, deposits and stockholders’ equity totaled $1.9 billion, $1.2 billion, $1.7 billion and $135.1 million, respectively.
Key Factors Affecting Our Business
COVID-19.   During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of a novel coronavirus known as COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the State of New York and of most other states took preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures dramatically increased unemployment in the United States and negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers. As of March 31, 2021, many of these restrictions have been removed and many non-essential businesses have been allowed to re-open in a limited capacity, adhering to social distancing and disinfection guidelines. However, these restrictions and other consequences of the pandemic have resulted in significant adverse effects for us and our customers. The direct and indirect effects of the COVID-19 pandemic have resulted in dramatic reductions in the level of economic activity in our market area, as well as in the national and global economies and financial markets, and have severely hampered the ability for certain businesses and consumers to meet their current repayment obligations.
To address the economic impact in the United States, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law on March 27, 2020. The CARES Act included a number of provisions that impacted our business, including accounting relief for troubled debt restructurings. Federal and New York State banking regulatory agencies have likewise issued guidance encouraging financial institutions to work prudently with borrowers who are, or may be, unable to meet their contractual payment obligations because of the effects of COVID-19. Modifications may include payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment. Based on guidance in the CARES Act and recent COVID-19-related legislation, COVID-19-related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructured classification under GAAP through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the President of the United States terminates. The CARES Act also established the PPP through the U.S. Small Business Administration (“SBA”), which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements.
In response to the pandemic, we implemented protocols and processes to help protect our employees, customers and communities. These measures included:
•
Operating our branches under a drive-through model with appointment-only lobby service for a period of time, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home.

•
Offering assistance to our customers affected by the COVID-19 pandemic, which included payment deferrals, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

The following table reflects our loan deferrals as a result of the COVID-19 pandemic for the periods indicated. In accordance with the CARES Act, the deferrals listed below are not troubled debt restructurings.
COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021
Industry Classification	# Loans	Total Loan Balance	# Loans	Total Loan Balance	# Loans	Total Loan Balance	# Loans	Total Loan Balance
	(Dollars in thousands)
Real estate and rental & leasing	101	$132,807	24	$50,561	6	$4,516	5	$6,677
Healthcare	134	39,348	49	16,362	12	11,757	6	7,484
Construction	10	8,339	1	—	—	—	—	—
Retail trade	11	20,374	4	19,322	1	11,178	—	—
Company & enterprise mgmt.	8	19,122	1	3,353	—	—	—	—
Wholesale trade	14	13,786	1	43	—	—	—	—
Manufacturing	17	6,504	—	—	—	—	—	—
Hotel/motel	7	7,997	1	912	3	7,593	3	7,588
Professional	9	2,871	1	145	—	—	2	52
Finance & insurance	1	54	—	—	—	—	—	—
Contractors	14	6,891	—	—	—	—	—	—
Educational & childcare	3	4,185	—	—	—	—	—	—
Administration management..	5	8,757	2	7,764	2	6,884	2	6,882
Food services	11	10,597	1	6,495	1	443	3	650
Art, entertainment & recreation	3	2,992	2	2,931	1	2,878	1	2,878
Transportation & warehouse	6	1,400	3	1,307	—	—	—	—
Residential real estate & other	57	24,328	9	2,149	3	3,520	—	—
Total deferred	411	$310,352	99	$111,344	29	$48,769	22	$32,211
Unpaid principal balance of total loans		$1,052,726		$1,081,961		$1,155,659		$1,235,737
% of loans deferred		29.5%		10.3%		4.2%		2.6%

From a credit risk and lending perspective, we have taken actions to identify and assess our COVID-19-related credit exposures based on asset class and borrower type. Through March 31, 2021, no specific COVID-19-related credit impairment was identified within our investment securities portfolio, including our municipal securities portfolio.
The short-and long-term implications of the COVID-19 pandemic, and related monetary and fiscal stimulus measures, on our future operations, revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are unknown at this time. The extent to which COVID-19 may impact our future financial condition or results of operations is uncertain and not currently estimable, however the impact could be adverse and material.
Net Interest Income.   Net interest income is the most significant contributor to our net income and is the difference between the interest and fees earned on interest-earning assets and the interest expense incurred in connection with interest-bearing liabilities. Net interest income is primarily a function of the average balances and yields of these interest-earning assets and interest-bearing liabilities. These factors are influenced by internal considerations such as product mix and risk appetite as well as external influences such as economic conditions, competition for loans and deposits and market interest rates.
The cost of our deposits and short-term borrowings is primarily based on short-term interest rates, which are largely driven by the FRB’s actions and market competition. The yields generated by our loans and securities are typically affected by short-term and long-term interest rates, which are driven by market competition and market rates often impacted by the FRB’s actions. The level of net interest income is influenced by movements in such interest rates and the pace at which such movements occur.
We anticipate that interest rates will remain low over the next few years. Based on our asset sensitivity, a steepened yield curve and higher interest rates generally could have a beneficial impact on our net interest income. Conversely, a continued flat yield curve at lower rates would be expected to have an adverse impact on our net interest income.
Noninterest Income.   Noninterest income is also a contributor to our net income. Noninterest income consists primarily of our investment advisory income and trust income generated by HVIA and our trust department. In addition, noninterest income is also impacted by net gains (losses) on the sale of investment securities, service charges on deposit accounts, earnings on bank owned life insurance and other fee income consisting primarily of debit card fee income, checkbook fees and rebates and safe deposit box rental income.
Noninterest Expense.   Noninterest expense includes salaries, employee benefits, occupancy, furniture and equipment expense, professional fees, directors’ fees and expenses, computer software expense, Federal deposit insurance assessment, advertising expenses, advisor expenses related to trust income and other expenses. In evaluating our level of noninterest expense we closely monitor our efficiency ratio. The efficiency ratio is calculated by dividing noninterest expense by net interest income plus noninterest income. We continue to seek to identify ways to streamline our business and operate more efficiently.
Credit Quality.   We have well established loan policies and underwriting practices that have resulted in very low levels of charge-offs and nonperforming assets. We strive to originate quality loans that will maintain the credit quality of our loan portfolio. However, credit trends in the markets in which we operate are largely impacted by economic conditions beyond our control and can adversely impact our financial condition.
Competition.   The industry and businesses in which we operate are highly competitive. We may see increased competition in different areas including interest rates, underwriting standards and product offerings and structure. While we seek to maintain an appropriate return on our investments, we anticipate that we will experience continued pressure on our net interest margin as we operate in this competitive environment.
Economic Conditions.   Our business and financial performance are affected by economic conditions generally in the United States and more directly in the Lower Hudson Valley region, the New York metropolitan area and nearby markets in Connecticut and New Jersey where we primarily operate. The significant economic factors that are most relevant to our business and our financial performance include, but are not limited to, real estate values, interest rates and unemployment rates.

Regulatory Trends.   We operate in a highly regulated environment and nearly all of our operations are subject to extensive regulation and supervision. Bank or securities regulators, Congress, the State of New York and the NYSDFS may revise the laws and regulations applicable to us, may impose new laws and regulations, increase the level of scrutiny of our business in the supervisory process, and pursue additional enforcement actions against financial institutions. Future legislative and regulatory changes such as these may increase our costs and have an adverse effect on our business, financial condition and results of operations. The legislative and regulatory trends that will affect us in the future are impossible to predict.
Public Company Costs.   Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company.
The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the FRB, the NYSDFS and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.
Critical Accounting Policies
A summary of our accounting policies is described in Note 1 to both the consolidated financial statements and the unaudited condensed consolidated financial statements included in this prospectus. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions. These critical policies and their application are periodically reviewed with the Audit Committee and the board of directors. Management believes that the most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows:
Allowance for Loan Losses.   Management believes that the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact Orange County Bancorp’s results of operations.
The provision for loan losses is based upon management’s evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated fair value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate, which is subject to significant judgment and change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to record additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank’s loans are secured by real estate in the State of New York. Accordingly, the collectability of a substantial portion of the carrying value of the Bank’s loan portfolio is susceptible to changes in local market conditions and may experience adverse economic conditions. Future adjustments to the provision for loan losses and allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank’s control.
Defined Benefit Pension Plans.   The determination of the defined benefit obligation and net periodic benefit cost related to our defined benefit pension plans requires estimates and assumptions such as discount rates, mortality, rates of return on plan assets and compensation increases. Management evaluates the assumptions annually and uses an actuarial firm to assist in making these estimates. Changes in assumptions due to market conditions, governing laws and regulations, or circumstances specific to Orange County Bancorp could result in material changes to the defined benefit pension obligation and net periodic benefit cost.

Emerging Growth Company.   Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We have irrevocably elected to adopt new accounting standards within the same time periods as private companies.
Although we are still evaluating the JOBS Act, we expect to take advantage of some of the reduced regulatory and reporting requirements that are available to us so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.
Discussion and Analysis of Financial Condition
Summary Financial Condition.   The following table sets forth a summary of the material categories of our balance sheet at the dates indicated:
				Change
	As of March 31,	As of December 31,		March 31, 2021 vs. December 31, 2020		December 31, 2020 vs. December 31, 2019
	2021	2020	2019	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands)
Assets	1,908,754	1,664,936	1,229,552	243,818	14.6%	435,384	35.4%
Cash and due from banks	253,091	121,232	25,112	131,859	108.8%	96,120	382.8%
Loans, net	1,215,345	1,136,566	879,849	78,779	6.9%	256,717	29.2%
Securities, available for sale	359,372	330,105	254,915	29,267	8.9%	75,190	29.5%
Deposits	1,733,559	1,489,294	1,083,132	244,265	16.4%	406,162	37.5%
FHLB advances	—	—	5,000	—	—	(5,000)	(100.0)%
Subordinated debt and note payable	22,340	22,323	3,000	17	0.1%	19,323	644.1%
Stockholders’ Equity	135,081	135,423	122,063	(342)	(0.3)%	13,360	10.9%
Assets.   Our total assets were $1.9 billion at March 31, 2021, an increase of $243.8 million from $1.7 billion at December 31, 2020. The increase was primarily due to an increase in cash and due from banks of $131.9 million, or 108.8%, an increase in net loans of $78.8 million, or 6.9%, and an increase in securities available-for-sale of $29.3 million, or 8.9%.
Our total assets were $1.7 billion at December 31, 2020, an increase of $435.4 million, or 35.4%, from $1.2 billion at December 31, 2019. The increase was primarily due to an increase in net loans of $256.7 million, or 29.2%, an increase in cash and due from banks of $96.1 million, or 382.8%, and an increase in securities available-for-sale of $75.2 million, or 29.5%.
Cash and due from banks.   Cash and due from banks increased $131.9 million, or 108.8%, to $253.1 million at March 31, 2021 from $121.2 million at December 31, 2020. The increase resulted primarily from our deposit growth from the distribution of government stimulus funds, along with reduced spending by our customers during the COVID-19 pandemic, which exceeded our funding needs for new lending activities.
Cash and due from banks increased $96.1 million, or 382.8%, to $121.2 million at December 31, 2020 from $25.1 million at December 31, 2019. This increase resulted primarily from our deposit growth from the distribution of government stimulus funds, along with reduced spending by our customers during the COVID-19 pandemic. This increase was partially offset by the use of cash to fund new loans and to purchase debt securities.

Loans.   The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.
			At December 31,
	At March 31, 2021		2020		2019		2018
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and industrial	$233,636	18.97%	$230,075	19.96%	$222,111	24.90%	$179,542	24.33%
Commercial real estate	709,760	57.63%	698,130	60.56%	534,407	59.90%	457,510	61.99%
Commercial real estate construction	76,570	6.22%	63,544	5.51%	56,412	6.32%	28,863	3.91%
Residential real estate	58,123	4.72%	57,941	5.03%	65,290	7.32%	59,215	8.02%
Home equity	13,197	1.07%	13,960	1.21%	11,668	1.31%	10,641	1.44%
Consumer	18,563	1.51%	20,114	1.74%	2,236	0.25%	2,241	0.30%
PPP loans	121,779	9.89%	68,974	5.99%	—	—	—	—
Total loans	1,231,628	100.00%	1,152,738	100.00%	892,124	100.00%	738,012	100.00%
Allowance for loan losses	16,283		16,172		12,275		10,663
Total loans, net	$1,215,345		$1,136,566		$879,849		$727,349
Net loans increased $78.8 million, or 6.9%, to $1.2 billion at March 31, 2021 from $1.1 billion at December 31, 2020 primarily due to increases in commercial and industrial loans (including PPP loans), commercial real estate loans, and commercial real estate construction loans. Commercial and industrial loans, including PPP loans, increased $56.4 million, or 18.8%, to $355.4 million at March 31, 2021 from $299.0 million at December 31, 2020 primarily as a result of our participation in the PPP loan program. Commercial real estate loans increased $11.6 million, or 1.7%, to $709.8 million at March 31, 2021 from $698.1 million at December 31, 2020 primarily as a result of increased loan demand by our customers during the first quarter of 2021 due to increased economic activity in our market area, along with our strategy to expand commercial real estate lending in our market area. Commercial real estate construction loans increased $13.0 million, or 20.5%, to $76.6 million at March 31, 2021 from $63.5 million at December 31, 2020 reflecting the timing of the funding of certain projects and also our strategy to expand commercial real estate lending in our primary market areas.
Net loans increased $256.7 million, or 29.2%, to $1.1 billion at December 31, 2020 from $879.8 million at December 31, 2019 primarily due to increases in commercial real estate loans and commercial and industrial loans (including PPP loans), partially offset by a decrease in residential real estate loans. Commercial real estate loans increased $163.7 million, or 30.6%, to $698.1 million at December 31, 2020 from $534.4 million at December 31, 2019 primarily as a result of our strategy to expand our commercial real estate lending in our market area supported by strong loan demand by our customers during 2020. Commercial and industrial loans, including PPP loans, increased $76.9 million, or 34.6%, to $299.0 million at December 31, 2020 from $222.1 million at December 31, 2019 primarily as a result of our participation in the PPP loan program. Residential real estate loans decreased $7.3 million, or 11.3%, to $57.9 million at December 31, 2020 from $65.3 million at December 31, 2019 primarily due to customers refinancing their loans at lower rates, along with the reduction of our investment in one- to four-family residential loans as part of our business strategy.
Loan Portfolio Maturities.   The following table sets forth the contractual maturities of our total loan portfolio at March 31, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

Time to Reprice/Mature	Commercial and Industrial(1)	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
One year or less	$56,099	$20,104	$58,341	$212	$2	$621	$135,378
More than one year to five years	212,096	109,031	18,229	3,684	155	3,915	347,110
More than five years to fifteen years	86,856	563,160	—	26,003	1,834	14,027	691,880
After fifteen years	364	17,466	—	28,225	11,205	—	57,259
Total	$355,415	$709,760	$76,570	$58,123	$13,197	$18,563	$1,231,628

(1)
Includes PPP loans.

The following table sets forth the principal balance of fixed and adjustable-rate loans at March 31, 2021 that are contractually due after March 31, 2022.
	Due After March 31, 2022
	Fixed	Adjustable	Total
	(In thousands)
Commercial and industrial(1)	$229,534	$72,200	$301,734
Commercial real estate	237,172	452,981	690,153
Commercial real estate construction :	15,291	3,002	18,293
Residential real estate	53,341	4,911	58,252
Home equity	283	12,912	13,195
Consumer	15,019	2,924	17,943
Total loans	$550,640	$548,930	$1,099,570

(1)
Includes PPP loans.

At March 31, 2021, $448.4 million, or 68.0% of our adjustable interest rate loans were at their interest rate floor.

Delinquent Loans.   The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated. We had no PPP loans delinquent at March 31, 2021 or December 31, 2020. Loans granted deferrals pursuant to the CARES Act and related regulatory guidance issued by the federal banking regulators are not included.
				At December 31,
	At March 31, 2021			2020			2019			2018
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due
	(In thousands)
Commercial and industrial	$181	$173	$345	$123	$201	$457	$525	$118	$717	$738	$117	$169
Commercial real estate	—	—	1,345	—	—	1,345	4,149	183	959	1,413	—	1,449
Commercial real estate construction	—	—	—	—	—	—	—	—	—	—	—	—
Residential real estate	597	—	579	570	—	580	875	—	416	896	504	115
Home equity	—	—	—	—	—	—	125	59	51	1,098	47	98
Consumer	210	293	93	132	272	61	—	—	—	—	13	—
Total	$988	$466	$2,362	$825	$473	$2,443	$5,674	$360	$2,143	$4,145	$681	1,831
The following table sets forth our loan delinquencies, including non-accrual loans, at the dates indicated as a percentage of loans for the corresponding types.
				At December 31,
	At March 31, 2021			2020			2019			2018
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due
Commercial and industrial	0.05%	0.05%	0.10%	0.04%	0.07%	0.15%	0.24%	0.05%	0.32%	0.41%	0.07%	0.09%
Commercial real estate	—	—	0.19%	—	—	0.19%	0.78%	0.03%	0.18%	0.31%	—	0.32%
Commercial real estate construction	—	—	—	—	—	—	—	—	—	—	—	—
Residential real estate	1.03%	—	1.00%	0.98%	—	1.00%	1.34%	—	0.64%	1.51%	0.85%	0.19%
Home equity	—	—	—	—	—	—	1.07%	0.51%	0.44%	10.32%	0.44%	0.92%
Consumer	1.13%	1.58%	0.50%	0.66%	1.35%	0.30%	—	—	—	—	0.58%	—
Total	0.08%	0.04%	0.19%	0.07%	0.04%	0.21%	0.64%	0.04%	0.24%	0.56%	0.09%	0.25%
Non-performing Assets
Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.
The CARES Act, in addition to providing financial assistance to both businesses and consumers, creates a forbearance program for federally-backed mortgage loans, protects borrowers from negative credit reporting due to loan accommodations related to the national emergency, and provides financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings for a limited period of time to account for the effects of COVID-19. The Federal banking regulatory agencies have likewise issued guidance encouraging financial institutions to work prudently with borrowers who are, or may be, unable to meet their contractual payment obligations because of the effects of COVID-19. That guidance, with the concurrence of the Financial Accounting Standards Board, and provisions of the CARES Act allow modifications made on a good faith basis in response to COVID-19 to borrowers who were generally current with their payments prior to any relief, to not be treated as troubled debt restructurings. Modifications may include payment deferrals, fee waivers, extensions of repayment term, or other delays in payment. We have worked with our customers affected by COVID-19 and accommodated a significant amount of loan modifications across our loan portfolios. To the extent that additional modifications meet the criteria previously described, such modifications are not expected to be classified as troubled debt restructurings.

The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $959,000, $959,000, $959,000, and $1.5 million as of March 31, 2021, December 31, 2020, December 31, 2019 and December 31, 2018, respectively. No PPP loans were considered non-performing at March 31, 2021 or December 31, 2020.
	At March 31, 2021	At December 31,
		2020	2019	2018
	(Dollars in thousands)
Non-accrual loans:
Commercial and industrial	$—	$—	$502	$104
Commercial real estate	1,345	1,345	959	1,419
Commercial real estate construction	—	—	—	—
Residential real estate	655	657	88	204
Home equity	—	—	—	98
Consumer	—	—	—	—
Total non-accrual loans	2,000	2,002	1,549	1,825
Accruing loans 90 days or more past due:
Commercial and industrial	345	457	215	145
Commercial real estate	—	—	—	30
Commercial real estate construction	—	—	—	—
Residential real estate	2	2	416	9
Home equity	—	—	51	—
Consumer	93	61	—	—
Total accruing loans 90 days or more past due	440	520	682	184
Total non-performing loans	2,440	2,522	2,231	2,009
Other real estate owned	—	—	—	—
Other non-performing assets	—	—	—	—
Total non-performing assets	$2,440	$2,522	$2,231	2,009
Ratios:
Total non-performing loans to total loans	0.20%	0.22%	0.25%	0.27%
Total non-performing loans to total assets	0.13%	0.15%	0.18%	0.19%
Total non-performing assets to total assets	0.13%	0.15%	0.18%	0.19%
Non-performing loans at March 31, 2021 totaled $2.4 million and consisted primarily of $1.3 million of commercial real estate loans and $657,000 of residential real estate loans. We had no other real estate owned at March 31, 2021.
Non-performing assets decreased $83,000, or 3.3%, to $2.4 million, or 0.13% of total assets, at March 31, 2021 from $2.5 million, or 0.15% of total assets, at December 31, 2020. The decrease in non-performing assets at March 31, 2021 compared to December 31, 2020 was primarily due to a decrease of $81,000 in accruing loans 90 days or more past due.
Non-performing assets increased $291,000, or 13.0%, to $2.5 million, or 0.15% of total assets, at December 31, 2020 from $2.2 million, or 0.18% of total assets, at December 31, 2019 due to an increase in non-accrual commercial real estate and residential real estate loans. We had no other real estate owned at December 31, 2020 or 2019.
From time to time, as part of our loss mitigation strategy, we may renegotiate loan terms based on the economic and legal reasons related to the borrower’s financial difficulties. There were no new troubled debt restructurings during the three months ended March 31, 2021 or during the years ended December 31, 2020 and December 2019. Troubled debt restructurings may be considered to be non-performing and if so are placed on non-accrual, except for those that have established a sufficient performance history under the terms of the restructured loan.
At March 31, 2021, seven loans with aggregate balances of $14.1 million were considered troubled debt restructurings, but were performing in accordance with their restructured terms for the requisite period of time (generally at least six consecutive months) to be returned to accrual status. At December 31, 2020, nine loans with aggregate balances of $15.0 million were considered troubled debt restructurings but were performing in accordance with their restructured terms for the requisite period of time to be returned to accrual status. At December 31, 2019, nine loans with aggregate balances of $11.4 million were considered troubled debt restructurings but were performing in accordance with their restructured terms for the requisite period of time to be returned to accrual status.
Classified Assets.   Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We designate an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention.
The following table summarizes classified assets of all portfolio types at the dates indicated:
	At March 31, 2021	At December 31,
		2020	2019	2018
	(In thousands)
Classification of Assets:
Substandard	$11,446	$11,693	$14,021	$15,299
Doubtful	—	—	—	—
Loss	—	—	—	—
Total Classified Assets	$11,446	$11,693	$14,021	15,299
Special Mention	$7,133	$7,187	$5,630	9,334
On the basis of management’s review of our assets, we classified $11.4 million of our assets at March 31, 2021 as substandard compared to $11.7 million at December 31, 2020. We designated $7.1 million of our assets at March 31, 2021 as special mention compared to $7.2 million designated as special mention at December 31, 2020. The decrease in classified assets at December 31, 2020 as compared to at December 31, 2019 was primarily the result of refinancing one large commercial loan relationship totaling $5.3 million, which resulted in an upgrade to pass status. The increase in special mention assets at December 31, 2020 compared to at December 31, 2019 was primarily due to one commercial and industrial loan totaling $2.6 million being downgraded to special mention.
Allowance for Loan Losses
Please see “— Critical Accounting Policies — Allowance for Loan Losses” for additional discussion of our allowance policy.
The allowance for loan losses is maintained at levels considered adequate by management to provide for probable incurred loan losses inherent in the loan portfolio as of the consolidated balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The amount and adequacy of the allowance is based on management’s evaluation of the collectability of the loan portfolio. Specifically, management uses specific and general components to determine the appropriate allowance level. The specific component relates to loans individually evaluated for impairment. Allowances for impaired loans are generally determined based on collateral values or the present value of the estimated cash flows.
The allowance is increased through provisions charged against current earnings and offset by recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. Management uses available information to recognize probable and reasonably estimable loan losses, but future loss provisions may be necessary based on changing economic conditions. As a result of the COVID-19 pandemic, during the year ended December 31, 2020, we increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. In addition, the FRB and the NYSDFS, as an integral part of their examination process, periodically review our allowance for loan losses and could require us to increase our allowance for loan losses.
This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at a level to absorb probable and estimable losses, additions may be necessary if economic or other conditions in the future differ from the current environment.

The following table sets forth activity in our allowance for loan losses for the periods indicated:
	At or for the Three Months Ended March 31,		At or For the Years Ended December 31,
	2021	2020	2020	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$16,172	$12,275	$12,275	$10,663	$8,526
Charge-offs:
Commercial and industrial	16	—	1,239	352	232
Commercial real estate	43	—	219	453	33
Commercial real estate construction	—	—	—	—	—
Residential real estate	—	—	51	41	52
Home equity	—	—	—	1	158
Consumer	5	3	28	59	10
PPP loans	—	—	—	—	—
Total charge-offs	64	3	1,537	906	485
Recoveries:
Commercial and industrial	87	6	10	107	5
Commercial real estate	1	1	4	51	54
Commercial real estate construction	—	—	—	—	—
Residential real estate	—	—	—	156	88
Home equity	—	—	—	—	—
Consumer	21	2	7	9	10
Total recoveries	109	9	21	323	157
Net charge-offs (recoveries)	(45)	(6)	1,516	583	328
Provision for loan losses	66	1,200	5,413	2,195	2,465
Balance at end of period	$16,283	$13,481	$16,172	$12,275	10,663
Ratios:
Net charge-offs to average loans outstanding	0.00%	0.00%	0.15%	0.07%	0.05%
Allowance for loan losses to non-performing loans at end of period	667.61%	534.55%	641.23%	550.20%	530.76%
Allowance for loan losses to total loans at end of period	1.32%	1.44%	1.40%	1.38%	1.44%
Allowance for loan losses to total loans (excluding PPP Loans) at end of period	1.47%	1.44%	1.49%	1.38%	1.44%
The allowance for loan losses increased by $111,000, or 0.7%, to $16.3 million, or 1.32% of total loans (or 1.47% of total loans, excluding PPP loans), at March 31, 2021 from $16.2 million, or 1.40% of total loans (or 1.49% of total loans, excluding PPP loans), at December 31, 2020. The allowance for loan losses increased by $3.9 million, or 31.7%, to $16.2 million, or 1.40% of total loans (or 1.49% of total loans, excluding PPP loans), at December 31, 2020 from $12.3 million, or 1.38% of total loans, at December 31, 2019. The increase in the allowance for loan losses for the aforementioned periods was primarily due to the growth in our commercial real estate and commercial and industrial loan segments, as well as an adjustment of certain qualitative factors in 2020 to take into account the uncertain impacts of the COVID-19 pandemic on economic conditions and borrowers’ ability to repay loans. In addition, we had net charge-offs of $1.5 million for the year ended December 31, 2020 as compared to net charge-offs of $583,000 for the year ended December 31, 2019. The increase in net charge-offs was due to 10 commercial and industrial loans totaling $1.2 million that were charged-off during 2020 primarily due to the economic impact of the COVID-19 pandemic on certain dentist and physician business borrowers.

The following tables set forth the allowance for loan losses allocated by loan category at the dates indicated.
				At December 31,
	At March 31, 2021			2020			2019
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Commercial and industrial(1)	$5,015	30.80%	28.86%	$4,795	29.65%	25.94%	$5,107	41.60%	24.90%
Commercial real estate	9,545	58.62%	57.63%	9,782	60.49%	60.56%	5,951	48.48%	59.90%
Commercial real estate construction	1,002	6.15%	6.22%	801	4.95%	5.51%	713	5.81%	6.32%
Residential real estate	346	2.12%	4.72%	381	2.36%	5.03%	384	3.13%	7.32%
Home equity	65	0.40%	1.07%	77	0.48%	1.21%	43	0.35%	1.31%
Consumer	310	1.90%	1.51%	336	2.08%	1.74%	77	0.63%	0.25%
Total allocated allowance	16,283	100.00%	100.00%	16,172	100.00%	100.00%	12,275	100.00%	100.00%
Unallocated allowance	—	—	—	—	—	—	—	—	—
Total allowance for loan losses	$16,283	100.00%	100.00%	$16,172	100.00%	100.00%	$12,275	100.00%	100.00%

(1)
PPP loans are included within this portfolio; however, no allowance for loan losses have been recorded on these loans due to the SBA guarantee of 100% of the loans.

	At December 31, 2018
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Commercial and industrial	$3,883	36.42%	24.33%
Commercial real estate	5,708	53.53%	61.99%
Commercial real estate construction	567	5.32%	3.91%
Residential real estate	353	3.31%	8.02%
Home equity	105	0.98%	1.44%
Consumer	47	0.44%	0.30%
Total allocated allowance	10,663	100.00%	100.00%
Unallocated allowance	—	—	—
Total allowance for loan losses	$10,663	100.00%	100.00%

Investment Securities
The following table sets forth the estimated fair value of our available-for-sale securities portfolio for the periods indicated.
			At December 31,
	At March 31, 2021		2020		2019
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortize d Cost	Estimated Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agencies	$81,125	$80,571	$82,409	$83,421	$84,746	$84,289
Mortgage-backed securities	175,979	176,679	157,408	160,784	158,246	159,089
Corporate securities	13,098	13,138	10,603	10,627	—	—
Municipal securities	88,444	88,984	73,421	75,273	11,367	11,537
Total	$358,646	$359,372	$323,841	$330,105	$254,359	$254,915
Available for sale securities increased $29.3 million, or 8.9%, to $359.4 million at March 31, 2021 from $330.1 million at December 31, 2020, as mortgage-backed securities increased $15.9 million, municipal securities increased $13.7 million and corporate securities increased $2.5 million, while U.S. Government agency securities decreased $2.8 million. This increase was primarily the result of using excess funds from our deposit growth during the first quarter of 2021 to increase our purchases of mortgage-backed securities, corporate securities and municipal securities.
Available for sale securities increased $75.2 million, or 29.5%, to $330.1 million at December 31, 2020 from $254.9 million at December 31, 2019, as municipal securities increased $63.8 million, corporate securities increased $10.6 million and mortgage-backed securities increased $1.6 million, while U.S. Government agency securities decreased $868,000. This increase was primarily attributable to using excess funds from our deposit growth during 2020 to purchase additional municipal, corporate and mortgage-based securities.
We did not have held-to-maturity investments at March 31, 2021, December 31, 2020 or December 31, 2019.
We review the investment portfolio on a quarterly basis to determine the cause, magnitude and duration of declines in the fair value of each security. In estimating other-than-temporary impairment (“OTTI”), we consider many factors including: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether we have the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. The assessment of whether any other than temporary decline exists may involve a high degree of subjectivity and judgment and is based on the information available to management at a point in time. We evaluate securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.
No impairment charges were recorded for the three months ended March 31, 2021 and 2020 or for the years ended December 31, 2020 and 2019.

Deposits
The following table sets forth our total deposit account balances, by account type, at the dates indicated:
				At December 31,
	At March 31, 2021			2020			2019			2018
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand deposits	$598,493	34.52%	—	$521,093	34.99%	—	$335,469	30.97%	—	$240,432	26.57%	—
Interest-bearing demand deposits	276,987	15.98%	0.13%	236,951	15.91%	0.15%	166,907	15.41%	0.22%	159,465	17.62%	0.10%
Money market deposits	599,127	34.56%	0.31%	483,044	32.43%	0.36%	368,799	34.05%	0.87%	294,497	32.54%	0.47%
Savings deposits	168,933	9.74%	0.10%	157,007	10.54%	0.12%	123,300	11.38%	0.25%	111,936	12.37%	0.14%
Certificates of deposit	90,019	5.19%	0.66%	91,199	6.12%	0.75%	88,657	8.19%	1.36%	98,678	10.90%	1.14%
Total	$1,733,559	100.00%	0.17%	$1,489,294	100.00%	0.20%	$1,083,132	100.00%	0.47%	$905,008	100.00%	0.31%
Total deposits increased $244.3 million, or 16.4%, to $1.7 billion at March 31, 2021 from $1.5 billion at December 31, 2020. We experienced increases in all deposit categories except certificates of deposit, as money market deposits increased $116.1 million, noninterest-bearing demand deposits increased $77.4 million and interest-bearing demand deposits increased $40.0 million primarily due to the deposit of government stimulus funds and reduced spending by customers during the COVID-19 pandemic, along with our strategy to increase commercial deposit accounts of our customers. Our strategy remains focused on increasing business demand deposit accounts by offering our suite of cash management products. Certificates of deposit decreased $1.2 million, or 1.3%, to $90.0 million at March 31, 2021 from $91.2 million at December 31, 2020, largely due to our strategy to reduce higher cost certificates of deposit. At March 31, 2021, our core deposits (which includes all deposits except for certificates of deposit) totaled $1.6 billion, or 94.8% of our total deposits. We did not have any brokered deposits (excluding reciprocal deposits obtained through the Certificate Deposit Account Registry Service (CDARS) and Insured Cash Sweep (ICS) networks) at March 31, 2021. Our reciprocal deposits obtained through the CDARS and ICS networks totaled $19.7 million and $58.4 million, respectively, at March 31, 2021.
Total deposits increased $406.2 million, or 37.5%, to $1.5 billion at December 31, 2020 from $1.1 billion at December 31, 2019. The increase was primarily the result of an increase in noninterest-bearing demand deposits of $185.6 million, an increase in interest-bearing demand deposits of $70.0 million, an increase in money market deposits of $114.2 million and an increase in savings deposits of $33.7 million. The increase in deposits primarily reflected the distribution of government stimulus funds and reduced spending by customers during the COVID-19 pandemic, along with our strategy to increase commercial deposit accounts of our customers. Our strategy remains focused on increasing business demand deposit accounts by offering our suite of cash management products. Certificates of deposits increased $2.5 million, or 2.9%, to $91.2 million at December 31, 2020 from $88.7 million at December 31, 2019. However, certificates of deposit, as a percentage of total deposits, was 6.1% at December 31, 2020 compared to 8.2% at December 31, 2019 as a result of our strategy to reduce higher cost certificates of deposit. Core deposits totaled $1.4 billion at December 31, 2020, or 93.9% of total deposits at that date. We did not have any brokered deposits (excluding reciprocal deposits obtained through the CDARS and ICS networks) at December 31, 2020. Our reciprocal deposits obtained through the CDARS and ICS networks totaled $19.9 million and $57.1 million, respectively, at December 31, 2020.
As of March 31, 2021, December 31, 2020 and December 31, 2019, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $815.5 million, $653.9 million and $388.9 million, respectively. In addition, as of

March 31, 2021, the aggregate amount of all our uninsured certificates of deposit was $24.4 million. The following table sets forth the maturity of these uninsured certificates of deposit as of March 31, 2021.
At March 31, 2021
(In thousands)
Maturing period:
Three months or less	$9,088
Over three months through six months	6,348
Over six months through twelve months	8,296
Over twelve months	635
Total	$24,367
Borrowings
Our borrowings consist of both short-term and long-term borrowings and provide us with one of our sources of funding. Maintaining available borrowing capacity provides us with a contingent source of liquidity.
Total borrowings from the Federal Home Loan Bank of New York were zero at March 31, 2021. We have the capacity to borrow up to $295.9 million from the Federal Home Loan Bank of New York at March 31, 2021. Total borrowings from the Federal Home Loan Bank of New York decreased to zero at December 31, 2020 from $5.0 million at December 31, 2019 due to principal repayments and maturities on our advances, as we used the increase in cash and due from banks because of an increase in deposits for our liquidity needs.
In September 2020, we issued $20.0 million in aggregate principal amount of fixed to floating subordinated notes (the “2020 Notes”) to certain institutional investors. The 2020 Notes are non-callable for five years, have a stated maturity of September 30, 2030, and bear interest at a fixed rate of 4.25% until September 30, 2025. From September 30, 2025 to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month SOFR plus 413 basis points, payable quarterly in arrears.
In November 2012, we issued an unsecured note payable to a selling stockholder of HVIA in connection with our acquisition of HVIA. In November 2019, we refinanced the note payable with a remaining balance of $3.0 million into an interest-only term loan. The interest is payable monthly in arrears at a fixed rate of 5.6% and matures with a scheduled balloon payment in November 2022.
Stockholders’ Equity
Total stockholders’ equity decreased $342,000, or 0.3%, to $135.1 million at March 31, 2021, from $135.4 million at December 31, 2020. The decrease for the three months ended March 31, 2021 was primarily due to a $4.4 million decrease in accumulated other comprehensive income (loss) due to a decrease in the fair market value of our securities available-for-sale during such period and dividend payments of $890,000, partially offset by $5.0 million in net income for the three months ended March 31, 2021.
Total stockholders’ equity increased $13.3 million, or 10.9%, to $135.4 million at December 31, 2020, from $122.1 million at December 31, 2019. The increase was primarily due to net income of $11.7 million for the year ended December 31, 2020 and an increase of $5.9 million in accumulated other comprehensive income due to an increase in the fair market value of our securities available-for-sale in 2020, partially offset by dividend payments of $3.6 million and the repurchase of 41,201 shares of our common stock at a cost of $1.2 million for the year ended December 31, 2020.

Average Balance Sheets and Related Yields and Rates
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019. No tax equivalent yield adjustments have been made as the effects would be immaterial. The average balances are daily averages and, for loans, include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments. Deferred loan fees totaled $1.2 million and $94,000 for the three months ended March 31, 2021 and 2020, respectively, and $2.8 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively.
	For the Three Months Ended March 31,
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate(1)	Average Outstanding Balance	Interest	Average Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$1,084,848	$12,036	4.50%	$915,124	$11,002	4.84%
PPP loans	94,479	1,192	5.12%	—	—	—
Investment securities available for sale	340,682	1,471	1.75%	258,327	1,444	2.25%
Cash and due from banks and other	177,393	44	0.10%	58,187	180	1.24%
Restricted stock	1,520	19	5.07%	1,275	17	5.36%
Total interest-earning assets	1,698,922	14,762	3.52%	1,232,913	12,643	4.12%
Noninterest-earning assets	81,012			74,808
Total assets	$1,779,934			$1,307,721
Interest-bearing liabilities:
Interest-bearing demand deposits	$262,565	82	0.13%	$201,566	103	0.21%
Money market deposits	539,295	459	0.35%	403,892	775	0.77%
Savings deposits	158,893	51	0.13%	124,085	78	0.25%
Certificates of deposit	90,796	158	0.71%	87,996	281	1.28%
Total interest-bearing deposits	1,051,549	750	0.29%	817,539	1,237	0.61%
Federal Home Loan Bank advances	—	—	—	2,326	10	1.77%
Note payable	3,000	42	5.68%	3,000	42	5.62%
Subordinated notes	19,335	230	4.82%	—	—	—
Total interest-bearing liabilities	1,073,885	1,022	0.39%	822,865	1,289	0.63%
Noninterest-bearing demand deposits	552,441			345,146
Other noninterest-bearing liabilities	19,057			16,867
Total liabilities	1,645,382			1,184,879
Total stockholders’ equity	134,552			122,842
Total liabilities and stockholders’ equity	$1,779,934			$1,307,721
Net interest income		$13,740			$11,354
Net interest rate spread(2)			3.13%			3.49%
Net interest-earning assets(3)	$625,017			$409,684
Net interest margin(4)			3.28%			3.69%
Average interest-earning assets to interest-bearing liabilities	158.2%			149.8%
(Footnotes follow on next page)

(1)
Annualized.

(2)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(3)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)
Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Year Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$963,333	$45,488	4.72%	$819,205	$40,803	4.98%
PPP loans	59,205	2,034	3.44%	—	—	—
Investment securities available for sale	295,303	5,575	1.89%	254,388	6,373	2.51%
Cash and due from banks and other	132,840	294	0.22%	40,677	853	2.10%
Restricted stock	1,405	70	4.98%	1,436	92	6.41%
Total interest-earning assets	1,452,086	53,461	3.68%	1,115,705	48,121	4.31%
Noninterest-earning assets	75,141			68,602
Total assets	$1,527,227			$1,184,308
Interest-bearing liabilities:
Interest-bearing demand deposits	$214,012	414	0.19%	$181,446	300	0.17%
Money market deposits	480,149	2,709	0.56%	346,776	2,687	0.77%
Savings deposits	137,906	266	0.19%	126,056	304	0.24%
Certificates of deposit	90,232	917	1.02%	92,878	1,221	1.31%
Total interest-bearing deposits	922,299	4,306	0.47%	747,155	4,512	0.60%
Federal Home Loan Bank advances	578	10	1.73%	8,506	147	1.73%
Note payable	3,000	160	5.33%	3,028	181	5.98%
Subordinated notes	4,918	246	5.00%	—	—	—
Total interest-bearing liabilities	930,796	4,722	0.51%	758,689	4,840	0.64%
Noninterest-bearing demand deposits	449,454			296,360
Other noninterest-bearing liabilities	17,469			13,787
Total liabilities	1,397,718			1,068,836
Total stockholders’ equity	129,509			115,472
Total liabilities and stockholders’ equity	$1,527,227			$1,184,308
Net interest income		$48,739			$43,281
Net interest rate spread(1)			3.17%			3.67%
Net interest-earning assets(2)	$514,733			$357,409
Net interest margin(3)			3.36%			3.88%
Average interest-earning assets to interest-bearing liabilities	156.0%			147.1%
(Footnotes follow on next page)

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis
The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the periods indicated. The table distinguishes between: (1) changes attributable to volume (changes in volume multiplied by the prior period’s rate); (2) changes attributable to rate (change in rate multiplied by the prior year’s volume) and (3) total increase (decrease) (the sum of the previous columns). Changes attributable to both volume and rate are allocated ratably between the volume and rate categories.
	Three Months Ended March 31, 2021 vs. 2020			Year Ended December 31, 2020 vs. 2019
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$1,871	$(837)	$1,034	$6,891	$(2,206)	$4,685
PPP loans	1,192	—	1,192	2,034	—	2,034
Investment securities available for sale	394	(367)	27	925	(1,723)	(798)
Cash and due from banks	136	(272)	(136)	693	(1,252)	(559)
Other	3	(1)	2	(2)	(20)	(22)
Total interest-earning assets	3,596	(1,477)	2,119	10,541	(5,201)	5,340
Interest-bearing liabilities:
Interest-bearing demand deposits	26	(47)	(21)	59	55	114
Money market deposits	204	(520)	(316)	869	(847)	22
Savings deposits	18	(45)	(27)	26	(64)	(38)
Certificates of deposit	8	(131)	(123)	(34)	(270)	(304)
Total interest-bearing deposits	256	(743)	(487)	920	(1,126)	(206)
Federal Home Loan Bank advances	(10)	—	(10)	(141)	3	(137)
Note payable	—	—	—	(2)	(19)	(21)
Subordinated notes	230	—	230	246	—	246
Total interest-bearing liabilities	477	(743)	(267)	1,024	(1,141)	(118)
Change in net interest income	$3,120	$(734)	$2,386	$9,517	$(4,060)	$5,458

Results of Operations for the Three Months Ended March 31, 2021 and 2020
Summary Income Statements.   The following table sets forth the income summary for the periods indicated:
	Three Months Ended March 31,
			Change
	2021	2020	Amount	Percentage
	(Dollars in thousands)
Interest income	$14,762	$12,643	$2,119	16.8%
Interest expense	1,022	1,289	(267)	(20.7)%
Net interest income	13,740	11,354	2,386	21.0%
Provision for loan losses	66	1,200	(1,134)	(94.5)%
Noninterest income	2,892	2,541	351	13.8%
Noninterest expense	10,316	9,591	725	7.6%
Provision for income taxes	1,225	628	597	95.1%
Net income	$5,025	$2,476	$2,549	102.9%
General.   Net income increased $2.5 million, or 102.9%, to $5.0 million for the three months ended March 31, 2021 from $2.5 million for the three months ended March 31, 2020. The increase resulted from a $2.4 million increase in net interest income, a $351,000 increase in noninterest income and a $1.1 million decrease in the provision for loan losses, which was partially offset by a $725,000 increase in noninterest expense.
Interest Income.   Interest income increased $2.1 million, or 16.8%, to $14.8 million for the three months ended March 31, 2021 from $12.6 million for the three months ended March 31, 2020. This increase was the result of an increase in the average balance of interest-earning assets, which increased by $466.0 million, or 37.8%, to $1.7 billion for the three months ended March 31, 2021 from $1.2 billion for the three months ended March 31, 2020. Partially offsetting the increase in interest income was a decrease in the average yield on interest-earning assets of 60 basis points to 3.52% for the three months ended March 31, 2021 from 4.12% for the three months ended March 31, 2020.
Interest income on loans increased by $2.2 million, or 20.2%, to $13.2 million during the three months ended March 31, 2021 from $11.0 million during the three months ended March 31, 2020. The increase in interest income on loans was primarily due to the increase in the average balance of loans, which was partially offset by a decrease in the average yield on loans. The average balance of loans increased by $264.2 million, or 28.9%, to $1.2 billion for the three months ended March 31, 2021 compared to $915.1 million for the three months ended March 31, 2020. The average yield on loans decreased by 29 basis points from 4.84% for the three months ended March 31, 2020 to 4.55% for the three months ended March 31, 2021. The increase in the average balance of loans was primarily due to our continued success in growing our commercial real estate and commercial and industrial loans as well as our participation in the PPP loan program, whereas the average yield on loans decreased due to a decrease in market interest rates since March 31, 2020 for new loan originations and payoffs of higher rate loans as a result of the COVID-19 pandemic.
Interest income on securities increased by $27,000, or 1.9%, to $1.5 million during the three months ended March 31, 2021 from $1.4 million during the three months ended March 31, 2020. The increase in interest income on securities was due to an increase in the average balance of securities, which was offset by a decrease in the average yield on securities. The average balance of securities increased by $82.4 million, or 31.9%, to $340.7 million for the three months ended March 31, 2021 compared to $258.3 million for the three months ended March 31, 2020. The increase in the average balance of securities was primarily due to purchases of municipal securities with our excess liquidity. The average yield on investment securities decreased by 50 basis points from 2.25% for the three months ended March 31, 2020 to 1.75% for the three months ended March 31, 2021. The decrease in the average yield on securities resulted from maturities of higher-yielding securities, which were replaced by significantly lower-yielding investment securities as a result of the decrease in market interest rates since March 31, 2020.

Interest income on cash and due from banks decreased $136,000, or 75.6%, to $44,000 for the three months ended March 31, 2021 from $180,000 for the three months ended March 31, 2020. The decrease in interest income from cash and due from banks was attributable to a decrease in the average yield on cash and due from banks of 114 basis points to 0.10% for the three months ended March 31, 2021 from 1.24% for the same period in 2020 as a result of the decrease in short-term market interest rates since March 31, 2020. This decrease was partially offset by an increase in the average balance of cash and due from banks of $119.2 million, or 204.9%, to $177.4 million during the three months ended March 31, 2021 from $58.2 million during the same period in 2020 due to increased liquidity on our balance sheet as result of our deposit growth.
Interest Expense.   Interest expense decreased $267,000, or 20.7%, to $1.0 million for the three months ended March 31, 2021 from $1.3 million for the three months ended March 31, 2020. The decrease in interest expense was a result of decreased rates on interest-bearing liabilities, primarily deposits, partially offset by an increase in the average balance of interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 24 basis points to 0.39% during the three months ended March 31, 2021 as compared to the prior year period. The average balance of interest-bearing liabilities increased by $251.0 million, or 30.5%, to $1.1 billion for the three months ended March 31, 2021 compared to $822.9 million for the three months ended March 31, 2020.
Interest expense on interest-bearing deposits decreased by $487,000, or 39.3%, to $750,000 during the three months ended March 31, 2021 from $1.2 million during the three months ended March 31, 2020. The decrease in interest expense on interest-bearing deposits was due to a decrease in the average cost of deposits, partially offset by an increase in the average balance of interest-bearing deposits. The average cost of interest-bearing deposits decreased 32 basis points to 0.29% during the three months ended March 31, 2021 as compared to the prior year period. The average balance of interest-bearing deposits increased by $234.0 million, or 28.6%, to $1.1 billion for the three months ended March 31, 2021 compared to $817.5 million for the three months ended March 31, 2020. The average cost of interest-bearing deposits decreased due to the decline in the interest rate environment as we reduced rates on savings, money market, demand deposit and certificate of deposit accounts, while the increase in the average balance of interest-bearing deposits reflected the distribution of government stimulus funds and reduced spending by customers during the COVID-19 pandemic, along with our strategy to increase commercial deposit accounts of our customers.
We had no interest expense on Federal Home Loan Bank borrowings for the three months ended March 31, 2021 as compared to $10,000 for the three months ended March 31, 2020, as we had no Federal Home Loan Bank advances outstanding during the three months ended March 31, 2021. We did, however, incur an additional $230,000 in interest expense for the three months ended March 31, 2021 due to the issuance in September 2020 of $20.0 million in outstanding subordinated notes, which carries an interest rate of 4.25%.
Net Interest Income.   Net interest income increased $2.4 million, or 21.0%, to $13.7 million for the three months ended March 31, 2021 from $11.4 million for the three months ended March 31, 2020 due to an increase in net interest-earning assets, partially offset by decreases in the net interest rate spread and net interest margin. Net interest-earning assets increased by $215.3 million to $625.0 million for the three months ended March 31, 2021 from $409.7 million for the three months ended March 31, 2020. Net interest rate spread decreased by 36 basis points to 3.13% for the three months ended March 31, 2021 from 3.49% for the three months ended March 31, 2020, reflecting a 60 basis points decrease in the average yield on interest-earnings assets, partially offset by a 24 basis points decrease in the average rate paid on interest-bearing liabilities. The net interest margin decreased 41 basis points to 3.28% for the three months ended March 31, 2021 from 3.69% for the three months ended March 31, 2020 due to the sharp decrease in interest rates in response to the economic downturn caused by the COVID-19 pandemic.
Provision for Loan Losses.   Our provision for loan losses decreased $1.1 million, or 94.5%, to $66,000 for the three months ended March 31, 2021 from $1.2 million for the three months ended March 31, 2020. The decrease in the provision for loan losses was primarily attributable to a decline in loan deferrals and improved economic conditions in our market area during the first quarter of 2021. The provision for loan losses for the first quarter of 2020 was primarily a result of adjustments of certain qualitative factors to take into account the uncertain impact of the COVID-19 pandemic on economic conditions and borrowers’

ability to repay loans. The allowance for loan losses was $16.3 million, or 1.32%, of loans outstanding at March 31, 2021 (or 1.47% of loans, excluding PPP loans) compared to $13.5 million, or 1.44%, of loans outstanding at March 31, 2020.
Noninterest Income.   Noninterest income information is as follows:
	Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$175	$208	$(33)	(15.9)%
Trust income	1,124	1,038	86	8.3%
Investment advisory income	1,176	901	275	30.5%
Earnings on BOLI	171	165	6	3.6%
Other	246	229	17	7.4%
Total noninterest income	$2,892	$2,541	$351	13.8%
Noninterest income increased by $351,000, or 13.8%, to $2.9 million for the three months ended March 31, 2021 from $2.5 million for the three months ended March 31, 2020. The increase in noninterest income for the three months ended March 31, 2021 was primarily due to increases in investment advisory income and income from investments held in trust, partially offset by a decrease in service charges on deposit accounts. Investment advisory income and trust income increased by $275,000 and $86,000, respectively, primarily as a result of an increase in assets under management due to strong market performance and continued new business, partially offset by normal levels of disbursements and outflows. Service charges on deposit accounts decreased $33,000 for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 due to a decrease in customary activity because of the COVID-19 pandemic.
Noninterest Expense.   Noninterest expense information is as follows:
	Three Months Ended March 31,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Salaries	$4,547	$4,185	$362	8.6%
Employee benefits	1,126	1,148	(22)	(1.9)%
Occupancy expense	965	938	27	2.9%
Professional fees	907	584	323	55.3%
Directors’ fees and expenses	242	293	(51)	(17.4)%
Computer software expense	1,058	794	264	33.2%
FDIC assessment	289	169	120	71.0%
Advertising expenses	283	314	(31)	(9.9)%
Advisor expenses related to trust income	121	155	(34)	(21.9)%
Telephone expenses	133	128	5	3.9%
Intangible amortization	71	71	—	—
Other	574	812	(238)	(29.3)%
Total noninterest expense	$10,316	$9,591	$725	7.6%
Noninterest expense increased $725,000, or 7.6%, to $10.3 million during the three months ended March 31, 2021 from $9.6 million during the three months ended March 31, 2020. The increase in noninterest expense in the three months ended March 31, 2021 was mainly due to a $362,000 increase in salaries, a $323,000 increase in professional fees, a $264,000 increase in computer software expenses, and a $120,000 increase in FDIC assessment expenses, partially offset by a $238,000 decrease in other noninterest expense.

For the three months ended March 31, 2021 compared to the three months ended March 31, 2020:
•
Salary and employee benefits increased primarily as a result of hiring additional employees, along with increased salaries in the normal course of business.

•
Professional fees increased primarily due to information technology support costs relating to our core processing conversion that will occur in November 2021, costs associated with a third-party manager of our investment portfolio and audit and accounting expenses due to enhancing audit procedures for the 2019 and 2020 audit of financial statements from generally accepted audit standards to Public Company Accounting Oversight Board standards in preparation for our initial public offering.

•
Computer software expenses increased as a result of our investment in loan credit processing and monitoring software, along with increased technology costs as a result of our loan growth.

•
FDIC assessment expenses increased due to our deposit growth.

•
Other noninterest expense decreased primarily as a result of the reduction of travel and entertainment expenses due to the impact of the COVID-19 pandemic, along with the recognition of a loss of approximately $100,000 related to a trust trade error that occurred during the three months ended March 31, 2020 that did not recur in the first quarter of 2021.

Provision for Income Tax.   We recorded a provision for income tax of $1.2 million for the three months ended March 31, 2021, reflecting an effective tax rate of 19.6%, compared to $628,000 for the three months ended March 31, 2020, reflecting an effective tax rate of 20.2%. Provision for income tax increased due to the increase in income before provision for income tax for the three months ended March 31, 2021 as compared to the prior year period.
Results of Operations for the Years Ended December 31, 2020 and 2019
Summary Income Statements.   The following table sets forth the income summary for the periods indicated:
	Year Ended December 31,
			Change
	2020	2019	Amount	Percentage
	(Dollars in thousands)
Interest income	$53,461	$48,121	$5,340	11.1%
Interest expense	4,722	4,840	(118)	(2.4)%
Net interest income	48,739	43,281	5,458	12.6%
Provision for loan losses	5,413	2,195	3,218	146.6%
Noninterest income	11,423	9,814	1,609	16.4%
Noninterest expense	40,231	36,491	3,740	10.2%
Provision for income taxes	2,839	2,928	(89)	(3.0)%
Net income	$11,679	$11,481	$198	1.7%
General.   Net income increased $198,000, or 1.7%, to $11.7 million for the year ended December 31, 2020 from $11.5 million for the year ended December 31, 2019. The increase resulted from a $5.5 million increase in net interest income and a $1.6 million increase in noninterest income, which were partially offset by a $3.7 million increase in noninterest expense and a $3.2 million increase in the provision for loan losses.
Interest Income.   Interest income increased $5.3 million, or 11.1%, to $53.5 million for the year ended December 31, 2020 from $48.1 million for the year ended December 31, 2019. This increase was the result of an increase in our average interest-earning assets which increased by $336.3 million, or 29.5%, to $1.5 billion for the year ended December 31, 2020 compared to $1.1 billion for the year ended December 31, 2019.

Partially offsetting the increase in interest income was a decrease in the average yield on interest-earning assets of 63 basis points to 3.68% during the year ended December 31, 2020 from 4.31% for the year ended December 31, 2019.
Interest income on loans increased by $6.7 million, or 16.5%, to $47.5 million during the year ended December 31, 2020 from $40.8 million during the year ended December 31, 2019. The increase in interest income on loans was primarily due to the increase in the average balance of loans, which was offset by a decrease in the average yield on loans. The average balance of loans increased by $203.3 million, or 24.8%, to $1.0 billion for the year ended December 31, 2020 compared to $819.2 million for the year ended December 31, 2019. The average yield on loans decreased by 33 basis points from 4.98% for the year ended December 31, 2019 to 4.65% for the year ended December 31, 2020. The increase in the average balance of loans was primarily due to our continued success in growing our commercial real estate and commercial and industrial loans as well as our participation in the PPP loan program, whereas the average yield on loans decreased due to a decrease in market interest rates since December 31, 2019 for new loan originations and payoffs of higher rate loans as a result of the COVID-19 pandemic.
Interest income on securities decreased by $798,000, or 12.5%, to $5.6 million during the year ended December 31, 2020 from $6.4 million during the year ended December 31, 2019. The decrease in interest income on securities was due to a decrease in the average yield on securities, which was partially offset by an increase in the average balance of securities. The average yield on securities decreased by 62 basis points from 2.51% for the year ended December 31, 2019 to 1.89% for the year ended December 31, 2020. The decrease in the average yield on securities resulted from maturities of higher-yielding securities, which were replaced by significantly lower-yielding investment securities as a result of the decrease in market interest rates. The average balance of securities increased by $40.9 million, or 16.1%, to $295.3 million for the year ended December 31, 2020 compared to $254.4 million for the year ended December 31, 2019. The increase in the average balance of securities was due to purchases of municipal securities with our excess liquidity.
Interest income on cash and due from banks decreased $559,000, or 65.5%, to $294,000 for the year ended December 31, 2020 from $853,000 for the year ended December 31, 2019. The decrease in interest income from cash and due from banks was attributable to a decrease in the average yield on cash and due from banks of 188 basis points to 0.22% for 2020 from 2.10% for 2019 as a result of the decrease in short-term market interest rates since December 31, 2019, partially offset by an increase in the average balance of cash and due from banks of $92.2 million, or 226.6%, to $132.8 million for 2020 from $40.7 million for 2019 due to increased liquidity on our balance sheet as a result of our deposit growth.
Interest Expense.   Interest expense decreased $118,000, or 2.4%, to $4.7 million for the year ended December 31, 2020 from $4.8 million for the year ended December 31, 2019. The decrease in interest expense was a result of decreased rates on interest-bearing liabilities, primarily deposits, partially offset by an increase in the average balance of interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 13 basis points to 0.51% for the year ended December 31, 2020 from 0.64% for the year ended December 31, 2019. The average balance of interest-bearing liabilities increased by $172.1 million, or 22.7%, to $930.8 million for the year ended December 31, 2020 compared to $758.7 million for the year ended December 31, 2019.
Interest expense on interest-bearing deposits decreased by $206,000, or 4.6%, to $4.3 million during the year ended December 31, 2020 from $4.5 million during the year ended December 31, 2019. The decrease in interest expense on interest-bearing deposits was due to a decrease in the average cost of deposits, partially offset by an increase in the average balance of interest-bearing deposits. The average cost of interest-bearing deposits decreased 13 basis points to 0.47% for the year ended December 31, 2020. The average balance of interest-bearing deposits increased by $175.1 million, or 23.4%, to $922.3 million for the year ended December 31, 2020 compared to $747.2 million for the year ended December 31, 2019. The average cost of interest-bearing deposits decreased due to the decline in the interest rate environment as we reduced rates on savings, money market, demand deposit and certificate of deposit accounts, while the increase in the average balance of interest-bearing deposits reflected the distribution of government stimulus funds and reduced spending by customers during the COVID-19 pandemic, along with our strategy to increase commercial deposit accounts of our customers.

Interest expense on Federal Home Loan Bank borrowings decreased $137,000, or 93.2%, to $10,000 for the year ended December 31, 2020 from $147,000 for the year ended December 31, 2019. The decrease in interest expense on borrowed funds was primarily due to the average balance of the Federal Home Loan Bank advances decreasing by $7.9 million to a balance of $578,000 during the year ended December 31, 2020 compared to $8.5 million during the year ended December 31, 2019. We also incurred an additional $246,000 in interest expense for the year ended December 31, 2020 due to the issuance in September 2020 of $20.0 million in outstanding subordinated notes, which carries an interest rate of 4.25%.
Net Interest Income.   Net interest income increased $5.5 million, or 12.6%, to $48.7 million for the year ended December 31, 2020 from $43.3 million for the year ended December 31, 2019 due to an increase in net interest-earning assets, partially offset by decreases in the net interest rate spread and net interest margin. Net interest-earning assets increased by $157.3 million to $514.7 million for the year ended December 31, 2020 from $357.4 million for the year ended December 31, 2019. Net interest rate spread decreased by 50 basis points to 3.17% for the year ended December 31, 2020 from 3.67% for the year ended December 31, 2019, reflecting a 63 basis point decrease in the average yield on interest-earnings assets, partially offset by a 13 basis points decrease in the average rate paid on interest-bearing liabilities. The net interest margin decreased 52 basis points to 3.36% for the year ended December 31, 2020 from 3.88% for the year ended December 31, 2019 due to the sharp decrease in interest rates in response to the economic downturn caused by the COVID-19 pandemic.
Provision for Loan Losses.   Our provision for loan losses was $5.4 million for the year ended December 31, 2020 compared to $2.2 million for the year ended December 31, 2019. The increase in the provision for loan losses was primarily due to growth in the commercial real estate and commercial and industrial loan portfolios as well as an adjustment of certain qualitative factors to take into account the uncertain impact of the COVID-19 pandemic on economic conditions and borrowers’ ability to repay loans. The allowance for loan losses was $16.2 million, or 1.40%, of loans outstanding at December 31, 2020 compared to $12.3 million, or 1.38%, of loans outstanding at December 31, 2019.
Noninterest Income.   Noninterest income information is as follows:
	Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$682	$921	$(239)	(26.0)%
Trust income	4,074	3,531	543	15.4%
Investment advisory income	4,105	3,927	178	4.5%
Investment securities gains (losses)	804	(219)	1,023	467.1%
Earnings on BOLI	702	690	12	1.7%
Other	1,056	964	92	9.5%
Total noninterest income	$11,423	$9,814	$1,609	16.4%
Noninterest income increased by $1.6 million, or 16.4%, to $11.4 million for the year ended December 31, 2020 from $9.8 million for the year ended December 31, 2019. The increase in noninterest income in year ended December 31, 2020 was primarily due to increases in gains on sales of securities available for sale, income from investments held in trust, and investment advisory income, partially offset by a decrease in service charges on deposit accounts. Gains on sales of securities available for sale increased $1.0 million primarily due to management’s strategy for managing the duration and credit risk of our investment securities portfolio. Trust income and investment advisory income increased $543,000 and $178,000, respectively, primarily the result of an increase in assets under management due to strong market performance and continued new business, partially offset by normal levels of disbursements and outflows. Service charges on deposit accounts decreased $239,000 due to a decrease in customary activity and waiver of fees because of the COVID-19 pandemic.

Noninterest Expense.   Noninterest expense information is as follows:
	Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries	$17,788	$16,407	$1,381	8.4%
Employee benefits	4,163	4,128	35	0.8%
Occupancy expense	3,744	3,523	221	6.3%
Professional fees	3,318	2,342	976	41.7%
Directors’ fees and expenses	1,088	1,108	(20)	(1.8)%
Computer software expense	4,038	3,133	905	28.9%
FDIC assessment	910	370	540	145.9%
Advertising expenses	1,191	1,177	14	1.2%
Advisor expenses related to trust income	455	377	78	20.7%
Telephone expenses	552	459	93	20.3%
Intangible amortization	286	286	—	—
Other	2,698	3,181	(483)	(15.2)%
Total noninterest expense	$40,231	$36,491	$3,740	10.2%
Noninterest expense increased $3.7 million, or 10.2%, to $40.2 million during the year ended December 31, 2020 from $36.5 million during the year ended December 31, 2019. The increase in noninterest expense in the year ended December 31, 2020 as compared to the prior year was mainly due to a $1.4 million increase in salaries and employee benefits, a $976,000 increase in professional fees, a $905,000 increase in computer software expenses and a $540,000 increase in FDIC assessment expenses, partially offset by a $483,000 decrease in other noninterest expense.
For the year ended December 31, 2020 compared to the year ended December 31, 2019:
•
Salary and employee benefits increased primarily as a result of hiring additional employees, along with increased salaries in the normal course of business.

•
Professional fees increased primarily due to information technology support costs relating to our core processing conversion that will occur in November 2021, costs associated with a third-party manager of our investment portfolio and audit and accounting expenses due to enhancing audit procedures for the 2019 and 2020 audit of financial statements from generally accepted audit standards to Public Company Accounting Oversight Board standards in preparation for our initial public offering.

•
Computer software expenses increased as a result of our investment in loan credit processing and monitoring software, along with increased technology costs as a result of our loan growth.

•
FDIC assessment expenses increased due to our deposit growth.

•
Other noninterest expense decreased primarily as a result of declining travel and entertainment costs due to the impact of the COVID-19 pandemic and the reverse of certain unfunded commitments.

Income Tax Expense.   We recorded an income tax expense of $2.8 million for the year ended December 31, 2020, reflecting an effective tax rate of 19.6%. For the year ended December 31, 2019, we recorded an income tax expense of $2.9 million, reflecting an effective tax rate of 20.3%.
Financial Position and Results of Operations of our Wealth Management Business Segment
We conduct our business through two business segments: (1) our banking business segment, which involves the delivery of loan and deposit products to our customers through Orange Bank & Trust Company; and (2) our wealth management business segment, which includes asset management and trust services to individuals and institutions through HVIA and Orange Bank & Trust Company that provides trust and investment management fee income. For further information, see Note 20 of the Notes to the Consolidated Financial Statements and Note 9 of the Notes to the Unaudited Condensed Consolidated Financial Statements.
The following tables presents the statements of income and total assets for our reportable business segments for the periods indicated:
	At or For the Three Months Ended March 31,
	2021			2020
	Banking	Wealth Management	Total Segments	Banking	Wealth Management	Total Segments
	(Dollars in thousands)
Net Interest Income	$13,740	$—	$13,740	$11,354	$—	$11,354
Noninterest income	592	2,300	2,892	602	1,939	2,541
Provision for loan losses	(66)	—	(66)	(1,200)	—	(1,200)
Noninterest expenses	(8,672)	(1,644)	(10,316)	(8,084)	(1,507)	(9,591)
Income tax expense	(1,087)	(138)	(1,225)	(537)	(91)	(628)
Net income	$4,507	$518	$5,025	$2,135	$341	$2,476
Assets under management and/or administration (AUM) (market value)	$—	$1,230,150	$1,230,150	$—	$956,591	$956,591
Total assets	1,900,373	8,381	1,908,754	1,656,974	7,962	1,664,936
	At or For the Year Ended December 31,
	2020			2019
	Banking	Wealth Management	Total Segments	Banking	Wealth Management	Total Segments
	(Dollars in thousands)
Net Interest Income	$48,739	$—	$48,739	$43,281	$—	$43,281
Other noninterest income	3,365	8,058	11,423	2,009	7,805	9,814
Provision for loan losses	(5,413)	—	(5,413)	(2,195)	—	(2,195)
Noninterest expenses	(33,838)	(6,393)	(40,231)	(31,104)	(5,387)	(36,491)
Income tax expense	(2,510)	(329)	(2,839)	(2,601)	(327)	(2,928)
Net income	$10,343	$1,336	$11,679	$9,390	$2,091	$11,481
Assets under management and/or administration (AUM) (market value)	$—	$1,189,119	$1,189,119	$—	$1,102,794	$1,102,794
Total assets	1,656,517	8,419	1,664,936	1,221,397	8,155	1,229,552
Comparison at or for the three months ended March 31, 2021 and 2020.   The market value of assets under management and/or administration at March 31, 2021 and 2020 was $1.2 billion and $956.6 million, respectively, representing an increase of 28.6%. This includes assets held at both Orange Bank & Trust Company and HVIA at March 31, 2021 and 2020. This increase primarily was due to successful business development and market value appreciation.
Our income related to our wealth management business segment, which we record as noninterest income, increased $361,000, or 18.6%, to $2.3 million for the three months ended March 31, 2021 compared to $1.9 million for the three months ended March 31, 2020. The increase was primarily due to our growth in assets under management during the three months ended March 31, 2021.

Our expenses related to our wealth management business segment, which we record as noninterest expense increased $137,000, or 9.1%, to $1.6 million for the three months ended March 31, 2021 compared to $1.5 million for the three months ended March 31, 2020. The increase was due to continued growth in our operations.
Comparison at or for the years ended December 31, 2020 and 2019.   The market value of assets under management and/or administration at December 31, 2020 and 2019 was $1.2 billion and $1.1 billion, respectively, representing an increase of 7.8%. This includes assets held at both Orange Bank & Trust Company and HVIA at December 31, 2020 and 2019. This increase was due to successful acquisition of new assets under management combined with an increase in the market value of assets under management.
Our income related to our wealth management business segment, which we record as noninterest income, increased $253,000, or 3.2%, to $8.1 million for the year ended December 31, 2020 compared to $7.8 million for the year ended December 31, 2019. The increase was primarily due to the growth in our assets under management.
Our expenses related to our wealth management business segment, which we record as noninterest expense, increased $1.0 million, or 18.7%, to $6.4 million for the year ended December 31, 2020 compared to $5.4 million for the year ended December 31, 2019. The increase was due to the continued growth in our operations.
Management of Market Risk
General.   The principal objective of our asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing net income and preserving adequate levels of liquidity and capital. The board of directors of our Bank has oversight of our asset and liability management function, which is managed by our Asset/Liability Management Committee and our Finance Committee. Our Asset/Liability Management Committee meets regularly to review, among other things, the sensitivity of our assets and liabilities to market interest rate changes, local and national market conditions and market interest rates. That group also reviews our liquidity, capital, deposit mix, loan mix and investment positions.
As a financial institution, our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the fair value of all interest-earning assets and interest-bearing liabilities, other than those that have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
We manage our exposure to interest rates primarily by structuring our balance sheet in the ordinary course of business. We do not typically enter into derivative contracts for the purpose of managing interest rate risk, but we may do so in the future. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.
Net Interest Income Simulation.   We use an interest rate risk simulation model to test the interest rate sensitivity of net interest income and the balance sheet. Instantaneous parallel rate shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.

The following table presents the estimated changes in our net interest income, calculated on a bank-only basis, which would result from changes in market interest rates over twelve-month period as of March 31, 2021. The table below demonstrates that we are asset-sensitive in a rising interest rate environment.
At March 31, 2021
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+400	$62,650	12.2%
+300	60,888	9.0%
+200	59,072	5.8%
+100	57,447	2.8%
Level	55,860	—
-100	54,775	(1.9)%

(1)
This analysis assumes an instantaneous and parallel rate shock across the entire yield curve for the scenarios indicated.

Economic Value of Equity Simulation.   We also analyze our sensitivity to changes in interest rates through an economic value of equity (“EVE”) model. EVE represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts. EVE attempts to quantify our economic value using a discounted cash flow methodology. We estimate what our EVE would be as of a specific date. We then calculate what EVE would be as of the same date throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate EVE under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates, and under the assumption that interest rates decrease 100 basis points from current market rates.
The following table presents the estimated changes in our EVE, calculated on a bank-only basis, that would result from changes in market interest rates as of March 31, 2021.
At March 31, 2021
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets(3)		Present Value of Assets
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio(4)	Increase (Decrease) (basis points)	Amount
(Dollars in thousands)
+400	$312,302	$9,024	3.0%	17.9%	21	$1,741,479
+300	313,364	10,086	3.3%	17.6%	17	1,781,330
+200	312,705	9,427	3.1%	17.2%	13	1,823,050
+100	311,524	8,246	2.7%	16.7%	8	1,868,379
—	303,278	—	—%	15.9%	—	1,911,125
-100	260,606	(42,672)	(14.1)%	13.5%	(24)	1,937,303

(1)
This analysis assumes an instantaneous and parallel rate shock across the entire yield curve for the scenarios indicated.

(2)
The estimated EVE is the present value of all assets less the present value of all liabilities as calculated for the corresponding scenario.

(3)
The EVE as a percentage of the Present Value of Assets is used as a present value capital measure. The EVE ratio is a market value capital ratio.

(4)
The EVE ratio is defined as “Estimated EVE” divided by the Present Value of Assets.

Many assumptions are used to calculate the impact of interest rate fluctuations. Actual results may be significantly different than our projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. The computations of interest rate risk shown above do not include actions that our management may undertake to manage the risks in response to anticipated changes in interest rates, and actual results may also differ due to any actions taken in response to the changing rates.
Liquidity and Capital Resources
Liquidity.   Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and sales of securities are greatly influenced by general interest rates, economic conditions and competition.
We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.
Our most liquid assets are cash and due from banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2021 and December 31, 2020, cash and due from banks totaled $253.1 million and $121.2 million, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $359.4 million at March 31, 2021 and $330.1 million at December 31, 2020.
Certificates of deposit due within one year of March 31, 2021 totaled $80.3 million, or 89.2% of total certificates of deposit. At March 31, 2021, total certificates of deposit were $90.0 million or 5.2% of total deposits. Certificates of deposit due within one year of December 31, 2020 totaled $74.8 million, or 82.0% of total certificates of deposit. At December 31, 2020, total certificates of deposit were $91.2 million or 6.1% of total deposits.
We participate in IntraFi Network, allowing us to provide access to multi-million dollar FDIC deposit insurance protection on deposits for customers, businesses and public entities. We can elect to sell or repurchase this funding as reciprocal deposits from other IntraFi Network banks depending on our funding needs. At March 31, 2021, we had a total of $78.1 million of IntraFi Network deposits, all of which were repurchased as reciprocal deposits from the IntraFi Network.
Although customer deposits remain our preferred source of funds, maintaining back up sources of liquidity is part of our prudent liquidity risk management practices. We have the ability to borrow from the Federal Home Loan Bank of New York. At March 31, 2021, we had no outstanding advances and the ability to borrow up to $295.9 million. At March 31, 2021, we had a $5.2 million collateralized line of credit from the Federal Reserve Bank of New York with no outstanding balance. Additionally, we had a total of $25.0 million of discretionary lines of credit at March 31, 2021. We also have a borrowing agreement with Atlantic Community Bankers Bank (“ACBB”) to provide short-term borrowings of $2.5 million at March 31, 2021. There were no outstanding borrowings with ACBB at March 31, 2021.
Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $2.4 million and $11.3 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $113.7 million and $331.0 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. Net cash provided by financing activities, consisting of activity in deposit accounts and borrowings, was $243.1 million and $415.7 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively.
We are committed to maintaining a strong liquidity position. We monitor our liquidity position daily. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience, current pricing strategy and regulatory restrictions, we anticipate that a substantial portion of maturing time deposits will be retained, and that we can supplement our funding with borrowings in the event that we allow these deposits to run off at maturity.
Capital Resources.   We are subject to various regulatory capital requirements administered by the Federal Reserve and New York State Department of Financial Services. At March 31, 2021 and December 31, 2020, we exceeded all applicable regulatory capital requirements, and were considered “well capitalized” under regulatory guidelines. See Note 10 to the Notes to the Unaudited Condensed Consolidated Financial Statements and Note 13 to the Notes to the Consolidated Financial Statements appearing elsewhere in this prospectus for actual and required capital amounts and ratios at March 31, 2021, December 31, 2020 and December 31, 2019.
Off-Balance Sheet Arrangements
Off-Balance Sheet Arrangements.   We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.
At March 31, 2021, we had $284.2 million in loan commitments outstanding. We also had $7.1 million in standby letters of credit at March 31, 2021. At December 31, 2020, we had $230.2 million in loan commitments outstanding. We also had $6.5 million in standby letters of credit at December 31, 2020.
For further information, see Note 16 to the Notes to the Consolidated Financial Statements appearing elsewhere in this prospectus.
Effect of Inflation and Changing Prices
The consolidated financial statements and related financial data included in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS
Overview
We are a bank holding company headquartered in Middletown, New York and registered under the BHC Act. Through our wholly owned subsidiaries, Orange Bank & Trust Company and HVIA, we offer full-service commercial and consumer banking products and services and trust and wealth management services to small businesses, middle-market enterprises, local municipal governments and affluent individuals in the Lower Hudson Valley region, the New York metropolitan area and nearby markets in Connecticut and New Jersey. The Company’s main office is located at 212 Dolson Avenue, Middletown, New York 10940.
By combining the high-touch service and relationship-based focus of a community bank with the extensive suite of financial products and services offered by our larger competitors, we believe we can capitalize on the substantial growth opportunities available in our market areas. We also offer a variety of deposit accounts to businesses and consumers, including a full line of municipal banking accounts. These products and services offered through our 14 branch offices and one loan production office, generate a stable source of low-cost core deposits and a diverse loan portfolio with attractive risk-adjusted yields. As of March 31, 2021, our assets, loans, deposits and stockholders’ equity totaled $1.9 billion, $1.2 billion, $1.7 billion and $135.1 million, respectively. Orange Bank & Trust Company’s trust department and HVIA had a combined $1.2 billion in assets under management at March 31, 2021.
As a bank holding company, we are subject to the supervision of the FRB. We are required to file with the FRB reports and other information regarding our business operations and the business operations of our subsidiaries. As a state-chartered trust company that is a member of the Federal Reserve System, the Bank is subject to primary supervision, periodic examination and regulation by the NYSDFS and by the FRB as its primary federal regulator.
Recent Growth and Profitability
•
The board of directors hired our current President and Chief Executive Officer, Michael Gilfeather, in 2014 to improve the growth trajectory of the Company.

•
Significant investments in people, systems and expanding our geographic footprint have led to strong balance sheet growth and enhanced profitability. Our total assets have grown from $1.1 billion at December 31, 2018 to $1.9 billion at March 31, 2021, while our net income has increased from $7.6 million for the year ended December 31, 2018 to $11.7 million for the year ended December 31, 2020.

•
A targeted effort to attract low to zero cost business deposits over the past seven years has resulted in significant growth in assets. These funds, combined with unprecedented government stimulus and liquidity in response to the COVID-19 pandemic, have resulted in a large growth in deposits, which we have been able to deploy to support strong loan growth and used to maintain liquidity.

•
Combined assets under management from our trust and wealth management services through our trust services department and HVIA grew from $926.7 million at December 31, 2018 to $1.2 billion at March 31, 2021.

•
We believe our investments in our bankers, infrastructure and technology in recent years has improved our efficiency ratio. Specifically, our efficiency ratio has decreased from 74.65% for the year ended December 31, 2018 to 62.03% for the three months ended March 31, 2021 even though full-time equivalent employees increased from 166 at December 31, 2018 to 195 at March 31, 2021.

•
Compounded annual loan growth (excluding PPP loans) of 21.0% over the last five years from December 31, 2015 to December 31, 2020.

•
Compounded annual deposit growth of 18.5% over the last five years from December 31, 2015 to December 31, 2020.

•
Lenders and lending support staff grew from 17 to 47 employees from December 31, 2014 to March 31, 2021.

•
Six new branches and one loan production office opened and two branch offices were sold or closed from December 31, 2015 to March 31, 2021.

Business Segments
Business Banking.   We are committed to serving as a community-oriented financial institution focused on small-to medium-sized businesses, professionals, entrepreneurs and corporate executives. In addition, the Bank’s private banking service caters to the business and personal needs of high net-worth individuals and business owners. We offer a full suite of financial products, including checking, savings and money market accounts, certificates of deposit and treasury management services.
The Company has successfully recruited seasoned lenders with expertise and proven track records in its historic and expanded operating markets. These lenders typically have long standing relationships with businesses in our local community, such as real estate developers and owners, enabling them to serve as trusted advisors across financial transactions and products.
The Company has enjoyed particularly strong growth in its newer markets of Rockland and Westchester Counties, which offer significant growth potential as a function of market size and demographics, while Orange County continues to represent approximately 50% of the Bank’s deposits. The following tables show our loan (including PPP loans) and deposit compositions as of March 31, 2021.
Private Banking.   In August 2017, following extensive research and planning, the Bank successfully launched its private banking initiative, which now has approximately 360 clients. This concierge-level service integrates and leverages all four of the Company’s core businesses — deposits, loans, asset management (through our investment adviser subsidiary HVIA) and trust and estate services — to provide dedicated, personalized attention to clients with larger, more complex banking needs who engage in significant business with us.
Trust Services & Wealth Management.   Through the trust department of the Bank, we offer traditional trust and administration services to local clients and have a niche focus on Special Needs Trust and Guardianship services. Founded as “Orange County Trust and Safe Deposit Company” in 1892, trust services held a prominent role among our early business lines. Our business has evolved over the years as demonstrated by our name change to Orange Bank & Trust Company in 2016, but trust services remain a vital and vibrant part of our business today. As a measure of our ongoing commitment to trust services, we hired dedicated personnel with expertise in the unique requirements of the Special Needs Trust sub-sector for oversight of the division several years ago. This has resulted in meaningful revenue growth and profitability.
We offer asset management, financial planning and wealth management services through our wholly owned subsidiary, HVIA, an SEC registered investment advisor, which we acquired in November 2012. HVIA manages investments for institutional and high net-worth individuals, which includes endowments, pension plans and not for profits, as well as sub-advisory investments. HVIA is in the process of expanding its product capabilities and expanding third-party product distribution.
We recently launched the Orange Wealth Management initiative, which includes services offered by HVIA, our private bank and trust department in a coordinated strategy for growth. We believe that there may be significant cross-selling opportunities with our high net-worth and business clients through this new platform.
The following table shows our total assets under management through both the trust department of the Bank and HVIA as of March 31, 2021.

Our History
Born of the vision of 14 founders, the Bank opened for business in May 1892 as Orange County Trust and Safe Deposit Company. In 2016, the Bank rebranded itself as Orange Bank & Trust Company to reflect its ambitions to expand in the Lower Hudson Valley region and the New York City metropolitan area. The chart below sets forth our business evolutions and milestones.
Our Market Area
We define our operating area broadly as the Lower Hudson Valley, which includes diverse and economically distinct markets. Our banking operations are located principally in Orange, Westchester, Rockland and Bronx Counties in New York, which we refer to as our geographic footprint, where we operate 14 full-service branches and one loan production office. While most of our business takes place in these markets, we also work with several specific commercial clients with operations outside this region.
Since 2013, we have sought to leverage knowledge and relationships developed over our long operating history and our firm commitment to customer service across a strategically expanded footprint. This was formalized with the opening of new branch locations in Westchester and Rockland Counties in 2015, and has since driven meaningful market share growth in these markets. This includes compounded annual deposit growth of 30.9% and 33.9% for the Westchester and Rockland markets, respectively, during the three-year period ended December 31, 2020. More recently, we entered the strong growth market of Bronx, New York with a loan production office in November 2019 and a full-service branch in July 2021.

Orange Bank & Trust Company Locations

Source: S&P Global Market Intelligence.
While focused on driving growth across all of our markets and product lines, we believe our expanded presence in Westchester and Rockland Counties will be the largest contributor to future asset growth due to the significant deposit base in the Lower Hudson Valley market. As of March 31, 2021, 32.7% of our loans and 44.5% of our deposits were in Westchester and Rockland Counties. We are also currently building a new branch in Nanuet, located in Rockland County, with an anticipated opening in the third quarter of 2021. We view all of our recent and planned location openings as natural and logical extensions for the Bank and consistent with our geographic footprint.

Our operating markets have demographic, economic and competitive dynamics that we believe are favorable to continued execution of our growth strategy:
Orange County.   Orange County, located 60 miles from New York City, is an attractive and stable market. Our 129-year-operating history in the region provides us a strong foundation for growth and low-cost deposit funding. Economic activity in the region stems from local business activity and increasing support services to the New York metropolitan area. With a population estimated as of January 1, 2021 of 387,768 and a median household income of $82,420 as of the same date, the local economy is distinct and somewhat insulated from economic activity in New York City and Westchester County, and includes a growing number of service, warehousing, and logistical businesses. Recent developments in the region include significant population growth during the COVID-19 pandemic as professionals relocated away from urban markets.
Westchester and Rockland Counties.   Westchester and Rockland Counties serve as our primary growth markets, and we believe their combination of size, attractive demographics, strong growth characteristics, and economic diversity provide significant opportunities to grow our business. The Westchester and Rockland market area has a diversified economy typical of suburban population centers, with the majority of employment provided by services, wholesale/retail trade, finance/ insurance/real estate and manufacturing. Services account for the largest employment sector across both counties, while wholesale/retail trade accounts for the second largest employment sector.
Westchester and Rockland Counties are large, wealthy markets with median household incomes of $102,782 and $94,873, respectively and a combined population of 1,294,444, all estimated as of January 1, 2021. An unbalanced market of bigger banks and only a few small community banks, has created an attractive competitive landscape that has strengthened our reputation as a leading local bank for small businesses within this market area. We believe our small market share relative to our size also provides the opportunity for long-term growth.
Bronx County.   The Bronx market is densely populated with 1,414,708 residents estimated as of January 1, 2021 and has a diversified economy typical of most urban population centers. The majority of employment provided is by services, wholesale/retail trade and finance/insurance/real estate with services accounting for the largest employment sector in the county. With a median household income of $43,015 estimated as of January 1, 2021, the Bronx is home to a significant number of health care and social assistance businesses and non-profit organizations. A persistent need for housing in the region generates constant growth through demand for construction lending and refinancing activity.
Our Business Strategy
Our goal is to build the premier business bank in the Lower Hudson Valley, primarily through organic growth of our client base. We focus on small-to medium-sized businesses (characterized as businesses with annual revenues of less than $50 million), attorneys and other professionals, and provide a broad range of banking services to businesses, high net-worth individuals, business owners and retail customers. We believe the local economies in our geographic footprint offer us significant growth opportunities we can capitalize on through our focus on personalized service, and our ability to realize greater economies of scale than smaller community banks.
Leverage our Relationships and Service Capabilities to Drive Organic Growth.   From our modest beginning in 1892, our founders understood the Bank’s success would be closely tied to that of the communities in which we operate, and that long-term value creation would require an uncompromising commitment to service and the establishment of enduring relationships with our clients. That vision continues to drive the Company today, as we serve customers in Orange, Rockland, and Westchester Counties and the Bronx through a network of 14 branches, one loan production office and approximately 200 employees. Our core competencies include familiarity with our clients and providing the highest quality services and solutions, enabling us to attract business customers across our traditional and expanded geographic footprint. The objective is to be a trusted advisor to our clients as they build their businesses with our resources, support and advice.
Derive Further Loan Growth Through Differentiated Service.   We have consistently demonstrated our ability to generate robust loan growth and capture additional share in our operating markets. We have been able to do so based on strong client relationships and targeted development efforts. The majority of our loan growth comes from existing clients and referrals, with the latter resulting from our focus on key centers of influence in our communities, such as law firms and accounting practices. We also believe our senior management’s availability for consultation on a daily basis offers customers a quicker response time on loan applications and other transactions, as well as greater confidence that these transactions will close, than competitors, whose decisions, in some cases, are being made in distant headquarters. We believe this level of service also gives us a pricing advantage, often enabling us to obtain higher loan rates than our competitors, while still securing the business and client relationship.
Continue to Grow our Core Deposit Franchise.   The strength of our deposit franchise is derived from our long-standing relationships with our clients and the strong ties we have to the markets we serve. Our deposit footprint has provided, and we believe will continue to provide, primary support for the growth of our loan portfolio. Core deposits (excluding time deposits) comprise 94.8% of our total funding, with a low cost of 0.16% for the quarter ended March 31, 2021. A key element of our strategy to enhance funding sources is our cash management services, which has helped our team expand the depth and efficiency of our product offerings, and is expected to contribute to profitability, account growth, and customer retention going forward. Additionally, by continuing to broaden our suite of business services, from sophisticated cash management to enhanced commercial lending, deposits and loans grew to $1.5 billion and $1.2 billion at year end 2020, up 37.5% and 29.2%, respectively, over year end 2019. We expect this growth to continue as the Bank continues to incorporate the tools our clients need to operate more efficiently and profitably. We also believe our strong commercial and public sector relationships will supplement our retail deposit base, further enhancing deposit growth and, ultimately, leading to continued growth of our loan portfolio. Deposits from municipalities totaled $279.1 million, or 16.1% of our total deposits, at March 31, 2021. Municipal deposits grew to $198.5 million at year end 2020, up nearly 14% over year end 2019.
Continue to Build Fee-Based Business.   We have built a strong foundation of fee-based revenue through our trust services and wealth management businesses. Like our core banking business, our trust and advisory services have also achieved significant recent milestones, with combined assets under management in the two divisions reaching $1.2 billion at March 31, 2021. As we have successfully done with our banking business, we intend to expand HVIA’s services into Westchester and Rockland Counties. Additionally, our private banking service continued to grow in 2020 and now enables approximately 360 clients to fully leverage the resources and capabilities of our platform. Each of our fee-based businesses is run by an experienced team and has scalable infrastructure to support additional growth with little added expense. We believe our integrated approach to client relationships, growing market position and expanded service offerings will provide significant cross selling and new business opportunities in the future.
Capitalize on Market Disruption.   We intend to continue to take advantage of recent economic disruption in our operating markets, which we believe has created an environment of underbanked customers. The acquisitions of competitors in these markets have also created opportunities to hire seasoned bankers who we believe can thrive under our business model and take advantage of customer dissatisfaction with large, less personalized banks and/or recently merged institutions. We have successfully employed this strategy in the past, hiring 37 experienced bankers from merged institutions and acquiring HVIA from Provident New York Bancorp in 2012.
We believe such opportunities remain to be capitalized upon and will continue to present themselves with future consolidation. The tables below reflect merger activity in and around our geographic footprint since 2012.
Announcement Date	Acquiror Name	Acquiror State	Target Name	Target State	Target County
6/29/2021	Valley National Bancorp	NY	The Westchester Bank Holding Corporation	NY	Westchester
6/16/2021	Rhodium BA Holdings LLC	NY	Sunnyside Bancorp Inc.	NY	Westchester
4/19/2021	Webster Financial Corp.	CT	Sterling Bancorp	NY	Rockland
7/12/2018	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	Rockland

Announcement Date	Acquiror Name	Acquiror State	Target Name	Target State	Target County
12/16/2016	Wallkill Valley FS&LA	NY	Hometown Bancorp Inc (MHC)	NY	Orange
11/5/2014	Sterling Bancorp	NY	Hudson Valley Holding Corp.	NY	Westchester
9/25/2014	Putnam County SB	NY	CMS Bancorp Inc.	NY	Westchester

Source: S&P Global Market Intelligence.
We believe that ongoing reduction in the number of locally-managed community banks provides the opportunity for us to offer sophisticated banking products and services targeting small and middle market businesses, to expand our customer base, increase assets, and enhance profitability.
Strategic Expansion.   While Orange County remains our home, ongoing investments in Rockland, Westchester and Bronx Counties continue to be significant drivers of our growth and profitability. Most recently, we entered the Bronx, New York market with a loan production office in 2019 and branch office in 2021. We are also currently building a new branch in Nanuet, Rockland County, with a planned opening in the third quarter 2021. We view these locations as natural and logical extensions of the Bank given our footprint and experience in the region. The exploration of new opportunities for expansion will remain a key initiative within the Company’s strategy.
Engage in Opportunistic M&A.   We are currently focused on organic growth in our geographic markets and have no current plans or arrangements for acquisitions. We may, however, evaluate acquisitions that we believe could produce attractive returns for our stockholders. These could include fee-based businesses, whole bank or branch acquisitions that would improve our market position in geographies with attractive demographics and business trends, expand our existing branch network in existing markets, enhance our earnings power or product and service offerings, or expand our wealth management activities.
Our Competitive Strengths
We believe the following strengths differentiate us from our competitors and position us to execute our business strategy successfully:
Premier commercial bank in the Lower Hudson Valley region.   We are the largest locally headquartered bank and the 14th largest bank overall in the Lower Hudson Valley (Orange, Westchester and Rockland Counties) based on deposit market share. Our extensive suite of financial products and services, combined with our growth goals and initiatives, has made us attractive to lenders and business development professionals who prefer to work in a community bank setting, as well as customers who seek the personal attention of a community bank. The markets we serve have experienced significant bank consolidation and we have a demonstrated track record in attracting both talent and customers created from this disruption. We believe having publicly traded common stock will further enhance our ability to attract and retain talented bank professionals. We intend to continue to expand our physical presence in the Lower Hudson Valley region and believe we can continue to increase market share, particularly given recent local and regional bank merger and acquisition activity, and resultant dislocation, which may create business opportunities for us.

Note: Market defined as Orange, Westchester and Rockland Counties. Deposit data as of June 30, 2020, excluding merger targets and branches without reported market deposits. Asset data as of March 31, 2021. “Source: FDIC, S&P Global Market Intelligence”
The Lower Hudson Valley market, particularly since the onset of the COVID-19 pandemic has exhibited strong deposit growth and higher median household income compared to the State of New York and the United States overall.

Source: S&P Global Market Intelligence estimated as of January 1, 2021.
(1)
Represents the weighted average household income by deposits for all Company markets.

Attractive core deposit franchise.   We have a deposit franchise supported by substantial core deposits, which we define as total deposits less certificates of deposit, and a strong level of noninterest-bearing demand deposit accounts. As of March 31, 2021, core deposits comprised 94.8% of total deposits and 133.4% of total loans, while noninterest-bearing core deposits comprised 34.5% of total deposits. We did not have any brokered deposits (excluding reciprocal deposits obtained through the CDARS and ICS networks) at March 31, 2021. Our low-cost, core deposit base results from a unique combination of being Orange County’s go-to community bank for consumers for more than 100 years, combined with our emphasis on banking businesses, not-for-profit institutions, municipalities and other organizations. We believe that our robust core deposit generation is powered by our strong personal service, visibility in our communities, a wide array of commercial banking and treasury management product offerings, and convenient services such as remote deposit capture and commercial internet banking. We also employ deposit-focused business development officers to generate deposit relationships.
Well positioned for a rising interest rate environment.   In anticipation of a rising interest rate environment, we have focused our business on core deposit relationships and maintaining a liquid balance sheet. At March 31, 2021, our ratio of total loans to total deposits was 70.1%. We believe the relationship-based nature of our deposit portfolio reduces our interest rate risk relative to our local peers and competitors. During the last rising interest rate cycle from 2015 until 2019, our cost of deposit funding exhibited lower change and remained well-below our local peers. Our total deposit beta (defined as the relative change between deposit funding costs and changes in the federal funds rate) was 5.4%, significantly below our local peer level of 26.9%.

Source: S&P Global Market Intelligence. Cost of total deposits calculated using total annualized deposit interest expense and average total deposits for each quarterly period.
(1)
Deposit beta is calculated as the change in the bank’s deposit costs as a percentage of the change in the Fed Fund Rate, measured from 2015Q1 to 2019Q1.

(2)
Local Peers include NASDAQ, NYSE, NYSEAM, and OTC-traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 2021Q1, excluding merger targets and mutual institutions.

Unique and complementary ability to offer private banking and wealth management services to our clients.   Another area of differentiation relative to local competitors is our ability to offer private banking and wealth management services to our customers. We offer private banking through Orange Bank & Trust Private Banking, a division of Orange Bank & Trust Company, and provide trust and wealth management services through Orange Bank & Trust Company’s trust services department and HVIA, which has $1.2 billion in combined assets under management at March 31, 2021. Our private banking, trust services and wealth management offerings are highly complementary and round out a full suite of products available to our clients. Our client-driven, high-tech and high-touch business model is focused on four primary areas: (1) Cash Management and Treasury Services; (2) Lending (primarily commercial lending); (3) Trust, Estate and Custody Services; and (4) Investment Advisory (through HVIA).
Through HVIA, we offer financial planning and wealth management services. HVIA has $963 million of assets under management, including $290 million sub-serviced for the Bank’s trust department at March 31, 2021. Excluding the sub-serviced assets under management, the $672 million of assets held under management by HVIA represented 54.6% of total assets under management at March 31, 2021. Separate from HVIA, our trust services department of the Bank offers both traditional trust and administration services to our local clients with a niche focus on Special Needs Trust and Guardianship services. The trust services department has approximately $558 million of assets under management, representing 45.4% of total assets under management at March 31, 2021.
Disciplined underwriting and credit administration.   Our management and credit administration team fosters a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding, and loan administration and monitoring that we believe has enabled us to establish strong credit quality. We monitor categories of lending activity within our portfolio and establish sub-limits that we review regularly and adjust in response to changes in our lending strategy and market conditions. Furthermore, at 1.47% of loans excluding PPP loans, our reserve levels exceed the median level of NASDAQ traded bank and savings and loan holding companies, banks and thrifts (excluding merger targets) with consolidated assets between $1.0 billion and $3.0 billion.
Scalable operating model.   We have invested heavily over the last several years in people and infrastructure to support and enhance our ability to provide a full range of commercial and retail financial services to our clients. These investments include over 60 additions to our full-time equivalent employees since 2014, and six branch and one loan production office openings with two branch offices sold or closed to optimize our franchise footprint occurring between 2015 and March 31, 2021. Most recently, we opened our Bronx, New York branch in July 2021. We are also currently building a new branch in Nanuet, Rockland County, with a planned third quarter 2021 opening. Other investments have focused on developing a full range of transaction services, such as online business banking, merchant processing, and mobile banking and creating customized software for certain industry verticals. As a result of these investments, we believe we have the operating leverage and infrastructure to support significant growth without a corresponding increase in expenses.
Lending Activities
General.   Our principal lending activity has been the origination of commercial real estate loans, commercial and industrial loans, and to a lesser extent, commercial real estate construction loans, residential real estate loans, home equity loans and consumer loans. Our customers are primarily small- and medium-sized businesses, attorneys, and other professionals.
The following table sets forth the composition of our loan portfolio by the type of loan and average loan size at March 31, 2021:
	At March 31, 2021
	Amount	Percent	Avg Loan Size
	(Dollars in thousands)
Commercial and industrial	$233,636	18.97%	$185
Commercial real estate	709,760	57.63%	1,094
Commercial real estate construction	76,570	6.22%	3,190
Residential real estate	58,123	4.72%	194
Home equity	13,197	1.07%	54
Consumer	18,563	1.51%	21
PPP loans	121,779	9.89%	156
Total loans	1,231,628	100.00%	297
Allowance for loan losses	16,283
Total loans, net	$1,215,345
Commercial Real Estate Lending.   As of March 31, 2021, we had $709.8 million in commercial real estate loans, representing 57.6% of total loans. We originate loans to finance commercial real estate, primarily secured by commercial retail space, multifamily properties, office buildings and warehouses in our primary lending market. Generally, our commercial real estate loans have terms between five and ten years based on a 20-to 30-year amortization schedule, loan-to-value ratios of up to 75% of the appraised value of the property and are often credit enhanced by personal guarantees of the borrowers. Our typical commercial real estate loan has a three, five or seven-year fixed rate term, which then adjusts at a margin above the FHLB of New York fixed rate advance index for the remainder of the term with a balloon payment due usually at the end of ten years. At March 31, 2021, 25.1% of our commercial real estate loans were for owner-occupied properties. At March 31, 2021, we had $161.8 million in loans secured by multifamily properties.
We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value, condition, and location of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, we consider the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service coverage ratio of at least 1.20x. All commercial real estate loans of $500,000 or more are appraised by outside independent appraisers. Personal guarantees are generally obtained from the principals of commercial real estate loans. All commercial real estate loans of more than $500,000 must have an environmental assessment completed.
Commercial real estate loans generally entail greater credit risks compared to residential real estate loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property.
Commercial and Industrial Lending.   As of March 31, 2021, we had $233.6 million in commercial and industrial loans (excluding PPP loans), representing 19.0% of total loans. We originate commercial and industrial loans, consisting of short-term loans, lines of credit and term loans to businesses located in our primary lending market. These loans are used for various business purposes including the finance of machinery and equipment purchases, inventory and accounts receivable as well as real estate purchases.
Our commercial lines of credit are typically made with variable interest rates, which are tied to the Prime Rate. Term loans generally consist of fixed-rate loans and are limited to seven-year terms. Generally, the maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Most business lines of credit are written on demand and may be renewed annually.
When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, and the value of the collateral, accounts receivable, inventory and equipment. We also consider the business the borrower is in and the economic conditions affecting that business.
Commercial and industrial loans also include loans originated under the PPP, a specialized low-interest (1%) forgivable loan program funded by the U.S. Treasury Department and administered by the SBA. The Bank, as a qualified SBA lender, was authorized to originate PPP loans. The SBA guarantees 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower’s PPP loan, including any accrued interest, is eligible for loan forgiveness under the PPP so long as employee and compensation levels of the business are maintained and the loan proceeds are used for other qualifying expenses. We originated 1,132 PPP loans totaling $161.9 million during 2020 and the first quarter of 2021. Our balance of PPP loans at March 31, 2021 was $121.8 million, or 9.9% of total loans.
Commercial and industrial loans generally have a greater credit risk than residential real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and that are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made primarily on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.
Commercial Real Estate Construction Lending.   As of March 31, 2021, we had $76.6 million in commercial real estate construction loans, representing 6.2% of total loans. We engage in commercial real estate construction lending, primarily for projects located within our primary lending market. Our commercial real estate construction lending consists of commercial and residential site development loans as well as commercial building construction and residential housing construction loans. These loans are generally secured by the subject property. Terms of construction loans depend on the specifics of the project such as the estimated time for completion, the planned construction costs and the prospective appraised value of those projects. At March 31, 2021, we have made commitments of $99.5 million of which $76.8 million has been drawn by our commercial real estate construction borrowers.
In underwriting commercial real estate construction loans, we perform a thorough analysis of the financial condition of the borrower, the borrower’s credit history, the reliability and predictability of the cash flow generated by the project using feasibility studies and market data.
Appraisals on properties securing commercial real estate construction loans we originated are performed by independent appraisers.
Commercial real estate construction loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions and uncertainties of construction costs.
Residential Real Estate Lending.   As of March 31, 2021, we had $58.1 million in residential real estate loans, representing 4.7% of total loans. In recent years, we have deemphasized the origination of residential real estate loans in our portfolio. We offer fixed-rate and adjustable-rate loans with terms up to a maximum of 20 years. The majority of our residential real estate loans are originated with a loan-to-value ratio of 80% or less. Loans with a loan-to-value ratio in excess of 80% are required to have private mortgage insurance. These loans are generally secured by properties located in, or made to customers who reside in, our primary market area.
In underwriting residential real estate loans, we evaluate both the borrower’s ability to make monthly payments and the value of the property securing the loan. Properties securing real estate loans we make are appraised by independent appraisers. We generally require borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. We have not engaged in sub-prime residential mortgage originations.
Home Equity Lending.   As of March 31, 2021, we had $13.2 million in home equity loans, representing 1.1% of total loans. We originate home equity lines of credit and closed-end loans. These loans are generally secured by properties located in, or made to customers who reside in, our primary market area. Home equity lines and loans are secured by the borrower’s primary residence with a maximum loan-to-value ratio of 85% and a maximum term of 15 years on home equity loans and a 10-year draw period followed by a 15-year repayment period for home equity lines. Home equity loans adjust based on the Prime Rate.
In underwriting home equity lines and loans, a thorough analysis of the borrower’s financial ability to repay the loan as agreed is performed. The ability to repay is determined by the borrower’s employment history, current financial condition, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security.
Home equity lines and loans generally present a lower level of risk than other types of consumer loans because they are secured by a junior lien on the borrower’s primary residence. However, the subordinate nature of some home equity lines and loans may make these loans of higher risk than other residential real estate loans. Particularly with respect to our home equity lines of credit, decreases in real estate values could adversely affect the value of property securing the loan.
Consumer Lending.   As of March 31, 2021, we had $18.6 million in consumer loans, representing 1.5% of total loans. We offer a variety of secured and unsecured consumer loans, including vehicle loans, loans secured by savings deposits as well as other types of consumer loans.
In underwriting consumer loans, a thorough analysis of the borrower’s financial ability to repay the loan is performed. The ability to repay is determined by the borrower’s employment history, current financial condition, and credit background.
Consumer loans may entail greater credit risk than do residential real estate loans particularly in the case of consumer loans, which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Loan Purchases, Participations and Sales.   From time to time we purchase loans or participate in loans with other financial institutions to supplement our origination of loans. Through our loan participations, we and the other participating lenders generally share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. We primarily participate in commercial real estate loans, including multifamily real estate loans, and in commercial and industrial loans. When we are not lead lender, we always follow our customary loan underwriting and approval procedures. As of March 31, 2021, the outstanding balances of our loan participations totaled $101.3 million, of which $85.1 million were commercial real estate loans and $16.2 million were commercial and industrial loans. In May 2018, we joined a community bank lending network operated by BancAlliance, which provides the opportunity to participate in commercial and industrial loans and lines of credit that are broadly syndicated to member banks and outside institutions. As of March 31, 2021, the outstanding balances of loans sourced through this program totaled $27.0 million, across seven distinct borrower relationships.
We also purchase whole loans from other lenders. Beginning in 2018, we have purchased commercial and industrial loans made to medical professionals throughout the U.S. such as to doctors and dentists secured by a blanket lien on their business assets from a national provider of such loans. We follow our customary loan underwriting and approval policies specific to these purchased loans. We purchase such loans under two programs. The first is a direct purchase with no guarantee (the “Direct Purchase Loans”), in which the loans are purchased at par with a put-back provision to the originator in the event of nonperformance. The second program carries a 50% guarantee from the seller (the “Partial Guaranteed Loans”) in which the loans are purchased at par. Because these loans are generally secured by business assets, they may be subject to a greater extent to the financial condition of the borrower than loans secured by real estate collateral. During the three months ended March 31, 2021, we purchased $3.0 million of Direct Purchase Loans. We did not make any purchases of Direct Purchase Loans during the three months ended March 31, 2020. During the three months ended March 31, 2021 and 2020, we did not purchase any Partial Guaranteed Loans. During the years ended December 31, 2020 and 2019, we purchased $24.2 million and $6.6 million of Direct Purchase Loans, respectively. During the years ended December 31, 2020 and 2019, we did not purchase any Partial Guaranteed Loans. As of March 31, 2021, December 31, 2020 and 2019, the aggregate balance of the purchased loans under these programs were $55.6 million, $55.7 million and $45.5 million, respectively. During the year ended December 31, 2020, we also purchased $19.3 million of loans from a partially guaranteed consumer loan program. As of March 31, 2021, the aggregate balance of the purchased loans under this program was $14.6 million.
We generally do not sell loans and did not sell any loans during the years ended December 31, 2020 or 2019 and in the first quarter of 2021.
Credit Risk Management
We control credit risk both through disciplined underwriting of each transaction, as well as active credit management processes and procedures to manage risk and minimize loss throughout the life of a transaction. We seek to maintain a broadly diversified loan portfolio in terms of type of customer, type of loan product and industries in which our business customers are engaged. We have developed tailored underwriting criteria and credit management processes for each of the various loan product types we offer our customers.
Underwriting.   In evaluating each potential loan relationship, we adhere to a disciplined underwriting evaluation process including but not limited to the following:
•
understanding the borrower’s financial condition and ability to repay the loan;

•
determining whether the borrower is a capable manager;

•
understanding the specific purpose of the loan;

•
verifying that the primary, secondary and tertiary sources of repayment are adequate in relation to the amount and structure of the loan;

•
assessing the economic environment in which the loan would be granted; and

•
ensuring that each loan is properly documented with perfected liens on collateral.

Loan Approval Authority.   Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The approval of two out of three of the Chief Executive Officer, the Chief Lending Officer or the Executive Vice President-Rockland Regional President is generally required for lending relationships up to $1.0 million. Lending relationships of more than $1.0 million and up to $3.0 million must be approved by the Management Loan Committee. The Management Loan Committee consists of the Chief Executive Officer, the Chief Lending Officer, the Executive Vice President-Rockland Regional President, the Chief Financial Officer and the Chief Credit Officer. Lending relationships of more than $3.0 million and up to $15.0 million (the internal house limit) must be approved by the Directors Loan Committee, which consists of four directors. The approval of our board of directors is required for all Regulation O loans, lending relationships greater than $15.0 million and up to and including the Bank’s legal lending limit and loans with more than three underwriting exceptions.
Loans to One Borrower Limit.   In accordance with loans-to-one-borrower regulations, the Bank is generally limited to lending no more than 15% of its unimpaired capital and unimpaired surplus to any one borrower or borrowing entity. This limit may be increased by an additional 10% for loans secured by readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of funds outstanding. To qualify for this additional 10% the Bank must perfect a security interest in the collateral and the collateral must have a market value at all times of at least 100% of the loan amount that exceeds the 15% general limit. At March 31, 2021, our regulatory limit on loans-to-one borrower was $24.2 million.
The following provides an overview of the Bank’s 10 largest loan relationships at March 31, 2021:
	Number of Loans	Total Commitment	Outstanding Balance
	(Dollars in Thousands)
Relationship 1(a)	8	$21,918	$15,342
Relationship 2(b)	5	16,552	13,552
Relationship 3	3	15,970	13,870
Relationship 4(c)	5	15,639	15,638
Relationship 5	15	15,261	14,181
Relationship 6	1	15,000	15,000
Relationship 7	4	14,463	14,463
Relationship 8(d)	21	14,371	14,049
Relationship 9	7	14,128	14,126
Relationship 10	1	12,412	12,412
Top 10 Relationship Total	70	$155,714	$142,633

(a)
Includes $6.6 million in PPP loans.

(b)
Includes $494,000 in PPP loans.

(c)
Includes $3.3 million in PPP loans.

(d)
Includes $407,000 in PPP loans.

Ongoing Credit Risk Management.   In addition to the tailored underwriting process described above, we perform ongoing risk monitoring and review processes for all credit exposures. Although we grade and classify our loans internally, we have an independent third-party professional firm perform regular loan reviews to confirm loan classifications. We strive to identify potential problem loans early in an effort to aggressively seek resolution of these situations before the loans create a loss, record any necessary charge-offs promptly and maintain adequate allowance levels for probable loan losses incurred in the loan portfolio.
In general, whenever a particular loan or overall borrower relationship is downgraded to pass-watch or special mention based on one or more standard loan grading factors, our credit officers engage in active evaluation of the asset to determine the appropriate resolution strategy. Management regularly reviews the status of the watch list and classified assets portfolio as well as the larger credits in the portfolio.
Wealth Management Business Segment
Through HVIA and Orange Bank & Trust Company’s trust department, we offer a range of trust services, including managing customer investments, serving as custodian of customer assets, and providing fiduciary services including serving as trustee and personal representative of estates. Our clients include individuals, trusts, businesses, employer-sponsored retirement plans and charitable organizations. At March 31, 2021, we had $1.2 billion of assets under management in a fiduciary, custodial or agency capacity for customers. These assets are not assets of Orange Bank & Trust Company or HVIA and therefore are not included in the consolidated balance sheets included in the prospectus. HVIA and Orange Bank & Trust Company’s trust department collectively had 25 full-time equivalent employees as of March 31, 2021 and revenue of $2.3 million, or approximately 13.8% of our total revenues, for the three months ended March 31, 2021.
Investments
Our board of directors is responsible for approving and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, regulatory standards, liquidity requirements, potential returns and consistency with our interest rate risk management strategy. We also use our investment portfolio to collateralize our municipal deposits. Our Asset Liability Management Committee, which consists of our President and Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Lending Officer, Trust Services Director and Controller and the Finance Committee of the board of directors, oversees our investing activities and strategies.
Our current investment policy authorizes us to invest in debt securities issued by the U.S. government and its agencies or government sponsored enterprises. In addition, management is authorized to invest in investment grade state and municipal obligations. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds and deposits in other insured institutions. We also are required to maintain an investment in FHLB stock, which investment is based primarily on the level of our FHLB borrowings. Additionally, we are required to maintain an investment in Federal Reserve Bank of New York stock equal to six percent of our capital and surplus. We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, or certain types of structured notes.
At March 31, 2021, we had a portfolio of investment securities available for sale, which is reported at fair value, and we held no investment securities that were not carried at fair value through earnings.

Deposit Funding
Deposits are our primary source of funds to support our earning assets and growth. As of March 31, 2021, we held $1.7 billion of total deposits. The following table sets forth our total deposit account balances, by account type, at March 31, 2021:
	At or For The Three Months Ended March 31, 2021
	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest-bearing demand accounts	$598,493	34.52%	0.00%
Interest-bearing demand accounts	276,987	15.98%	0.13%
Money market accounts	599,127	34.56%	0.31%
Savings accounts	168,933	9.74%	0.10%
Certificates of Deposit	90,019	5.19%	0.66%
Total	$1,733,559	100.00%	0.16%
We obtain most of our deposits from individuals, attorneys and other professionals, small- and medium-sized businesses and municipalities in our market. We solicit deposits through our relationship-driven team of dedicated and accessible bankers and through community-focused marketing. We emphasize obtaining deposit relationships at loan origination. We have invested in personnel, business and compliance processes and technology that enable us to acquire, and efficiently and effectively serve, a wide array of business deposit accounts, while continuing to provide the level of customer service for which we are known. We currently offer a comprehensive range of business deposit products and services to assist with the banking needs of our business customers, including a variety of remote deposit and cash management products along with commercial transaction accounts. We also provide online banking, mobile banking, and direct deposit services.
We offer a selection of deposit accounts, including demand accounts (interest-bearing and noninterest-bearing), money market deposit accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At March 31, 2021, our core deposits (which includes all deposits except for certificates of deposit) totaled $1.6 billion, or 94.8% of our total deposits, and our cost of funds on this stable funding source was 0.15% anchored by our noninterest-bearing demand deposits, which represented 34.5% of total deposits at March 31, 2021. We did not have any brokered deposits at March 31, 2021. Our CDARS and ICS deposits totaled $78.1 million at March 31, 2021.
We actively seek to obtain municipal deposits. At March 31, 2021, municipal deposits totaled $279.1 million or 16.1% of our total deposits. We have developed a program for the retention and management of municipal deposits. These deposits are from local government entities such as county, village and town governments, school districts, fire departments and other municipalities. We solicit their operating and savings deposits. Municipal deposit accounts are generally collateralized by eligible government and government agency securities.
The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.
Borrowings
We maintain diverse funding sources including borrowing lines at the FHLB, two commercial banks and the Federal Reserve Bank discount window. Although we do not utilize borrowings as a significant funding source, we have from time to time utilized advances from the FHLB to supplement our supply of investable funds. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness. As of March 31, 2021, we had $295.9 million of available borrowing capacity with the FHLB. On that date, we had no advances outstanding from the FHLB. The other borrowing lines are maintained primarily for contingency funding sources.
Competition
The banking business is highly competitive and we face strong competition from many other financial institutions. Our principal competitors are commercial and community banks, credit unions, savings and loan associations, mortgage banking firms and online mortgage lenders and consumer finance companies, including large national financial institutions that operate in our market. Our profitability depends in large part upon our continued ability to successfully compete with these institutions for lending opportunities, deposit funds, financial products, bankers and potential acquisition targets.
We conduct business through 14 banking offices and one loan production office in Orange, Westchester, Rockland and Bronx Counties in New York. Many other commercial and community banks, savings institutions, credit unions and other financial institutions maintain a physical presence in our primary market area and some maintain only a virtual presence. Many of these competitors are larger than us, have significantly more resources, greater brand recognition and more extensive and established branch networks or geographic footprints than we do, and may be able to attract customers more effectively than we can. Because of their scale, many of these competitors can be more aggressive than we can on loan and deposit pricing, and may better afford and make broader use of media advertising, support services and electronic technology than we do. Also, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. To offset these competitive disadvantages, we concentrate marketing efforts in the local markets we service with local advertisements, and personal contacts, and we depend on our reputation as having greater personal service and the ability to make credit and other business decisions quicker than our competitors.
Personnel
As of March 31, 2021, we had 190 full-time employees at Orange County Bancorp, Orange Bank & Trust Company and HVIA, none of whom are represented by a collective bargaining unit. We believe we have a good working relationship with our employees.
Subsidiaries
Orange Bank & Trust Company and HVIA are the only subsidiaries of Orange County Bancorp and there are no subsidiaries of Orange Bank & Trust Company or HVIA.
Legal Proceedings
From time to time, we are a party to various litigation matters incidental to the conduct of our business. As of March 31, 2021, we do not believe that any currently pending legal proceedings will have a material adverse effect on our business, financial condition or results of operations.
Properties
We operate from our main office and 14 branch offices. We own our main office in Middletown, New York, and four branch offices located at North Street in Middletown, at Trust Way in Middletown, in Chester and in Montgomery, New York. We lease nine branch offices located in Goshen, Newburgh, Cortlandt Manor, White Plains, Mamaroneck, New City, Mt. Pleasant and Mount Vernon, and the Bronx, New York. There is an additional branch in construction in Nanuet, New York that will also be leased. The branches are leased under agreements that may be renewed for varying periods. In addition, HVIA operates from leased offices located in Goshen, New York. A leased loan production office was recently opened in White Plains, New York. At March 31, 2021, the total net book value of our leasehold improvements, furniture, fixtures and equipment was approximately $14.0 million.

SUPERVISION AND REGULATION
General
The Bank is a trust company organized under the laws of the state of New York. It is a member of the Federal Reserve System and its deposits are insured under the Deposit Insurance Fund (“DIF”) of the FDIC up to applicable legal limits. The lending, investment, deposit-taking, and other business authority of the Bank is governed primarily by state and federal law and regulations and the Bank is prohibited from engaging in any operations not authorized by such laws and regulations. The Bank is subject to extensive regulation, supervision and examination by, and the enforcement authority of, the NYSDFS and FRB, and to a lesser extent by the FDIC, as its deposit insurer. The Bank is also subject to federal financial consumer protection and fair lending laws and regulations of the CFPB, though, because it has less than $10 billion in total consolidated assets, the FRB and NYSDFS are responsible for examining and supervising the Bank’s compliance with these laws. The regulatory structure establishes a comprehensive framework of activities in which a state member bank may engage and is primarily intended for the protection of depositors, customers and the DIF. The regulatory structure gives the regulatory agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.
The Company is a bank holding company, due to its control of the Bank, and is therefore subject to the requirements of the BHCA, and regulation and supervision by the FRB. The Company files reports with and is subject to periodic examination by the FRB. Any change in the applicable laws and regulations could have a material adverse impact on the Company and the Bank and their operations and the Company’s stockholders.
On May 24, 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act (the “Economic Growth Act”) was enacted to modify or remove certain financial reform rules and regulations, including some of those implemented under the Dodd-Frank Wall Street and Consumer Protection Act (“Dodd-Frank Act”). While the Economic Growth Act maintains most of the regulatory structure established by the Dodd-Frank Act, it amends certain aspects of the regulatory framework for small depository institutions with assets of less than $10 billion and for large banks with assets of more than $50 billion. Many of these changes could result in meaningful regulatory changes for banks and their holding companies. In addition, the Economic Growth Act includes regulatory relief for community banks regarding regulatory examination cycles, call reports, the Volcker Rule, mortgage disclosures and risk weights for certain high-risk commercial real estate loans.
The following is a summary of some of the laws and regulations applicable to the Bank and the Company. The summary is not intended to be exhaustive and is qualified in its entirety by reference to the actual laws and regulations.
Bank Regulation
Loans and Investments
State commercial banks and trust companies have authority to originate and purchase any type of loan, including commercial, commercial real estate, residential mortgages or consumer loans. Aggregate loans by a state commercial bank or trust company to any single borrower or group of related borrowers are generally limited to 15% of the Bank’s capital stock, surplus fund and undivided profits, plus an additional 10% if secured by specified readily marketable collateral.
Federal and state law and regulations limit the Bank’s investment authority. Generally, a state member bank is prohibited from investing in corporate equity securities for its own account other than the equity securities of companies through which the bank conducts its business. Under federal and state regulations, a New York state member bank may invest in investment securities for its own account up to specified limits depending upon the type of security. “Investment securities” are generally defined as marketable obligations that are investment grade and not predominantly speculative in nature. The NYSDFS classifies investment securities into five different types and, depending on its type, a state commercial bank or trust company may have the authority to deal in and underwrite the security. The NYSDFS has also permitted New York state member banks to purchase certain non-investment securities that can be reclassified and underwritten as loans.
Lending Standards and Guidance
The federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. Under these regulations, all insured depository institutions, such as the Bank, must adopt and maintain written policies establishing appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the federal bank regulators’ Interagency Guidelines for Real Estate Lending Policies that have been adopted.
The FDIC, the Office of the Comptroller of the Currency and the FRB have also jointly issued the “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). The CRE Guidance, which addresses land development, construction, and certain multi-family loans, as well as commercial real estate loans, does not establish specific lending limits but rather reinforces and enhances these agencies’ existing regulations and guidelines for such lending and portfolio management. Specifically, the CRE Guidance provides that a bank has a concentration in CRE lending if  (1) total reported loans for construction, land development, and other land represent 100% or more of total risk-based capital; or (2) total reported loans secured by multi-family properties, non-farm non-residential properties (excluding those that are owner-occupied), and loans for construction, land development, and other land represent 300% or more of total risk-based capital and the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices that address key elements, including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending.
Federal Deposit Insurance
The Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. The Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.
The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the DIF, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.
The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of the Bank. We cannot predict what deposit insurance assessment rates will be in the future.
Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at the Bank.
Capitalization
The FRB regulations require state member banks, such as the Bank, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.
The capital standards require the maintenance of a common equity Tier 1 capital ratio, Tier 1 capital ratio and total capital to risk-weighted assets ratio of at least 4.5%, 6% and 8%, respectively, and a leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital consists primarily of common stockholders’ equity and related surplus, plus retained earnings, less any amounts of goodwill, other intangible assets, and other items required to be deducted. Tier 1 capital consists primarily of common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital primarily includes capital instruments and related surplus meeting specified requirements and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.
In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one-to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans or are on non-accrual status and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.
In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The Bank’s capital conservation buffer was greater than 2.5% of risk-weighted assets at March 31, 2021.
As a result of the Economic Growth Act, banking regulatory agencies adopted a revised definition of “well capitalized” for financial institutions and holding companies with assets of less than $10 billion and that are not determined to be ineligible by their primary federal regulator due to their risk profile (a “Qualifying Community Bank”). The new definition expanded the ways that a Qualifying Community Bank may meet its capital requirements and be deemed “well capitalized.” The new rule establishes a community bank leverage ratio (“CBLR”) equal to the tangible equity capital divided by the average total consolidated assets. Regulators have established the CBLR to be set at 8.5% through calendar year 2021 and 9% thereafter. The CARES Act, signed into law in response to the COVID-19 pandemic, temporarily reduced the CBLR to 8%.
A Qualifying Community Bank that meets the CBLR is considered to be well capitalized and to have met generally applicable leverage capital requirements, generally applicable risk-based capital requirements, and any other capital or leverage requirements to which such financial institution or holding company is subject.
The Bank did not elect into the CBLR framework and at March 31, 2021, the Bank’s capital exceeded all applicable requirements.
Safety and Soundness Standards
Each federal banking agency, including the FRB, has adopted guidelines establishing general standards relating to, among other things, internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and information security standards. In general, the guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired, and require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder. The FDIC also has issued guidance on risks banks may face from third-party relationships (e.g., relationships under which the third-party provides services to the bank). The guidance generally requires the Bank to perform adequate due diligence on the third-party, appropriately document the relationship, and perform adequate oversight and auditing, in order to the limit the risks to the Bank.
Prompt Corrective Regulatory Action
Federal law requires that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.
The final rule that increased regulatory capital standards also adjusted the prompt corrective action tiers as of January 1, 2015 to conform to the revised capital standards. As described above, the Bank has not elected to follow the CBLR so the generally applicable prompt corrective action requirements remain applicable to the Bank. Under prompt corrective action requirements, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10% and (4) a Tier 1 leverage ratio of 5%. The Bank was classified as well capitalized at March 31, 2021.
State member banks that have insufficient capital are subject to certain mandatory and discretionary supervisory measures. For example, a bank that is “undercapitalized” (i.e., fails to comply with any regulatory capital requirement) is subject to growth, capital distribution (including dividend) and other limitations, and is required to submit a capital restoration plan; a holding company that controls such a bank is required to guarantee that the bank complies with the restoration plan. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” A “significantly undercapitalized” bank is subject to additional restrictions. State member banks deemed by the FRB to be “critically undercapitalized” also may not make any payment of principal or interest on certain subordinated debt, extend credit for a highly leveraged transaction, or enter into any material transactions outside the ordinary course of business after 60 days of obtaining such status, and are subject to the appointment of a receiver or conservator within 270 days after obtaining such status.
Dividends
Under federal and state law and applicable regulations, a state member bank may generally declare a dividend, without approval from the NYSDFS or FRB, in an amount equal to its year-to-date net income plus the prior two years’ net income that is still available for dividend. Dividends exceeding those amounts require application to and approval by the NYSDFS or FRB. To pay a cash dividend, a state member bank must also maintain an adequate capital conservation buffer under the capital rules discussed above.
Incentive Compensation Guidance
The FRB, OCC, FDIC and other federal banking agencies, and NYSDFS have issued comprehensive guidance intended to ensure that the incentive compensation policies of banking organizations, including state member banks and bank holding companies, do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. In addition, under the incentive compensation guidance, a banking organization’s federal supervisor, which for the Bank and the Company is the FRB, may initiate enforcement action if the organization’s incentive compensation arrangements pose a risk to the safety and soundness of the organization. Further, provisions of the Basel III regime described above limit discretionary bonus payments to bank and bank holding company executives if the institution’s regulatory capital ratios fail to exceed certain thresholds. The scope and content of the banking regulators’ policies on incentive compensation are likely to continue evolving.
Transactions with Affiliates and Insiders
Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured depository institution and its affiliates, which includes the Company. The FRB has adopted Regulation W, which implements and interprets Sections 23A and 23B, in part by codifying prior FRB interpretations.
An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. A subsidiary of a bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the FRB has the discretion to treat subsidiaries of a bank as affiliates on a case-by-case basis. Section 23A limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus. There is an aggregate limit of 20% of the bank’s capital stock and surplus for such transactions with all affiliates. The term “covered transaction” includes, among other things, the making of a loan to an affiliate, a purchase of assets from an affiliate, the issuance of a guarantee on behalf of an affiliate and the acceptance of securities of an affiliate as collateral for a loan. All such transactions are required to be on terms and conditions that are consistent with safe and sound banking practices and no transaction may involve the acquisition of any “low quality asset” from an affiliate unless certain conditions are satisfied. Certain covered transactions, such as loans to or guarantees on behalf of an affiliate, must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending upon the type of collateral. In addition, Section 23B requires that any covered transaction (and specified other transactions) between a bank and an affiliate must be on terms and conditions that are substantially the same, or at least as favorable, to the bank, as those that would be provided to a non-affiliate.
A bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an “insider”) and certain entities affiliated with any such person (an insider’s “related interest”) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB’s Regulation O. The aggregate amount of a bank’s loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to state member banks. Aggregate loans by a bank to its insiders and insiders’ related interests may not exceed 15% of the bank’s unimpaired capital and unimpaired surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, such as education loans and certain residential mortgages, a bank’s loans to its executive officers may not exceed the greater of $25,000 or 2.5% of the bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any loan to an insider or a related interest of an insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if the loan, when aggregated with any existing loans to that insider or the insider’s related interests, would exceed the higher of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not involve more than a normal risk of repayment. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.
Enforcement
The NYSDFS and the FRB have extensive enforcement authority over state member banks to correct unsafe or unsound practices and violations of law or regulation. Such authority includes the issuance of cease and desist orders, assessment of civil money penalties and removal of officers and directors. The FRB may also appoint a conservator or receiver for a state member bank under specified circumstances, such as where (i) the bank’s assets are less than its obligations to creditors, (ii) the bank is likely to be unable to pay its obligations or meet depositors’ demands in the normal course of business, or (iii) a substantial dissipation of bank assets or earnings has occurred due to a violation of law of regulation or unsafe or unsound practices. Separately, the Superintendent of the NYSDFS also has the authority to appoint a receiver or liquidator of any state-chartered bank or trust company under specified circumstances, including where (i) the bank is conducting its business in an unauthorized or unsafe manner, (ii) the bank has suspended payment of its obligations, or (iii) the bank cannot with safety and expediency continue to do business.
Federal Reserve System
Under federal law and regulations, the Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the FRB, imposes reserve requirements on all depository institutions, including the Bank, which maintain transaction accounts or non-personal time deposits. In March 2020, due to a change in its approach to monetary policy due to the COVID-19 pandemic, the FRB implemented a final rule to amend Regulation D requirements and reduce reserve requirement ratios to zero. The FRB has indicated that it has no plans to re-impose reserve requirements, but may do so in the future if conditions warrant.
Examinations and Assessments
The Bank is required to file periodic reports with and is subject to periodic examination by the NYSDFS and FRB. Federal and state regulations generally require periodic on-site examinations for all depository institutions. The Bank is required to pay an annual assessment to the NYSDFS and FRB to fund the agencies’ operations.
Community Reinvestment Act and Fair Lending Laws
Federal Regulation
Under the CRA, the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FRB to assess its record of meeting the credit needs of its community and to take that record into account in its evaluation of certain applications by the Bank. For example, the regulations specify that a bank’s CRA performance will be considered in its expansion (e.g., branching or merger) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent FRB examination, the Bank was rated “Satisfactory” with respect to its CRA compliance.
New York State Regulation
The Bank is also subject to provisions of the New York State Banking Law that impose continuing and affirmative obligations upon a banking institution organized in New York State to serve the credit needs of its local community. Such obligations are substantially similar to those imposed by the CRA. The latest New York State CRA rating received by the Bank is “Satisfactory.”
USA PATRIOT Act and Money Laundering
The Bank is subject to the Bank Secrecy Act (“BSA”), which incorporates several laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act and related regulations. The USA PATRIOT Act gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the BSA, Title III of the USA PATRIOT Act implemented measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among other things, Title III of the USA PATRIOT Act and the related regulations require:
•
Establishment of anti-money laundering compliance programs that includes policies, procedures, and internal controls; the designation of a BSA officer; a training program; and independent testing;

•
Filing of certain reports to Financial Crimes Enforcement Network and law enforcement that are designated to assist in the detection and prevention of money laundering and terrorist financing activities;

•
Establishment of a program specifying procedures for obtaining and maintaining certain records from customers seeking to open new accounts, including verifying the identity of customers;

•
In certain circumstances, compliance with enhanced due diligence policies, procedures and controls designed to detect and report money-laundering, terrorist financing and other suspicious activity;

•
Monitoring account activity for suspicious transactions; and

•
A heightened level of review for certain high-risk customers or accounts.

The USA PATRIOT Act also includes prohibitions on correspondent accounts for foreign shell banks and requires compliance with record keeping obligations with respect to correspondent accounts of foreign banks.
The bank regulatory agencies have increased the regulatory scrutiny of the BSA and anti-money laundering programs maintained by financial institutions. Significant penalties and fines, as well as other supervisory orders may be imposed on a financial institution for non-compliance with these requirements. In addition, for financial institutions engaging in a merger transaction, federal bank regulatory agencies must consider the effectiveness of the financial institution’s efforts to combat money laundering activities. The Bank has adopted policies and procedures to comply with these requirements.
Privacy Laws
The Bank is subject to a variety of federal and state privacy laws, which govern the collection, safeguarding, sharing and use of customer information, and require that financial institutions have in place policies regarding information privacy and security. For example, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and practices for sharing nonpublic information with third parties, provide advance notice of any changes to the policies and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties. It also requires banks to safeguard personal information of consumer customers. Some state laws also protect the privacy of information of state residents and require adequate security for such data, and certain state laws may, in some circumstances, require the Bank to notify affected individuals of security breaches of computer databases that contain their personal information. These laws may also require the Bank to notify law enforcement, regulators or consumer reporting agencies in the event of a data breach, as well as businesses and governmental agencies that own data.
Consumer Finance Regulations
The CFPB has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. In this regard, the CFPB has several rules that implement various provisions of the Dodd-Frank Act that were specifically identified as being enforced by the CFPB. While the Bank is subject to the CFPB regulations, because it has less than $10 billion in total consolidated assets, the FRB and the NYSDFS are responsible for examining and supervising the Bank’s compliance with these consumer financial laws and regulations. In addition, the Bank is subject to certain state laws and regulations designed to protect consumers.
The Coronavirus Aid, Relief and Economic Security Act
The CARES Act, which became law on March 27, 2020, provided over $2 trillion to combat the coronavirus disease (COVID-19) and stimulate the economy. The law had several provisions relevant to financial institutions, including:

•
Allowing institutions not to characterize loan modifications relating to the COVID-19 pandemic as a troubled debt restructuring and also allowing them to suspend the corresponding impairment determination for accounting purposes;

•
Temporarily reducing the community bank leverage ratio alternative available to institutions of less than $10 billion of assets to 8%;

•
The establishment of the PPP, a specialized low-interest forgivable loan program funded by the U.S. Treasury Department and administered through the SBA’s 7(a) loan guaranty program to support businesses affected by the COVID-19 pandemic; and

•
The ability of a borrower of a federally-backed mortgage loan (VA, FHA, USDA, Freddie Mac and Fannie Mae) experiencing financial hardship due, directly or indirectly, to the COVID-19 pandemic, to request forbearance from paying their mortgage by submitting a request to the borrower’s servicer affirming their financial hardship during the COVID-19 emergency. Such a forbearance could be granted for up to 180 days, subject to extension for an additional 180-day period upon the request of the borrower. During that time, no fees, penalties or interest beyond the amounts scheduled or calculated as if the borrower made all contractual payments on time and in full under the mortgage contract could accrue on the borrower’s account. Except for vacant or abandoned property, the servicer of a federally-backed mortgage was prohibited from taking any foreclosure action, including any eviction or sale action, for not less than the 60-day period beginning March 18, 2020, extended by federal mortgage-backing agencies to at least July 31, 2021.

Other Regulations
The Bank’s operations are also subject to federal laws applicable to credit transactions, such as:
•
The Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
The Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one-to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•
The Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•
The Equal Credit Opportunity Act and other fair lending laws, prohibiting discrimination on the basis of race, religion, sex and other prohibited factors in extending credit;

•
The Fair Credit Reporting Act, governing the use of credit reports on consumers and the provision of information to credit reporting agencies;

•
Unfair or Deceptive Acts or Practices laws and regulations;

•
The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•
The rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of the Bank are further subject to the:
•
The Truth in Savings Act, which specifies disclosure requirements with respect to deposit accounts;

•
The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•
The Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•
The Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•
State unclaimed property or escheatment laws; and

•
Cybersecurity regulations, including but not limited to those implemented by NYSDFS.

Holding Company Regulation
General
The Company, as a bank holding company controlling the Bank, is subject to regulation and supervision by the FRB under the BHCA. The Company is periodically examined by and required to submit reports to the FRB and must comply with the FRB’s rules and regulations. Among other things, the FRB has authority to restrict activities by a bank holding company that are deemed to pose a serious risk to the subsidiary bank.
Permissible Activities
A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.
The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. The Company has not elected “financial holding company” status.
Capital
Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the for the Bank. Federal legislation, however, required the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. As a result, consolidated regulatory capital requirements identical to those applicable to the subsidiary banks generally apply to bank holding companies. However, the FRB has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and subsequent legislation and the related issuance of regulations by the FRB have increased the threshold for the exception to $3.0 billion of consolidated assets. Consequently, bank holding companies such as the Company with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company capital requirements unless otherwise directed by the FRB.
Source of Strength
The FRB has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases
The FRB has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with FRB staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.
The regulatory guidance also states that a bank holding company should consult with FRB supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.
There is a separate requirement that a bank holding company give the FRB prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.
These regulatory policies may affect the ability of Orange County Bancorp, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.
Acquisition of Control of the Company
Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as the Company unless the FRB has prior written notice and has not issued a notice disapproving the proposed acquisition. In evaluating such notices, the FRB takes into consideration such factors as the financial resources, competence, experience and integrity of the acquirer, the future prospects the bank holding company involved and its subsidiary bank and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the regulator that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with the Company, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.
Investment Advisory Regulations
We offer wealth management services through HVIA, a wholly owned subsidiary of Orange Bank & Trust Company. HVIA is registered investment advisor under the Investment Advisors Act of 1940, as amended, and as such, is supervised by the SEC. HVIA is also subject to various other federal laws and state licensing and/or registration requirements. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws.
Federal Securities Laws
Orange County Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission prior to the completion of the stock offering. Orange County Bancorp, Inc. will be a reporting company subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
Emerging Growth Company Status
The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Orange County Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.
An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Orange County Bancorp, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under Securities and Exchange Commission regulations (generally less than $75 million and $250 million, respectively, of voting and non-voting equity held by non-affiliates or less than $100.0 million in annual revenue). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Orange County Bancorp, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.
A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

MANAGEMENT
Our Directors and Executive Officers
There are 10 members of the board of directors of Orange County Bancorp, Inc. The directors are divided into three classes. Directors are generally elected to serve for a three-year term, which is staggered to provide for the election of approximately one-third of the directors each year. The following table states our directors’ names, their ages as of March 31, 2021, the years that they began serving as directors and when their current term as directors of Orange County Bancorp, Inc. expires.
Name	Position(s) With the Company	Age at March 31, 2021	Director Since(1)	Expiration of Term
Louis Heimbach	Chairman	87	1990	2024
Michael J. Gilfeather	President, CEO and Director	63	2014	2023
Gregory F. Holcombe	Director	60	2017	2024
Susan G. Metzger	Director	76	2007	2023
William D. Morrison	Director	66	2004	2022
Virginia K. Rizzo	Director	77	2003	2022
Jonathan F. Rouis	Director	50	2018	2022
Richard B. Rowley	Director	67	2009	2023
Terry R. Saturno	Director	70	2004	2024
Gustave J. Scacco	Director	59	2018	2022

(1)
Includes service on the Bank’s board of directors prior to the incorporation of Orange County Bancorp.

The following table sets forth information regarding our executive officers and their ages as of March 31, 2021. The executive officers of Orange County Bancorp, Inc. and the Bank are appointed annually.
Name	Position(s) With the Company or Bank	Age at March 31, 2021
Michael J. Gilfeather	President, Chief Executive Officer and Director	63
Robert L. Peacock	Senior Executive Vice President and Chief Financial Officer	65
Michael J. Coulter	Executive Vice President and Chief Lending Officer	64
Joseph A. Ruhl	Regional President, Westchester County	56
Gregory Sousa	Executive Vice President and Chief Commercial Banking Officer	42
Michael Listner	Senior Vice President and Chief Credit Officer	43
Frank Skuthan	Senior Vice President, Director of Trust Services	67
The Business Background of Our Directors and Executive Officers
The following is a brief discussion of the business and banking background and experience of our directors and executive officers for at least the past five years. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. Unless otherwise indicated, directors and senior officers have held their positions for the past five years. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.
Louis Heimbach.   Mr. Heimbach serves as our Chairman of the Board. He joined Sterling Forest LLC, a subsidiary of Zurich Insurance, as President in January 1990, was appointed Chairman, President and CEO in August 1994 and retired in July 2014. Prior to that, he served 12 years as County Executive of the County of Orange. Prior to his election as County Executive, Mr. Heimbach served three terms as

Supervisor of the Town of Wallkill. He has Bachelor of Science and an MBA from Cornell University. He serves on the Board or as an officer of numerous community and government organizations. Mr. Heimbach’s business and public policy experience, community service and strong knowledge of the business climate of the New York Hudson Valley region brings extensive insight into the customers who live in our market area and into the economic developments affecting our market area.
Michael J. Gilfeather.   Mr. Gilfeather has been President and Chief Executive Officer of the Company and the Bank since April 2014 and a Director since 2014. He brings over 35 years of experience to his leadership position. Mr. Gilfeather also serves as a director of HVIA. Prior to joining Orange County Bancorp, he served as Chief Administrative Officer at Hudson Valley Bank, where he was directly responsible for the branch network, training and development, human resources and the trust department. Before working with Hudson Valley Bank, Mr. Gilfeather was with The Bank of New York for 20 years, where he was the Senior Manager for retail banking in Manhattan. Mr. Gilfeather has an MBA in Finance from Pace University and a Bachelor of Science in Psychology from Union College. Mr. Gilfeather is the Chairman of the Board of the Orange County Partnership and the Vice Chairman of the New York Bankers Association. Mr. Gilfeather’s extensive knowledge of the banking industry and strong leadership skills provides the board with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.
Gregory F. Holcombe.   Mr. Holcombe is a builder, owner and manager of multi-family and mixed use properties in lower Westchester County. He served as Vice President of Supply Chain Development for Precision Valve Corporation from 1995 to 2006. Mr. Holcombe has a BA in Latin American Studies & International Marketing from Tulane University. He is a member and former member of several corporate and community organizations. Mr. Holcombe is a past director of Hudson Valley Holding Corp. and Hudson Valley Bank. Mr. Holcombe’s prior bank board service, along with his skills in driving company performance and knowledge of our local community will assist us as we continue to grow.
Susan G. Metzger, Ph.D.   Ms. Metzger retired in 2007 after 30 years of experience in environmental sciences. She is a former principal of Lawler, Matusky & Skelly Engineers LLP, and senior consultant to HDR Engineers, Inc. She has a Ph.D. in Zoology from the State University of New York at Albany, an MS in Public Administration from New York University and an AB in Biology from Hood College. Ms. Metzger previously served on the board of the New York Metropolitan Transportation Board and currently serves on the Board or as an officer of several professional and community organizations. Ms. Metzger’s environmental sciences and business background provides us with broad and unique perspective on the challenges facing our organization and our business and operations.
William D. Morrison.   Mr. Morrison is an independent insurance professional and served for 23 years as a senior account executive in commercial insurance with Marshall & Sterling Insurance Company. He has a Bachelor of Science in Business Administration from Marist College. Mr. Morrison is a current or past board member of several community, corporate and charitable organizations. Mr. Morrison’s work experience provides strong insight into budgeting and financial strategy.
Virginia K. Rizzo.   Ms. Rizzo is the owner and president of Eclat, a management and human resources consulting firm. She is also Vice President of Rizzo, Inc., a commercial moving company. She previously served 24 years with International Paper’s Corporate Research Center, and retired as Laboratory Director, overseeing the research center. Ms. Rizzo has a Bachelor of Science in Chemistry from the State University of New York at Albany. She is a member or former member of several community and charitable organizations. Ms. Rizzo’s extensive business background and community involvement provides us with substantial insights for enhancing our public perception, corporate citizenship initiatives and business operations.
Jonathan F. Rouis, CPA.   Mr. Rouis is a Partner at RBT CPAs, an accounting, auditing, tax and consulting firm and the former managing partner at Rouis & Company LLC CPAs. Mr. Rouis served on the Sullivan County Legislature and served as its Chairman. He has a Bachelor of Business Administration in Accounting from St. Bonaventure University. Mr. Rouis is a member or past member of several professional and community organizations, including serving on the Greater Hudson Valley Health Systems board of directors. Mr. Rouis’ expertise in accounting and corporate management and his community involvement are valuable assets to the board.

Richard B. Rowley.   Mr. Rowley is the former CEO and owner of Rowley Building Products and Window Tech. Currently, Mr. Rowley is President of Libertyville Capital Group and Rowley Development Corp. He has a Bachelor of Arts from Susquehanna University and Diplomas in British History, Politics, and Fine Arts from University College, Oxford England. Mr. Rowley is a prominent regional philanthropist whose accomplishments include the Rowley Birthing Center at the Orange Regional Medical Center and the Rowley Engineering and Science Building on the Middletown Campus of Orange County Community College. Mr. Rowley is a current and past member of numerous boards many of which he served in leadership positions. Mr. Rowley’s extensive business experience and community involvement provides us with insight into the economic and business trends in our market area.
Terry R. Saturno.   Ms. Saturno, who retired as our President and Chief Executive Officer in 2014, has over 45 years of service with Orange Bank & Trust Company. Ms. Saturno joined Orange Bank & Trust Company, then Orange County Trust Company, in 1970. She served in various management positions including Chief Operating Officer. In 2006, she was appointed President and CEO. During her term as President, the Bank grew from $450 million to almost $700 million in assets and from four to eight branches. In 2008, she was named President and CEO of the newly formed Orange County Bancorp, Inc. In 2012, she led the acquisition of HVIA. Ms. Saturno is a graduate of Orange County Community College and Stonier Graduate School of Banking, University of Delaware. She is a member or former member of several community and charitable organizations. Ms. Saturno’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which we serve affords the board valuable insight regarding our business and operations.
Gustave “Gus” J. Scacco.   Mr. Scacco has served as Chief Investment Officer and Chief Executive Officer of HVIA since February 2015. Mr. Scacco has 30 years of experience in the finance and investment industry. Mr. Scacco has a Bachelor of Business Administration in Management from Adelphi University and a Master of Business Administration in Finance from Hofstra University’s Frank Zarb School of Business. Mr. Scacco previously was a Partner at Angelo Gordon Asset Management where as a portfolio manager was part of a team that managed over $3.5 billion in assets. Prior positions included co-managing Morgan Stanley’s Capital Growth Fund, and as an equity analyst and COO at Tiger Management’s Tiger Shark fund. Mr. Scacco is involved in the community as a board member for various state and local not for profit organizations. Mr. Scacco is a member of the Economics Club of New York and the New York State Society of Certified Public Accountants. As Chief Investment Officer and Chief Executive Officer of HVIA, Mr. Scacco brings knowledge of the wealth management industry and the operations of HVIA, which he has managed for over six years.
Executive Officers who are not Directors
Robert L. Peacock.   Mr. Peacock joined Orange County Bancorp, Inc. and the Bank as Executive Vice President and Chief Financial Officer in July 2018. In February 2021, Mr. Peacock was promoted to Senior Executive Vice President and Chief Financial Officer. Mr. Peacock has over 35 years of experience in the financial services industry. He previously served as Executive Vice President and Strategic Planning Officer and Senior Vice President and Chief Financial Officer of Spencer Savings Bank, SLA and had been its Treasurer since June 2016. Mr. Peacock was responsible for the overall direction, control and management of the Finance Division, which included Accounting, Treasury, investment management and budget planning. Mr. Peacock served as Chief Financial Officer of Paragon Computer Professionals, Inc. He also previously worked as a Managing Director for FinPro, Inc. At FinPro, he managed consulting engagements specializing in bank-startups, including concept, management team selection and regulatory application and capital raising assistance. He has a Master of Business Administration and a Bachelor of Science in finance and statistics both from The Wharton School of the University of Pennsylvania.
Michael J. Coulter.   Mr. Coulter joined the Bank in April 2017 as Senior Vice President and Chief Lending Officer and was promoted to Executive Vice President and Chief Lending Officer in February 2019. Prior to joining the Bank, Mr. Coulter served as Executive Vice President of Metropolitan Bank in Manhattan. Prior to Metropolitan, Mr. Coulter held progressively more senior positions at BBVA Compass Bank, Sun National Bank, Citizens and Key Bank — all in the greater New York City and Hudson Valley markets. He has over 35 years of experience in banking. Mr. Coulter has a degree in Business Administration from the State University of New York Orange and also attended the State University of New York at New Paltz.

Joseph A. Ruhl.   Mr. Ruhl joined the Bank in January 2015 to lead the commercial business expansion into Westchester County, and serves as Executive Vice President and Regional President for Westchester. He spent the first part of his career as a practicing attorney until joining Hudson Valley Bank over 20 years ago as First Senior Vice President and Division Executive in charge of its Legal Services Division. Mr. Ruhl has a Juris Doctor from Pace University School of Law and a Bachelor’s degree from Fordham University. He is active in many civic and charitable causes. Mr. Ruhl currently serves as the President of the Board of the St. Philip the Apostle Foundation, a Board member of the Westchester County Bar Foundation, an Advisory Board member of the paralegal program at Mercy College, the Secretary of the Italian American Forum, and a member of the Parks and Recreation Board of the Village of Pleasantville. Mr. Ruhl is also the Co-Chair of the newly formed Program for Legal Advocacy, a strategic partnership between the Elisabeth Haub School of Law at Pace University and the courts of the Ninth Judicial District. He is an active member of various bar associations, a Director of the Columbian Lawyers Association of Westchester County, and a frequent lecturer on business management, ethics and attorney banking issues.
Gregory Sousa.   Mr. Sousa joined the Bank in 2015 as Vice President and Senior Relationship Manager developing deposit and lending businesses as the Bank built out its Rockland and Westchester markets. In 2017, he was promoted to 1st Vice President and given the added responsibility of leading business development efforts for all Orange and Rockland branches. In recognition of his impact on both fronts, he was promoted to Senior Vice President in 2018, adding responsibility for Marketing and Product Development initiatives to his portfolio. In 2020, Mr. Sousa was promoted to Executive Vice President, Chief Commercial Banking Officer. Mr. Sousa has also worked at Union State Bank and TD/Commerce Bank. He has a Bachelor’s Degree in Economics from the State University of New York at Binghamton. He has been recognized as one of Rockland County’s “Forty Under 40,” is a graduate of Leadership Rockland and a graduate of ABA Stonier Graduate School of Banking, earning his Wharton Leadership Certificate in 2015.
Michael Listner.   Mr. Listner has served as the Senior Vice President and Chief Credit Officer of the Bank since March 2020. He previously served as 1st Vice President and Senior Credit Officer when he was hired by the Bank in 2018. Before joining the Bank, Mr. Listner previously served as a Senior Vice President, Senior Relationship Manager at Sun National Bank from 2011 to 2014 and then again from 2016 to 2018. He was Senior Vice President, Senior Relationship Manager with BBVA from 2015 to 2016. Prior to his roles in the banking industry, Mr. Listner was an Associate Director with Standard & Poor’s, covering structured finance products and both investment grade and high yield corporates. Mr. Listner holds a Master of Business Administration with concentrations in Finance and Accounting from NYU Stern School of Business and a Bachelor of Science with dual majors in Finance and Economics from Villanova University.
Frank Skuthan. Mr. Skuthan joined the Bank in March 2021 as the Senior Vice President, Director of Trust Services. Mr. Skuthan is responsible for the management and strategic expansion of the Bank’s Trust Division. Prior to joining the Bank, Mr. Skuthan was the General Manager of Sagebrush Partners from 2016 to 2021 where he provided consulting services to small and medium size businesses and financial institutions with a focus on developing and implementing business plans and creating operational and financial efficiencies. Mr. Skuthan has more than 40 years of banking and business management experience including as Chief Operating Officer and head of Commercial Banking at Hudson Valley Bank. Frank started his banking career as a commercial lender at National Westminster Bank in New York City. He also held management positions where he was responsible for marketing, as well as cash management and trade finance product development and sales. Mr. Skuthan was also a Marketing Director for Ernst & Young, LLP where he developed and implemented marketing programs for the firm’s U.S. and global tax consulting practices. Mr. Skuthan graduated with a Bachelor of Science in Russian from Georgetown University and earned a Master of Business Administration in Finance and International Business from New York University’s Graduate School of Business.
Board Independence
Under the rules of the NASDAQ Capital Market, independent directors must comprise a majority of our board of directors within a specified period of time of this offering. The rules of the NASDAQ Capital Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Capital Market and the SEC. Applying these standards, our board of directors has determined that, with the exception of Mr. Gilfeather and Mr. Scacco, each of our current directors is an independent director, as defined under the applicable rules. Messrs. Gilfeather and Scacco are not independent because both are executive officers of Orange County Bancorp, Inc., the Bank or HVIA. In evaluating the independence of our independent directors, we found no transactions between Orange County Bancorp, Inc., the Bank or HVIA and our independent directors that are not required to be reported under “Certain Relationships and Related Party Transactions” below, and that had an impact on our determination as to the independence of our directors.
Committees of the Board of Directors
We conduct business through meetings of our board of directors and its committees. The board of directors of the Company has established standing committees, including an Audit/Risk Committee, Compensation Committee, and a Corporate Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.
Audit/Risk Committee.   The Audit/Risk Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit and risk assessment function and the independent registered public accounting firm. Among other things, the Audit/Risk Committee:
•
appoints, evaluates and determines the compensation of our independent registered public accounting firm;

•
reviews and approves the scope of the annual audit, audit fees and financial statements;

•
reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•
oversees investigations into complaints concerning financial matters, if any;

•
reviews related party transactions as required; and

•
annually reviews the Audit/Risk Committee charter and the committee’s performance.

The Audit/Risk Committee works closely with management as well as our independent registered public accounting firm. The Audit/Risk Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit/Risk Committee deems necessary to carry out its duties.
The Audit/Risk Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ Capital Market for Audit/Risk Committees and Director Jonathan Rouis qualifies as an “audit committee financial expert” under applicable SEC rules.
Compensation Committee.   The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:
•
evaluates compensation strategies;

•
reviews and approves objectives relevant to executive officer compensation;

•
evaluates performance and determines the compensation of the Chief Executive Officer and other executive officers in accordance with those objectives;

•
reviews and oversees compensation and benefit plans;

•
recommends to the board of directors compensation for directors; and

•
annually reviews the Compensation Committee charter and the committee’s performance.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ Capital Market.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. Among other things, the Corporate Governance and Nominating Committee:
•
identifies qualified individuals to be directors consistent with the criteria approved by the board of directors and recommending director nominees to the full board of directors;

•
reviews the structure of the committees of the board of directors;

•
develops and recommends procedures for reviewing stockholder recommendations for director nominees;

•
develops the Company’s code of business conduct and ethics;

•
oversees management succession planning;

•
leads the board of directors in its annual performance review;

•
develops and recommends corporate governance guidelines; and

•
annually reviews the Corporate Governance and Nominating Committee’s charter and the committee’s performance.

The Corporate Governance and Nominating Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ Capital Market.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Code of Ethics is available upon written request to Corporate Secretary, Orange County Bancorp, Inc., 212 Dolson Avenue, Middletown, New York 10940.
If we amend or grant any waiver from a provision of our Code of Ethics that applies to such officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.
EXECUTIVE COMPENSATION
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.
Our named executive officers, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers during the year ended December 31, 2020, are:
•
Michael J. Gilfeather, President, Chief Executive Officer and Director;

•
Joseph A. Ruhl, Executive Vice President and Regional President; and

•
John P. Bartolotta, former Executive Vice President and Regional President.

Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal year ended December 31, 2020 for each of our named executive officers.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Comp Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Gilfeather President, Chief Executive Officer and Director	2020	440,000	―	110,000	―	220,000	8,497	113,161	891,658
Joseph A. Ruhl Executive Vice President and Regional President	2020	300,000	5,000	48,000	―	130,000	12,514	78,606	574,120
John P. Bartolotta Former Executive Vice President and Regional President(1)	2020	300,000	―	48,000	―	122,000	12,514	82,775	565,289

(1)
Mr. Bartolotta retired on July 1, 2021.

(2)
These amounts represent the aggregate grant date fair value for outstanding stock awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock awards are described in Note 10 to the Notes to the Consolidated Financial Statements appearing elsewhere in the prospectus.

(3)
These amounts represent preferential earnings on the named executive officer’s SERP account during the year ended December 31, 2020.

(4)
The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000. This column consists of the following payments:

Officer	Perquisites ($)(a)	Life Insurance ($)(b)	KSOP ($)(c)	SERP ($)(d)	Total ($)
Michael J. Gilfeather	18,000	2,386	32,775	60,000	113,161
Joseph A. Ruhl	—	―	28,606	50,000	78,606
John P. Bartolotta	—	―	32,775	50,000	82,775

(a)
Includes the value of the executive’s automobile allowance.

(b)
This amount represents the taxable income associated with the named executive officer’s life insurance benefit.

(c)
This amount represents matching and employer discretionary contributions to the Orange County Bancorp, Inc. Employee Stock Ownership and Savings Plan.

(d)
This amount represents employer contributions to the executive’s SERP account.

Employment Agreement with Michael Gilfeather. Orange County Bancorp and the Bank are parties to an employment agreement with Michael Gilfeather, President and Chief Executive Officer of Orange County Bancorp and the Bank. The agreement has an initial three-year term and renews automatically every year for one year thereafter, unless notice of non-renewal is provided by either party. The agreement provides Mr. Gilfeather’s base salary, which is currently $440,000, which may be increased but not decreased during the term of the employment agreement. In addition to base salary, Mr. Gilfeather is eligible to participate in the short-term and long-term incentive compensation programs of Orange County Bancorp and the Bank, which includes the Annual Incentive Plan and the 2019 Equity Incentive Plan. Mr. Gilfeather’s annual target bonus opportunities under the Annual Incentive Plan and 2019 Equity Incentive Plan are, at a minimum, 35% and 20% of base salary, respectively. Mr. Gilfeather is also eligible to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. All reasonable travel and other business expenses incurred by Mr. Gilfeather in the performance of his duties, including dues and fees associated with country club memberships, are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time.
In the event of Mr. Gilfeather’s termination by the Bank without cause (as defined in the agreement) or Mr. Gilfeather’s resignation for good reason (as defined in the agreement) (in either case, a “qualifying termination”), the employment agreement provides Mr. Gilfeather with a severance payment equal to 100% of his annual base salary, plus his average annual cash bonus paid during the term of his agreement. Mr. Gilfeather would also receive an additional cash payment equal to the pro-rata portion of his annual cash bonus for the year during which his qualifying termination occurred. In addition, Mr. Gilfeather would be entitled to receive COBRA premium payments until the earlier of (1) the sixth month after his date of termination or (2) the date on which he first becomes eligible for health insurance with another employer.
In the event of a qualifying termination upon or within 12 months of a change in control of Orange County Bancorp, the agreement provides that Mr. Gilfeather will be entitled to a change in control severance payment equal to two times his: (1) base salary in effect immediately before the change in control (or if higher, the rate in effect on the date of termination); and (2) average cash bonus paid during the term of the agreement. In addition, Mr. Gilfeather would be entitled to receive COBRA premium payments for 12 months following his date of termination. The agreement provides that gross payments due to Mr. Gilfeather in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.
The agreement provides for a one-year non-competition covenant and two-year non-solicitation covenants related to employees and customers, provided, however, that such covenants will cease immediately upon a change in control.
Employment Agreements with Joseph Ruhl and John Bartolotta.   Orange County Bancorp and the Bank are parties to individual employment agreements with Joseph Ruhl, Executive Vice President and Regional President, and John Bartolotta, Executive Vice President and Regional President. Each agreement has an initial three-year term and renews automatically each year for one year thereafter. The agreements provide each executive with a base salary of $300,000 as well as an annual bonus opportunity, subject to performance goals established by the compensation committee. In addition, the executive is entitled to participate in the long-term incentive compensation program, a supplemental executive retirement plan, health and welfare insurance coverage, and perquisites, including reimbursement of travel and other reasonable business expenses incurred during the performance of the executive’s duties.
The agreements provide that in the event of a qualifying termination, the executive would be entitled to a severance payment equal to 100% of the executive’s base salary paid in a lump sum cash payment within 30 days following the executive’s date of termination. Additionally, the executive will be entitled to monthly installment payments, each equal to the monthly COBRA premium in effect as of the date of the executive’s termination of employment for the level of coverage in effect for the executive under the Bank’s group health plan for up to six months following the executive’s date of termination.
In the event of a qualifying termination upon or within 12 months of a change in control of Orange County Bancorp, the agreements provide that each executive will be entitled to a change in control severance payment equal to two times his annual base salary. The executive will be entitled to monthly installment payments, each equal to the monthly COBRA premium in effect as of the date of the executive’s termination of employment for the level of coverage in effect for the executive under the Bank’s group health plan for up to six months following the executive’s date of termination. The agreements provide that the gross payments due to the executive in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.
The agreements restrict Messrs. Ruhl and Bartolotta from competing against the Bank, Orange County Bancorp and all affiliates both while employed and for a 12-month period (18-month, in the case of a termination for cause or without good reason) after the executive’s date of termination; provided, however, that such restrictions will not apply in the event of a termination upon or within 12 months of a change in control.
Effective July 1, 2021, as a result of Mr. Bartolotta’s retirement, his employment agreement terminated except for surviving provisions, such as the restriction from competing against the Bank.
Incentive Compensation Plans
2019 Equity Incentive Plan.   Our stockholders approved the 2019 Equity Incentive Plan to provide employees and directors of Orange County Bancorp and/or the Bank with additional incentives to promote the growth and performance of Orange County Bancorp and the Bank and to further align the interests of our directors and management with the interests of our stockholders by increasing their ownership interests in the common stock of Orange County Bancorp. The 2019 Equity Incentive Plan is administered by the Compensation Committee of the board of directors of Orange County Bancorp. The 2019 Equity Incentive Plan authorizes the issuance of up to 145,000 shares of common stock (as adjusted for a stock split in the form of a stock dividend), which may be delivered pursuant to the exercise of stock options or issued as grants of restricted stock awards or restricted stock units. No stock options have been granted to our executive officers under the plan. During 2020, Messrs. Gilfeather, Ruhl, and Bartolotta each received a restricted stock award grant with a grant date fair value equal to $110,000, $48,000 and $48,000, respectively.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information as of December 31, 2020 regarding the Company’s equity compensation plan that has been approved by stockholders. The Company has no equity-based benefit plans that were not approved by stockholders.
	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average option exercise price	Number of securities remaining available for issuance under plan
2019 Equity Incentive Plan	—	$—	125,311
Annual Incentive Plan.   The Bank’s Annual Incentive Plan is available to all officers of the Bank. The Annual Incentive Plan is designed to provide participants with incentives and motivation to increase the Bank’s profitability and growth while maintaining its safety and soundness. The Annual Incentive Plan provides annual cash awards to participants based on overall bank-wide, department and/or individual performance goals established annually.
Each participant can achieve cash incentive awards, depending on the satisfaction of certain performance goals. Annual incentive awards are calculated as a percentage of a plan participant’s effective base pay as of December 31st for a given performance period and paid in cash. Awards will be determined based on a combination of Bank performance and individual performance. Generally, the Bank must satisfy at least one of its performance measures at a minimum threshold level for an incentive award to be earned. However, if no Bank performance goals are achieved at the minimum threshold level, the board of directors may, in its sole discretion, approve an incentive award based solely on individual performance.
Each participant’s annual incentive award is payable in a cash lump sum as soon as practicable following the completion of the plan year, provided, however, that such payment will be made no later than March 15 following the end of the plan year. A participant must be actively employed on the last day of the plan year in order to receive the annual cash incentive award. Based on the foregoing, Messrs. Gilfeather, Ruhl, and Bartolotta earned $220,000, $130,000 and $122,000, respectively, under the Annual Incentive Plan for the 2020 plan year.
Supplemental Executive Retirement Plans
Orange County Bancorp and the Bank maintain a non-qualified account balance supplemental executive retirement plan for Mr. Gilfeather (the “SERP”) that provides supplemental retirement benefits to Mr. Gilfeather. Under the SERP, the Bank has established a bookkeeping account on behalf of Mr. Gilfeather. In connection with the hiring of Mr. Gilfeather, he received a one-time contribution of

$15,000 to his SERP account, which accrues interest at a rate equal to the Prime Rate, plus 100 basis points. The board of directors, in its sole discretion, may authorize additional contributions to Mr. Gilfeather’s SERP account. Pursuant to the SERP’s five-year vesting schedule, Mr. Gilfeather’s SERP account balance became fully vested as of April 7, 2019. The SERP account will be distributed in a lump sum within the earlier of 45 days following Mr. Gilfeather’s separation from service or 30 days following a change in control.
In addition, Messrs. Gilfeather, Ruhl, and Bartolotta are participants in the Bank’s performance-based supplemental executive retirement plan (the “Performance SERP”), a non-qualified account balance plan that provides supplemental retirement benefits in cash to each participating executive. Under the Performance SERP, the Bank has established a bookkeeping account on behalf of each executive. Each year through 2024, Mr. Gilfeather is eligible for an annual performance contribution of $60,000, provided certain pre-established financial goals are satisfied. These contributions vest one year after the contribution is credited to Mr. Gilfeather’s Performance SERP account. The board of directors, in its sole discretion, may authorize additional contributions to Mr. Gilfeather’s Performance SERP account at any time. Notwithstanding the foregoing, Mr. Gilfeather’s Performance SERP account will become immediately vested upon his attainment of age 65 or upon a change in control. The vested portion of Mr. Gilfeather’s Performance SERP account becomes payable upon separation from service (other than for cause) and will be paid in five equal annual installments. In the event that Mr. Gilfeather’s employment is terminated within 12 months following a change in control, the Performance SERP account will be distributed in a lump sum as soon as practicable following his termination. In the event Mr. Gilfeather is terminated for cause, the entire Performance SERP account balance will be forfeited. In 2021, Mr. Gilfeather elected to make a one-time transfer of a portion of his cash-based deferred benefit under the Performance SERP into the Company’s stock-based deferral plan. The transferred funds remain subject to terms and conditions under the Performance SERP, however the benefit will now be paid in Company stock rather than cash.
Messrs. Ruhl and Bartolotta each received an initial discretionary contribution of $50,000 and an initial performance contribution of $100,000 to their individual Performance SERP accounts, which become vested after six years of service with the Bank. In addition, the executives are each eligible for annual performance contributions of $50,000, provided certain pre-established financial goals are satisfied for the applicable performance period. The Board, in its sole discretion, may authorize additional contributions to the executives’ Performance SERP accounts at any time. The annual performance contributions and any subsequent discretionary contributions vest upon the completion of two years of service with the Bank from the date the contribution is made. Notwithstanding the foregoing, the executives’ Performance SERP accounts will become immediately fully vested upon the attainment of age 65 (or age 62 with ten years of service) or upon a change in control. The Performance SERP account balances for Messrs. Ruhl and Bartolotta become payable upon separation from service after attaining age 65 (or age 62 with ten years of service) and will be paid ratably over a five year period in cash. If the executive separates from service prior to attaining age 65 (or age 62 with ten years of service), other than for cause or voluntary resignation, the vested portions of the executive’s Performance SERP account balance will be paid in a lump sum within 30 days of the executive’s date of separation from service. In the event of a change in control, the executive will become fully vested in his Performance SERP account, which will be paid in a lump sum. In the event the executive is terminated for cause, the entire Performance SERP account balance will be forfeited. Mr. Bartolotta retired after attaining age 65 and will receive his Performance SERP account in installments over a five-year period.
Tax-Qualified Retirement Plans
Pension Plan.   The Bank maintains the New York State Bankers Retirement System Volume Submitter Plan (the “Pension Plan”), as adopted by the Bank, a tax-qualified defined benefit plan for eligible employees. Mr. Gilfeather is a participant in the Pension Plan. An employee must have completed one year of service as well as 1,000 hours and attained age 21 to have been eligible to participate in the Pension Plan. The Pension Plan was closed to new participants and benefit accruals were frozen as of December 31, 2015.
Under the Pension Plan, if a participant retires after attaining age 65, the participant will receive the normal retirement benefit in the form of a life annuity, with a guaranty that at least 60 monthly payments will be made, in an annual amount equal to 1.5% of the participant’s average annual compensation multiplied the by the participant’s years of service (with a maximum of 40 years). If a participant retires prior to age 65 but after attaining age 55 with five years of service, the participant will be entitled to a reduced early retirement benefit.
KSOP. The Orange County Bancorp, Inc. Employee Stock Ownership and Savings Plan as amended and restated (the “KSOP”) is a tax-qualified defined contribution plan for eligible employees of the Company, the Bank or HVIA. Messrs. Gilfeather, Ruhl, and Bartolotta are eligible to participant in the KSOP just like other employees. An employee must have completed 500 hours of service in a six-month computation period and attain age 21 to be eligible to participate in the KSOP.
Under the KSOP, a participant may elect to defer, on a pre-tax basis, the maximum amount of his or her salary as permitted by the Internal Revenue Code. For 2021, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the KSOP for a total of $26,000. If a participant does not affirmatively elect not to defer, the participant will automatically be enrolled with a deferral rate of 6%. A participant is always 100% vested in his or her salary deferral contributions. The Bank also currently provides participants with matching contributions and a safe harbor profit sharing contribution to active participants in the 401(k) plan. Additionally, the Bank may make discretionary employer profit-sharing contributions to the KSOP, which may be in the form of Orange County Bancorp stock. The Bank made an age-based discretionary contribution under the KSOP in 2020 for individuals age 35 and above who were employed by the Bank on April 1, 2016 and whose pension plan benefit had been frozen. Of the named executive officers, only Mr. Gilfeather was eligible for the age-based discretionary contribution. Participant salary deferrals, employer safe harbor contributions and employer discretionary profit-sharing contributions, including the age-based discretionary contributions are always 100% vested. Matching contributions vest at a rate of 20% per year after one year of service.
Outstanding Equity Awards at Fiscal Year End
The following table shows stock awards outstanding for each of our named executive officers as of December 31, 2020.
		Stock Awards
Name	Grant Date	Number of shares of stock that have not vested(1)	Market value of shares of stock that have not vested(2)
Michael J. Gilfeather	3/16/2018	720	$19,620
	2/15/2019	2,716	74,011
	2/21/2020	3,636	99,081
Joseph A. Ruhl	3/16/2018	473	$12,889
	2/15/2019	1,146	31,229
	2/21/2020	1,586	43,219
John P. Bartolotta(3)	3/16/2018	473	$12,889
	2/15/2019	1,146	31,229
	2/21/2020	1,586	43,219

(1)
All awards vest in approximately 33% increments on the first, second and third anniversary of the date of grant.

(2)
Market value is calculated on the basis of $27.25 per share, which was the closing sales price for our common stock as reported on the OTCQX on December 31, 2020.

(3)
Mr. Bartolotta retired on July 1, 2021. Mr. Bartolotta’s unvested stock awards became fully vested upon his retirement.

Director Compensation
The following table sets forth for the year ended December 31, 2020 certain information as to total compensation paid to non-employee directors. Mr. Gilfeather and Mr. Scacco do not receive any additional compensation for service on our board of directors and Orange Bank & Trust Company’s board of directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Louis Heimbach	$117,380	―	―	$117,380
Gregory F. Holcombe	$70,368	―	―	$70,368
Susan G. Metzger	$67,860	―	―	$67,860
William D. Morrison	$70,368	―	―	$70,368
Virginia K. Rizzo	$67,860	―	―	$67,860
Jonathan F. Rouis	$70,368	―	―	$70,368
Richard B. Rowley	$70,368	―	―	$70,368
Terry R. Saturno	$67,860	―	―	$67,860

(1)
No director had any outstanding stock awards at December 31, 2020.

(2)
Perquisites and personal benefits for each director did not exceed in the aggregate $10,000.

Director Fees
During the year ended December 31, 2020, each director of Orange County Bancorp received a fee of $13,104, and the Chairman of the Board received a fee of $21,876 payable in 12 installments for attending board and committee meetings. During the year ended December 31, 2020, each director of the Bank received a fee of $54,756 and the Chairman of the Board received a fee of $87,504 payable in 12 installments for attending board and committee meetings. Directors Holcombe, Rowley, Morrison and Rouis each received an additional annual fee of $2,508 for serving on the Directors Loan Committee. Mr. Gilfeather and Mr. Scacco do not receive any compensation for their service as a director.
Stock-Based Deferral Plan
The Orange County Bancorp, Inc. Stock-Based Deferral Plan provides participants with the opportunity to elect to defer compensation received from Orange County Bancorp or its affiliates for their services and make deemed investments of that deferred compensation in shares of Orange County Bancorp common stock. The plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The plan was originally adopted effective December 1, 2020 and was amended effective April 1, 2021 to permit officers selected by the Compensation Committee of the board of directors of Orange County Bancorp to participate and to allow a one-time transfer of funds from the Performance SERP into the Stock-Based Deferral Plan. No stock-based deferrals were made under the Stock-Based Deferral Plan in 2020.
Cash-Based Deferral Plan
The Bank maintains the Orange County Trust Company Deferred Compensation Plan to provide a deferred compensation opportunity to certain eligible officers and members of the board of directors of the Bank. Under the plan, a participant may elect to defer 100% of his or her compensation to a deferral account. Interest is accrued on the participant’s deferral account balance based on the Prime Rate on the last business day of the preceding plan year plus one percent. The deferral account will be paid in accordance with the participant’s election in either (i) a lump sum as soon as practicable following the participant’s termination, or (ii) as an annual benefit paid in monthly installments payable over a period of up to fifteen years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2018, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or Orange Bank & Trust Company with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Orange Bank & Trust Company with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by Orange Bank & Trust Company to its executive officers, directors and principal stockholders).
Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent stockholders and the immediate family members of these persons. In determining whether to approve a related party transaction, the board of directors will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.
Banking Relationships
The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Orange Bank & Trust Company, to their executive officers and directors in compliance with federal banking regulations. At March 31, 2021, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Orange Bank & Trust Company, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2021, and were made in compliance with federal banking regulations.
At March 31, 2021, the aggregate amount of extensions of credit to our directors, executive officers, principal stockholders and their associates was $4.2 million, or approximately 3.1% of our total equity. At March 31, 2021, unfunded commitments totaled $1.0 million.
Directed Share Program
At our request, the underwriters have reserved up to 45,000 shares of our common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. See the section entitled “Underwriting — Directed Share Program.”
The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Any shares sold in the directed share program to directors or officers will be subject to the 180-day lock-up agreements described above.
However, because these indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to these persons, or these persons may determine to purchase more, less or no shares in this offering.

PRINCIPAL STOCKHOLDERS
The following table sets forth information as of June 30, 2021 regarding the beneficial ownership of our common stock, and as adjusted to reflect the completion of this offering of:
•
each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

•
each of our directors;

•
each of our executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. There are no outstanding options or warrants to purchase Company common stock.
The percentage of beneficial ownership is based on 4,488,437 shares of our common stock outstanding as of June 30, 2021 and 5,388,437 shares to be outstanding after the completion of this offering (or 5,523,437 shares if the underwriters exercise their purchase option in full), in each case including 20,526 shares of restricted stock awarded under our stock incentive plan but not vested as of such date.
Unless otherwise indicated, the address for each listed stockholder is: c/o Orange County Bancorp, Inc., 212 Dolson Avenue, Middletown, New York 10940. Footnotes begin on the next page.
	Shares Beneficially Owned as of June 30, 2021			Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares	Percent	Shares to be Purchased in the Offering	Number of Shares	Percent, assuming no exercise of underwriters’ purchase option	Percent, assuming full exercise of underwriters’ purchase option
Directors:
Louis Heimbach	53,533(1)	1.2%	2,000	55,533	1.0%	1.0%
Michael J. Gilfeather	30,657(2)	*	1,500	32,157	*	*
Gregory F. Holcombe	70,944(3)	1.6%	18,500	89,444	1.7%	1.6%
Susan G. Metzger	7,098(4)	*	200	7,298	*	*
William D. Morrison	51,948(5)	1.2%	100	52,048	*	*
Virginia K. Rizzo	5,000(6)	*	1,000	6,000	*	*
Jonathan F. Rouis	1,100(7)	*	750	1,850	*	*
Richard B. Rowley	245,634(8)	5.5%	11,500	257,134	4.8%	4.7%
Terry R. Saturno	18,451(9)	*	1,000	19,451	*	*
Gustave J. Scacco	1,000(10)	*	500	1,500	*	*
Executive Officers:
Robert L. Peacock	13,596(11)	*	1,000	14,596	*	*
Michael J. Coulter	6,292(12)	*	500	6,792	*	*
Joseph A. Ruhl	9,373(13)	*	150	9,523	*	*
John P. Bartolotta	8,950(14)	*	—	8,950	*	*
Gregory Sousa	2,763(15)	*	150	2,913	*	*
Michael Listner	690(16)	*	310	1,000	*	*
Frank Skuthan	3,500(17)	*	3,500	7,000	*	*
All directors and executive officers as a group (17 persons total)	530,529	11.8%	42,660	573,189	10.6%	10.4%

	Shares Beneficially Owned as of June 30, 2021		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares	Percent	Number of Shares	Percent, assuming no exercise of underwriters’ purchase option	Percent, assuming full exercise of underwriters’ purchase option
5% Stockholders (other than above)(22):
Charles J. Moore Banc Fund IX LP Banc Fund VIII LP 20 North Wacker, Suite 3300, Chicago, Illinois 60606	243,181(18)	5.4%	243,181	4.5%	4.4%
John Morrison, IV 12210 Aspen Lane Stafford, Texas 77477	277,094(19)	6.2%	277,094	5.1%	5.0%
Robert Morrison 35 Front Jacques Street, Apt. #2 Somerville, Massachusetts 02145	327,092(20)	7.3%	327,092	6.1%	5.9%
Eugene Morrison, II and Jean Morrison 4969 Bakersfield Drive Nesbit, Mississippi 38651	250,000(21)	5.6%	250,000	4.6%	4.5%

*
Less than 1%

(1)
Mr. Heimbach has sole voting and investment power over 3,072 shares and shared voting and investment power over 50,461 shares.

(2)
Includes 6,818 shares of unvested restricted stock. Mr. Gilfeather has sole voting and investment power over 23,839 shares.

(3)
Mr. Holcombe has shared voting and investment power over 54,635 shares. Mr. Holcombe’s wife has shared voting and investment power over 16,309 shares.

(4)
Ms. Metzger has sole voting and investment power over 7,098.

(5)
Mr. William D. Morrison has sole voting and investment power over 51,948 shares.

(6)
Ms. Rizzo has sole voting and investment power over 5,000 shares.

(7)
Mr. Rouis has sole voting and investment power over 1,100 shares.

(8)
Mr. Rowley has sole voting and investment power over 245,634 shares.

(9)
Ms. Saturno has sole voting and investment power over 17,891 shares and shared voting and investment power over 560 shares.

(10)
Mr. Scacco has sole voting and investment power over 1,000 shares.

(11)
Includes 2,633 shares of unvested restricted stock. Mr. Peacock has sole voting and investment power over 10,963 shares.

(12)
Includes 2,552 shares of unvested restricted stock. Mr. Coulter has sole voting and investment power over 3,740 shares.

(13)
Includes 2,872 shares of unvested restricted stock. Mr. Ruhl has sole voting and investment power over 6,501 shares.

(14)
Includes 2,872 shares of unvested restricted stock. Mr. Bartolotta has sole voting and investment power over 5,078 shares and shared voting and investment power over 1,000 shares.

(15)
Includes 2,089 shares of unvested restricted stock. Mr. Sousa has sole voting and investment power over 674 shares.

(16)
Consists of 690 shares of unvested restricted stock.

(17)
Mr. Skuthan has sole voting and investment power over 3,500 shares.

(18)
Banc Fund IX LP has sole voting and investment power over 207,649 shares. Banc Fund VIII LP has sole voting and investment power over 35,532 shares. Charles J. Moore as the member of Banc Fund IX LP and Banc Fund VIII LP has voting and investment power over all of the shares held by these entities.

(19)
Mr. John Morrison, IV has sole voting and investment power over 277,094 shares.

(20)
Mr. Robert Morrison has sole voting and investment power over 327,092 shares.

(21)
Mr. Eugene Morrison, II has shared voting and investment power over 150,000 shares. Mrs. Jean Morrison has sole voting and investment power over 100,000 shares.

(22)
This table assumes the 5% stockholders do not purchase additional shares in the stock offering.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock and related provisions of our Certificate of Incorporation and Bylaws. This discussion may not contain all of the information regarding our capital stock that is important to you. Reference is made to the more detailed provisions of our Certificate of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
General
Our authorized capital consists of 15,000,000 shares of common stock, $0.50 par value, and no shares of preferred stock. At March 31, 2021, there were 4,490,973 shares of common stock outstanding. All issued and outstanding shares at that date were, and the shares of common stock to be issued upon completion of this offering will be, fully paid and nonassessable. Immediately following the completion of this offering, we will have 5,388,437 shares of common stock outstanding (assuming the underwriters do not exercise their option to purchase any additional shares). At March 31, 2021, there were 28,878 shares of unvested restricted stock outstanding under the Company’s 2019 Equity Incentive Plan.
Common Stock
Dividends.   Delaware law generally limits dividends to our capital surplus or, if there is no capital surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.
Voting Rights.   The holders of our common stock have exclusive voting rights in Orange County Bancorp. They elect our board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.
Liquidation or Dissolution.   In the unlikely event of liquidation, dissolution or winding up of Orange County Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Orange County Bancorp available for distribution.
Preemptive Rights.   Holders of the common stock of Orange County Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Restrictions on Acquisition of Orange County Bancorp, Inc.
The following discussion is a general summary of the material provisions of Delaware law, our Certificate of Incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.
Delaware Law and Our Certificate of Incorporation and Bylaws
Directors.   The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would generally take at least two annual elections to replace a majority of the board of directors. In addition, the board of directors has the power to fill board vacancies, whether occurring by reason of an increase in the number of directors or by resignation, death, removal or otherwise.
No cumulative Voting.   The Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Plurality Voting.   The Certificate of Incorporation provides that the directors will be elected by the plurality of the shares voted in person or represented by proxy and entitled to vote at the meeting.

Stockholder Nominations and Proposals.   The Bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to the Company at least 90 days prior to the anniversary date of the previous year’s annual meeting. In order for a stockholder to make a director nomination, such stockholder or group of stockholders must beneficially own more than 5% of the Company’s outstanding common stock and have held such stock for at least one year prior to the date of the nomination.
Special Meetings of Stockholders.   For a special stockholders’ meeting to be called by stockholders, our Bylaws require the request of record holders of at least 25% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special stockholders’ meeting.
Restrictions on Removing Directors from Office.   The Bylaws provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors.
Business Combinations with Related Persons.   Under the Certificate of Incorporation, business combinations between the Company and a person owning 10% or more of the Company’s stock must be approved by the affirmative vote of at least 80% of the votes entitled to be cast and a majority of the outstanding votes entitled to be cast, excluding any shares owned by a 10% stockholder. This super-majority vote requirement does not apply if two-thirds of the directors that are unaffiliated with the related person (“disinterested directors”) approve the business combination. Delaware law provides a similar restriction on business combinations with interested stockholders, which also does not apply if the business combination is approved by two-thirds of the disinterested directors.
Change in Control Law and Regulations.   Under the Change in Bank Control Act, a federal law, no person may acquire control of an insured bank or its parent holding company unless the FRB has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The FRB takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a bank without the prior approval of the FRB. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the FRB.
Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the FRB that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Orange County Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. FRB regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.
The FRB adopted a final rule, effective September 30, 2020, that revised its framework for determining whether a company, under the Bank Holding Company Act, has a “controlling influence” over a bank or bank holding company.
Listing and Trading
Shares of our common stock are currently quoted on the OTCQX Market, under the symbol “OCBI.” We have applied to have our common stock approved for listing on the NASDAQ Capital Market under the symbol “OBT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there was a limited public market for shares of our common stock. Shares of our common stock are quoted on the OTCQX Market, under the symbol “OCBI.” Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have 5,388,437 shares of common stock outstanding (or 5,523,437 shares if the underwriters exercise their option to purchase additional shares in full). Of these shares, 900,000 shares of our common stock (or 1,035,000 shares if the underwriters exercise their purchase option in full) sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, including those shares purchased by certain of our directors and officers through the directed share program described in the section entitled “Underwriting.” The remaining 4,488,437 shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act of 1933 or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, 555,483 shares will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to volume and other offering limitations).
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately 53,884 shares immediately after this offering (or approximately 55,234 shares if the underwriters exercise their purchase option in full); or

•
the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Registration Statement on Form S-8
In connection with or as soon as practicable following the completion of this offering, we intend to file a registration statement with the SEC on Form S-8 to register approximately 109,781 shares of our common stock reserved for future issuance under our equity incentive plans, as described further under “Executive Compensation — Incentive Compensation Plans.” That registration statement will become effective upon filing and shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates) subject to the lock-up agreements described below.
Lock-up Agreements
We and each of our directors and executive officers and certain other persons participating in the directed share program have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Piper Sandler & Co. See “Underwriting.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK
The following is a summary of certain material U.S. federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. This section does not consider state, local, estate or foreign tax consequences, nor does it address tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment). Investors should consult their tax advisors concerning the U.S. federal income tax consequences in light of their own specific situation, as well as consequences arising under other federal tax laws (such as the federal estate, gift or Medicare tax laws) and the laws of any other taxing jurisdiction.
As used herein, a non-U.S. holder is:
•
a non-resident alien;

•
a foreign corporation (or any other entity treated as a corporation for U.S. federal income tax purposes);

•
an estate, the income of which is not subject to U.S. federal income taxation regardless of its source; or

•
a trust that does not have in effect a valid election under the U.S. Treasury Regulations, to be treated as a United States person and either (i) no court within the United States is able to exercise primary supervision over the trust’s administration or (ii) no United States person has the authority to control all substantial decisions of that trust.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.
Distributions
Distributions with respect to our common stock will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Except as described below, if you are a non-U.S. holder of our shares, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or another payor, as applicable:
•
A valid Internal Revenue Service Form W-8BEN or, in the case of a foreign entity stockholder, an IRS Form W-8BEN-E (or an acceptable substitute form) upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•
In the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), a valid Internal Revenue Service Form W-8IMY or other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.
If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.
If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, or, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•
You are a non-United States person, and

•
The dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are generally taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Sale or Other Disposition of our Common Stock
If you are a non-U.S. holder, you generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless (i) you are a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; (ii) the gain is “effectively connected” with your conduct of a trade or business in the United States or the gain is attributable to a permanent establishment or fixed base that you maintain in the United States; or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition, and the non-U.S. holder’s holding period and certain other conditions are satisfied. Gain that is effectively connected with the conduct of a trade or business in the Unites States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax (or lower rate as specified by any applicable income tax treaty) on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our United States real property interests as defined in the Code relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Gain from a disposition of our common stock described in (iii) above will be subject to tax generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply.
Information Reporting and Backup Withholding
Payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN or, in the case of a foreign entity stockholder, Form W-8BEN-E

(or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.
Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN or, in the case of a foreign entity stockholder, Form W-8BEN-E (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.
Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against the non-U.S. holder’s United States federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the Internal Revenue Service. Moreover, certain penalties may be imposed by the Internal Revenue Service on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult with their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, Foreign Account Tax Compliance Act, or FATCA), a 30% withholding tax may be imposed on distributions of dividends and payments of gross proceeds from the sale or other disposition of our common stock made to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary. To avoid such withholding, in the case of a foreign financial institution, the foreign financial institution must undertake certain diligence and reporting obligations and, in the case of a non-financial foreign entity, the non-financial foreign entity must either certify it does not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner and satisfy certain other requirements, unless the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.
If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “U.S. persons” or “U.S.-owned foreign entities” (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. A foreign financial institution generally certifies compliance with these requirements on a valid Internal Revenue Service Form W-8BEN-E. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
If the payee is a non-financial foreign entity, it generally provides the required certification on a valid Internal Revenue Service Form W-8BEN-E. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules.
Withholding under FATCA generally applies to payments of dividends on our common stock and to payments of gross proceeds from a sale or other disposition of our shares. However, withholding agents may rely on recently proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, but not the Bank, will determine whether or not to implement gross proceeds FATCA withholding.
Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes of withholding taxes imposed FATCA by filing a United States federal income tax return.

UNDERWRITING
We and Piper Sandler & Co., as representative for the underwriters named below will enter into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter will severally and not jointly agree to purchase, and we have agreed to sell the number of shares of our common stock set forth in the table below.
Name	Number of Shares
Piper Sandler & Co.
Stephens Inc.
Total
The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:
•
the representations and warranties made by us are true and agreements have been performed;

•
there is no material adverse change in the financial markets or in our business; and

•
we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all such shares of common stock if any are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ purchase option described below, unless and until such option is exercised.
The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the purchase option described below.
Purchase Option.   We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 135,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus.
Discounts and Expenses.   The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of       per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of       per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.
The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.
	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Price to public
Underwriting discount
Proceeds to us, before expenses

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $870,000 and are payable by us. We have agreed to reimburse the underwriters for certain actual out-of-pocket expenses in excess of $100,000 incurred by the underwriters on our behalf in connection with the offering if the offering is consummated and for all such out-of-pocket expenses incurred by the underwriters on our behalf in connection with the offering if the offering is not consummated.
The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.
Lock-up Agreements.   We, each of our executive officers and directors and certain other persons participating in the directed share program, have agreed, subject to certain exceptions for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Piper Sandler & Co., as representative of the underwriters. These restrictions are expressly agreed to preclude us, and our executive officers and directors and certain other persons, from engaging in any hedging or other transaction or arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.
Indemnification and Contribution.   We have agreed to indemnify the underwriters, and persons who control the underwriters, and the underwriters’ respective partners, directors, officers, employees and agents, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.
Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.
•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
NASDAQ Capital Market Listing.   We expect the shares to be approved for listing on the NASDAQ Capital Market, subject to notice of issuance, under the symbol “OBT.”
Offering Price Determination.   Before this offering, there has been a limited public market for our common stock. The initial public offering price will be determined through negotiations between us and the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:
•
the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us;

•
our financial information;

•
the history of, and the prospects for, our company and the industry in which we compete;

•
an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•
our book value; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.
Our Relationship with the Underwriters.   The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.
Electronic Distribution.   A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters are not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Selling Restrictions.   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Directed Share Program.   At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5.0% of the shares of our common stock offered by this prospectus for sale to our directors, officers, employees, business associates, and related persons. Our directed share program will be administered by Piper Sandler & Co. or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus.
LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Luse Gorman, PC, Washington, DC. Certain legal matters will be passed upon for the underwriters by Kilpatrick Townsend & Stockton LLP, Washington, DC.
EXPERTS
The consolidated financial statements of Orange County Bancorp, Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in this prospectus, have been so included in reliance on the report of Crowe LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Orange County Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. The Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Orange County Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Condensed Consolidated Financial Statements

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	March 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$253,091	$121,232
Investment securities – available-for-sale	359,372	330,105
Restricted investment in bank stocks	1,752	1,449
Loans	1,231,628	1,152,738
Allowance for loan losses	(16,283)	(16,172)
Loans, net	1,215,345	1,136,566
Net Premises and equipment	14,048	14,017
Accrued interest receivable	7,319	6,295
Bank owned life insurance	28,691	28,520
Goodwill	5,359	5,359
Intangible assets	1,892	1,963
Other assets	21,885	19,430
TOTAL ASSETS	$1,908,754	$1,664,936
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$598,493	$521,093
Interest-bearing	1,135,066	968,201
Total deposits	1,733,559	1,489,294
Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,340	19,323
Accrued expenses and other liabilities	17,774	17,896
TOTAL LIABILITIES	1,773,673	1,529,513
STOCKHOLDERS’ EQUITY
Common stock, $0.50 par value; 15,000,000 shares authorized; 4,533,304 issued; 4,490,973 and 4,483,102 outstanding, at March 31, 2021 and December 31, 2020, respectively	2,266	2,266
Surplus	84,774	85,111
Retained Earnings	51,818	47,683
Accumulated other comprehensive income (loss), net of taxes	(2,559)	1,819
Treasury stock, at cost; 42,331 and 50,202 shares at March 31, 2021 and December 31, 2020, respectively	(1,218)	(1,456)
TOTAL STOCKHOLDERS’ EQUITY	135,081	135,423
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,908,754	$1,664,936
See accompanying notes to unaudited condensed consolidated financial statements

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2021	2020
INTEREST INCOME
Interest and fees on loans	$13,228	$11,002
Interest on investment securities:
Taxable	1,127	1,335
Tax exempt	363	126
Interest on Federal funds sold and other	44	180
TOTAL INTEREST INCOME	14,762	12,643
INTEREST EXPENSE
Interest on savings and NOW accounts	592	956
Interest on time deposits	158	281
Interest on FHLB advances	—	10
Interest on note payable	42	42
Interest on subordinated notes	230	—
TOTAL INTEREST EXPENSE	1,022	1,289
NET INTEREST INCOME	13,740	11,354
Provision for loan losses	66	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,674	10,154
NONINTEREST INCOME
Service charges on deposit accounts	175	208
Trust income	1,124	1,038
Investment advisory income	1,176	901
Earnings on bank owned life insurance	171	165
Other	246	229
TOTAL NONINTEREST INCOME	2,892	2,541
NONINTEREST EXPENSE
Salaries	4,547	4,185
Employee benefits	1,126	1,148
Occupancy expense	965	938
Professional fees	907	584
Directors’ fees and expenses	242	293
Computer software expense	1,058	794
FDIC assessment	289	169
Advertising expenses	283	314
Advisor expenses related to trust income	121	155
Telephone expenses	133	128
Intangible amortization	71	71
Other	574	812
TOTAL NONINTEREST EXPENSE	10,316	9,591
Income before income taxes	6,250	3,104
Provision for income taxes	1,225	628
NET INCOME	$5,025	$2,476
Basic and diluted earnings per share	$1.12	$0.55
Weighted average shares outstanding	4,483,139	4,510,420
See accompanying notes to unaudited condensed consolidated financial statements

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2021	2020
Net Income	$5,025	$2,476
Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gains/(losses) arising during the period	(5,538)	4,790
Tax effect	(1,162)	1,006
Net of tax	(4,376)	3,784
Deferred compensation liability:
Unrealized loss	(3)	(4)
Tax effect	(1)	(1)
Net of tax	(2)	(3)
Total other comprehensive income/(loss)	(4,378)	3,781
Total comprehensive income	$647	$6,257
See accompanying notes to unaudited condensed consolidated financial statements

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)
(Dollar amounts in thousands except per share data)
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2020	$2,266	$85,178	$39,589	$(4,044)	$(926)	$122,063
Net income	—	—	2,476	—	—	2,476
Other comprehensive income/(loss), net of taxes	—	—	—	3,781	—	3,781
Cash dividends declared ($0.20 per share)	—	—	(896)	—	—	(896)
Issue of restricted stock (14,532 shares)	—	(442)	—	—	442	—
Treasury stock purchased (5,125 shares)	—	—	—	—	(152)	(152)
Restricted stock expense	—	87	—	—	—	87
Stock-based compensation (4,332 shares)	—	(31)	—	—	160	129
Balance, March 31, 2020	$2,266	$84,792	$41,169	$(263)	$(476)	$127,488
Balance, January 1, 2021	$2,266	$85,111	$47,683	$1,819	$(1,456)	$135,423
Net income	—	—	5,025	—	—	5,025
Other comprehensive income/(loss), net of taxes	—	—	—	(4,378)	—	(4,378)
Cash dividends declared ($0.20 per share)	—	—	(890)	—	—	(890)
Issue of restricted stock (15,162 shares)	—	(436)	—	—	436	—
Treasury stock purchased (9,695 shares)	—	—	—	—	(269)	(269)
Restricted stock expense	—	100	—	—	—	100
Stock-based compensation (2,404 shares)	—	(1)	—	—	71	70
Balance, March 31, 2021	$2,266	$84,774	$51,818	$(2,559)	$(1,218)	$135,081
See accompanying notes to unaudited condensed consolidated financial statements

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollar amounts in thousands except per share data)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$5,025	$2,476
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	66	1,200
Depreciation	327	318
Accretion on loans	(1,184)	(94)
Amortization of intangibles	71	71
Amortization of subordinated notes issuance costs	17	—
Restricted stock expense	100	87
Stock-based compensation	70	129
Net amortization of investment premiums	524	545
Earnings on bank owned life insurance	(171)	(165)
Net change in:
Accrued interest receivable	(1,024)	(1,439)
Other assets	(1,293)	(533)
Other liabilities	(124)	(1,050)
Net cash from operating activities	2,404	1,545
Cash flows from investing activities
Purchases of investment securities available-for-sale	(68,980)	(42,040)
Proceeds from sales and paydowns of investment securities available-for-sale	28,094	15,373
Proceeds from maturities and calls of investment securities available-for-sale	5,557	10,900
Purchase of restricted investment in bank stocks	(303)	(3,215)
Proceeds from calls of restricted investment in bank stocks	—	3,373
Loans purchased	(3,025)	(14,174)
Principal returned on loans purchased	4,328	2,976
Net increase in loans	(78,964)	(36,639)
Additions to premises and equipment	(358)	(304)
Net cash from investing activities	(113,651)	(63,750)
Cash flows from financing activities
Net increase in deposits	244,265	127,488
Net change in FHLB term advances	—	(5,000)
Cash dividends paid	(890)	(896)
Purchases of treasury stock	(269)	(152)
Net cash from financing activities	243,106	121,440
Net change in cash and cash equivalents	131,859	59,235
Beginning cash and cash equivalents	121,232	25,112
Ending cash and cash equivalents	$253,091	$84,347
Supplementary Cash Flow Information
Interest paid	1,246	1,298
Income taxes paid	15	31
See accompanying notes to unaudited condensed consolidated financial statements

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies
Certain information and footnote disclosures normally included in the audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto, included herein, for the year ended December 31, 2020 for Orange County Bancorp, Inc. (the “Company”). In the opinion of the management of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting solely of normal and recurring accruals) necessary to present fairly the financial position as of March 31, 2021, the results of operations, comprehensive income, stockholders’ equity for the three months ended March 31, 2021 and 2020 and cash flow statements for the three months ended March 31, 2021 and 2020. The results of operations for any interim period are not necessarily indicative of the results that may be expected for the full year or for any future period.
Nature of Operations and Principles of Consolidation:   The unaudited consolidated financial statements include the Company and its wholly owned subsidiaries: Orange Bank & Trust Company (the “Bank”) and Hudson Valley Investment Advisors (“HVIA”), a Registered Investment Advisor, together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.
The Company provides commercial and consumer banking services to individuals, small businesses and local municipal governments as well as trust and investment services through the Bank and HVIA. The Company is headquartered in Middletown, New York, with eight locations in Orange County, New York, five in Westchester County, New York and one in Rockland County, New York. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial real estate, commercial and residential mortgage loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the areas in which they operate.
Assets held by the Company in an agency or fiduciary capacity for its customers are excluded from the consolidated financial statements since they do not constitute assets of the Company. Assets held by the Company amounted to $1,230,150 and $1,189,119 at March 31, 2021 and December 31, 2020, respectively.
Risk and Uncertainties:   On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread throughout the United States and around the world. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to, among other things, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The COVID-19 pandemic has adversely affected, and continues to adversely affect economic activity globally, nationally and locally. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the New York metropolitan area in which the Company primarily operates. Although the Company has been able to continue operations while taking steps to ensure the safety of employees and customers, COVID-19 could also potentially create widespread business continuity issues for the Company. This could cause the Company to experience a material adverse effect on business operations, asset valuations, financial condition and results of operations. Material adverse impacts may include all or a combination of valuation impairments on the Company’s intangible assets, investments, and loans.
Use of Estimates:   To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Recent Accounting Pronouncements:   On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2018-14, Compensation — Retirement Benefits Topic 715-20. This ASU amends Accounting Standards Codification (“ASC”) 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The ASU eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year, and also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. The adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements.
In June, 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses Topic 326: Measurement of Credit Losses on Financial Instruments. The objective of the ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date by replacing the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to form credit loss estimates. In November 2019, the FASB adopted changes to delay the effective date of ASU 2016-13 to January 2023 for certain entities, including certain Securities and Exchange Commission filers, public business entities, and private companies. As a result, the Company is eligible for the delay and will adopt the ASU effective January 1, 2023. The Company is currently evaluating the potential impact the adoption of ASU 2016-13 will have on its consolidated financial statements and results of operations.
Note 2 — Investment Securities
The amortized cost and fair value of investment securities at March 31, 2021 and December 31, 2020:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale March 31, 2021
U.S. government agencies	$81,125	$751	$(1,305)	$80,571
Mortgage-backed securities	175,979	2,606	(1,906)	176,679
Corporate Securities	13,098	116	(76)	13,138
Obligations of states and political subdivisions	88,444	1,006	(466)	88,984
Total debt securities	$358,646	$4,479	$(3,753)	$359,372
Available-for-sale December 31, 2020
U.S. government agencies	$82,409	$1,394	$(382)	$83,421
Mortgage-backed securities	157,408	3,633	(257)	160,784
Corporate Securities	10,603	57	(33)	10,627
Obligations of states and political subdivisions	73,421	1,883	(31)	75,273
Total debt securities	$323,841	$6,967	$(703)	$330,105
There were no sales of securities during the three months ended March 31, 2021 and 2020.

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 2 — Investment Securities (Continued)
The amortized cost and fair value of debt securities as of March 31, 2021 are shown below by contractual maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
Due in one year or less	$22,713	$22,765
Due after one through five years	9,622	9,713
Due after five through ten years	51,869	51,403
Due after ten years	98,463	98,812
	182,667	182,693
Mortgage-backed securities	175,979	176,679
Total debt securities	$358,646	$359,372
Securities pledged at March 31, 2021 and December 31, 2020 had a carrying amount of $196,887 and $121,233 and were pledged to secure public deposits.
At March 31, 2021 and December 31, 2020, there were no holdings of securities of any one issuer, other than the US Government and its agencies, in an amount greater than 10% of stockholders’ equity.
The following table summarizes securities with unrealized and unrecognized losses at March 31, 2021 and December 31, 2020, aggregated by major security types and length of time in continuous loss position:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale March 31, 2021
U.S. government agencies	$28,547	$(1,019)	$20,060	$(286)	$48,607	$(1,305)
Mortgage-backed securities	66,667	(1,857)	13,770	(49)	80,437	(1,906)
Corporate Securities	3,505	(76)	—	—	3,505	(76)
Obligations of states and political subdivisions	24,640	(466)	—	—	24,640	(466)
Total debt securities	$123,359	$(3,418)	$33,830	$(335)	$157,189	$(3,753)
Available-for-sale December 31, 2020
U.S. government agencies	$17,948	$(52)	$20,779	$(330)	$38,727	$(382)
Mortgage-backed securities	35,580	(208)	1,887	(49)	37,467	(257)
Corporate Securities	1,551	(33)	—	—	1,551	(33)
Obligations of states and political subdivisions	15,373	(31)	—	—	15,373	(31)
Total debt securities	$70,452	$(324)	$22,666	$(379)	$93,118	$(703)
There was no other than temporary impairment loss recognized on any securities at March 31, 2021 or December 31, 2020.
As of March 31, 2021, the Company’s security portfolio consisted of 219 securities, 63 of which were in an unrealized loss position. As of December 31, 2020, the Company’s security portfolio consisted of 196

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 2 — Investment Securities (Continued)
securities, 36 of which were in an unrealized loss position. Unrealized losses are primarily related to the Company’s mortgage backed and U.S. government agency securities as discussed below.
At March 31, 2021, mortgage-backed securities held by the company were issued by U.S. government sponsored entities and agencies. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other than temporarily impaired at March 31, 2021.
The Company’s unrealized losses on U.S. government agency securities relate primarily to its investment in Small Business Administration (“SBA”) issued securities. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other than temporarily impaired at March 31, 2021.
Note 3 — Loans
Loans at March 31, 2021 and December 31, 2020 were as follows:
	March 31, 2021	December 31, 2020
Commercial and industrial	$355,415	$299,049
Commercial real estate	709,760	698,130
Commercial real estate construction	76,570	63,544
Residential real estate	58,123	57,941
Home equity	13,197	13,960
Consumer	18,563	20,114
Total	$1,231,628	$1,152,738
Included in commercial and industrial loans as of March 31, 2021 and December 31, 2020 were loans issued under the SBA’s Paycheck Protection Program (“PPP”) of $121,779 and $68,974, respectively.
The following table presents the activity in the allowance for loan losses by portfolio segment for each of the three months ended March 31, 2021 and 2020:
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
March 31, 2021
Allowance for loan losses:
Beginning balance	$4,795	$9,782	$801	$381	$77	$336	$16,172
Provision for loan losses	149	(195)	201	(35)	(12)	(42)	66
Loans charged-off	(16)	(43)	—	—	—	(5)	(64)
Recoveries	87	1	—	—	—	21	109
Ending balance	$5,015	$9,545	$1,002	$346	$65	$310	$16,283

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
March 31, 2020
Allowance for loan losses:
Beginning balance	$5,107	$5,951	$713	$384	$43	$77	$12,275
Provision for loan losses	(426)	1,603	(113)	2	12	122	1,200
Loans charged-off	—	—	—	—	—	(3)	(3)
Recoveries	6	1	—	—	—	2	9
Ending balance	$4,687	$7,555	$600	$386	$55	$198	$13,481
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2021 and December 31, 2020:
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
March 31, 2021
Allowance for loan losses:
Ending balance:
individually evaluated for impairment	$456	$1,058	$—	$9	$—	$26	$1,549
collectively evaluated for impairment	4,559	8,487	1,002	337	65	284	14,734
Total ending allowance balance	$5,015	$9,545	$1,002	$346	$65	$310	$16,283
Loans:
Ending balance:
individually evaluated for impairment	$3,694	$18,937	$—	$1,223	$—	$122	$23,976
collectively evaluated for impairment	351,721	690,823	76,570	56,900	13,197	18,441	1,207,652
Total ending loans balance	$355,415	$709,760	$76,570	$58,123	$13,197	$18,563	$1,231,628
December 31, 2020
Allowance for loan losses:
Ending balance:
individually evaluated for impairment	$206	$1,084	$—	$15	$—	$27	$1,332
collectively evaluated for impairment	4,589	8,698	801	366	77	309	14,840
Total ending allowance balance	$4,795	$9,782	$801	$381	$77	$336	$16,172

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
Loans:
Ending balance:
individually evaluated for impairment	$2,410	$19,759	$—	$1,358	$—	$124	$23,651
collectively evaluated for impairment	296,639	678,371	63,544	56,583	13,960	19,990	1,129,087
Total ending loans balance	$299,049	$698,130	$63,544	$57,941	$13,960	$20,114	$1,152,738

Included in the commercial and industrial loans collectively evaluated for impaired are PPP loans of $121,779 and $68,974 as of March 31, 2021 and December 31, 2020, respectively. PPP loans receivable are guaranteed by the SBA and have no allocation of the allowance for loan losses.
The following table presents loans individually evaluated for impairment recognized by class of loans as of March 31, 2021 and December 31, 2020:
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
March 31, 2021
With no related allowance recorded
Commercial and industrial	$320	$320	$—
Commercial real estate	10,573	9,164	—
Commercial real estate construction	—	—	—
Residential real estate	578	578	—
Home equity	—	—	—
Consumer	—	—	—
Total	$11,471	$10,062	$—
With an allowance recorded:
Commercial and industrial	$3,374	$3,374	$456
Commercial real estate	10,265	9,773	1,058
Commercial real estate construction	—	—	—
Residential real estate	655	645	9
Home equity	—	—	—
Consumer	122	122	26
Total	$14,416	$13,914	$1,549
December 31, 2020
With no related allowance recorded
Commercial and industrial	$331	$331	$—
Commercial real estate	10,621	9,248	—
Commercial real estate construction	—	—	—

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
Residential real estate	1,148	1,148	—
Home equity	—	—	—
Consumer	—	—	—
Total	$12,100	$10,727	$—
With an allowance recorded:
Commercial and industrial	$2,079	$2,079	$206
Commercial real estate	11,001	10,511	1,084
Commercial real estate construction	—	—	—
Residential real estate	219	210	15
Home equity	—	—	—
Consumer	124	124	27
Total	$13,423	$12,924	$1,332

The following table presents the average recorded investment and interest income of loans individually evaluated for impairment recognized by class of loans for the three months ended March 31, 2021 and 2020:
	Average Recorded Investment	Interest Income Recognized(1)
Three Months Ended March 31, 2021
With no related allowance recorded
Commercial and industrial	$326	$4
Commercial real estate	9,206	89
Commercial real estate construction	—	—
Residential real estate	578	—
Home equity	—	—
Consumer	—	—
Total	$10,110	$93
With an allowance recorded:
Commercial and industrial	$3,477	$45
Commercial real estate	9,800	89
Commercial real estate construction	—	—
Residential real estate	647	6
Home equity	—	—
Consumer	123	2
Total	$14,047	$142

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Average Recorded Investment	Interest Income Recognized(1)
Three Months Ended March 31, 2020
With no related allowance recorded
Commercial and industrial	$74	$1
Commercial real estate	1,328	20
Commercial real estate construction	—	—
Residential real estate	412	—
Home equity	—	—
Consumer	—	—
Total	$1,814	$21
With an allowance recorded:
Commercial and industrial	$2,896	$32
Commercial real estate	14,633	229
Commercial real estate construction	—	—
Residential real estate	229	2
Home equity	51	—
Consumer	131	2
Total	$17,940	$265

(1)
Cash basis interest income approximates interest income recognized.

The following tables present the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2021 and December 31, 2020:
	Non-accrual		Loans Past Due Over 90 Days Still Accruing
	March 31, 2021	December 31, 2020	March 31, 2021	December 31, 2020
Commercial and industrial	$—	$—	$345	$457
Commercial real estate	1,345	1,345	—	—
Commercial real estate construction	—	—	—	—
Residential real estate	655	657	2	2
Home equity	—	—	—	—
Consumer	—	—	93	61
Total	$2,000	$2,002	$440	$520

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
The following table presents the aging of the recorded investment in past-due loans as of March 31, 2021 and December 31, 2020 by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Loans Not Past Due
March 31, 2021
Commercial and industrial	$181	$173	$345	$699	$354,716
Commercial real estate	—	—	1,345	1,345	708,415
Commercial real estate construction	—	—	—	—	76,570
Residential real estate	597	—	579	1,176	56,947
Home equity	—	—	—	—	13,197
Consumer	210	293	93	596	17,967
Total	$988	$466	$2,362	$3,816	$1,227,812
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Loans Not Past Due
December 31, 2020
Commercial and industrial	$123	$201	$457	$781	$298,268
Commercial real estate	—	—	1,345	1,345	696,785
Commercial real estate construction	—	—	—	—	63,544
Residential real estate	570	—	580	1,150	56,791
Home equity	—	—	—	—	13,960
Consumer	132	272	61	465	19,649
Total	$825	$473	$2,443	$3,741	$1,148,997
As of March 31, 2021 and December 31, 2020, loans in the process of foreclosure were $1,925 of which $578 were secured by residential real estate.
As of March 31, 2021 and December 31, 2020, the Company has a recorded investment in Troubled Debt Restructurings (“TDRs”) of $15,039 and $15,951 respectively. The Company has allocated $886 and $918 of specific allowance for these loans at March 31, 2021 and December 31, 2020, respectively, and there were no commitments to lend additional funds to borrowers whose loans were classified as TDRs. There were no restructured loans that defaulted within the three months ended March 31, 2021 and 2020.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
There were no loans whose terms were modified resulting in TDRs during the three months ended March 31, 2021 and 2020.
In March 2020, various regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, (“the agencies”) issued an interagency statement on loan modifications and reporting for financial institutions working with customers affected by COVID-19. The interagency statement was effective immediately and impacted accounting for loan modifications. The agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not to be considered TDRs.

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
This includes modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment related to the economic impact of COVID-19. Provisions of the CARES Act largely mirrored the provisions of the interagency statement, providing that modified loans would not be considered TDRs if they were performing at year-end 2019. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented or at year-end 2019.
The following table sets forth the composition of these loans by loan segments as of March 31, 2021 and December 31, 2020:
	March 31, 2021		December 31, 2020
	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance
Commercial and industrial	7	$796	9	$3,390
Commercial real estate	15	31,415	19	$44,782
Consumer	—	—	1	596
Total	22	$32,211	29	$48,768
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $350 thousand and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The company uses the following definitions for risk ratings:
Special Mention:   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the institution’s credit position at some future date.
Substandard:   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
Based on the analysis performed as of March 31, 2021 and December 31, 2020, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
March 31, 2021
Commercial and industrial	$350,348	$3,001	$2,066	$—	$—	$355,415
Commercial real estate	697,515	4,132	8,113	—	—	709,760
Commercial real estate construction	76,570	—	—	—	—	76,570
Residential real estate	56,978	—	1,145	—	—	58,123
Home equity	13,197	—	—	—	—	13,197
Consumer	18,441	—	122	—	—	18,563
Total	$1,213,049	$7,133	$11,446	$—	$—	$1,231,628
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2020
Commercial and industrial	$293,763	$3,023	$2,263	$—	$—	$299,049
Commercial real estate	685,808	4,164	8,158	—	—	698,130
Commercial real estate construction	63,544	—	—	—	—	63,544
Residential real estate	56,793	—	1,148	—	—	57,941
Home equity	13,960	—	—	—	—	13,960
Consumer	19,990	—	124	—	—	20,114
Total	$1,133,858	$7,187	$11,693	$—	$—	$1,152,738
Loans to certain directors and principal officers of the Company, including their immediate families and companies in which they are affiliated, amounted to $4,175 and $5,392 at March 31, 2021 and December 31, 2020, respectively.
Note 4 — Fair Value
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
The Company used the following methods and significant assumptions to estimate fair value:
Investment Securities:   The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans and Other Real Estate Owned:   The fair value of collateral dependent loans that are individually evaluated for impairment is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach and resulted in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.
Appraisals are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by a third-party appraisal management company that the Company has engaged in accordance with internal vendor management policies and approval of the Company’s Board of Directors. Once received, the appraisal review function is conducted by the appraisal management company and consists of a review of the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. Through this review, the appraisal management company evaluates the validity of the appraised value and the strength of the conclusions; which are subsequently confirmed by a member of the Credit Department. Discounts to the appraised value are then applied to recognize the carrying costs incurred until disposition, realtor fees, deterioration in the quality of the asset, and the age of the appraisal. The net effect of these adjustments were included in the charge-off to the allowance upon acquisition of the foreclosed property and/or upon partial charge-off of the impaired loan. The most recent analysis of property appraisals including the appropriate discount rates are incorporated into the allowance methodology for the respective loan portfolio segments.
Assets and liabilities measured at fair value on a recurring basis, are summarized below:
	Total at March 31, 2021	Fair Value Measurements Using:
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. government agencies	$80,571	$—	$80,571	$—
Mortgage-backed securities	176,679	—	176,679	—
Corporate securities	13,138	—	13,138	—
Obligations of states and political subdivisions	88,984	—	88,984	—
Total securities available for sale	$359,372	$—	$359,372	$—

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
There were no transfers between Level 1 and Level 2 during the three months ended March 31, 2021.
	Total at December 31, 2020	Fair Value Measurements Using:
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. government agencies	83,421	$—	$83,421	$—
Mortgage-backed securities	160,784	—	160,784	—
Corporate securities	10,627	—	10,627	—
Obligations of states and political subdivisions	75,273	—	75,273	—
Total securities available for sale	$330,105	$—	$330,105	$—
There were no transfers between Level 1 and Level 2 during three months ended March 31, 2020.
There were no material collateral dependent, non TDR impaired loans with a specific reserve as of March 31, 2021 or December 31, 2020.
The carrying amounts and estimated fair values of the Company’s financial instruments not carried at fair value are as follows at March 31, 2021 and December 31, 2020:
	March 31, 2021
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$253,091	$253,091	$253,091	$—	$—
Loans, net	1,215,345	1,218,031	—	—	1,218,031
Accrued interest receivable	7,319	7,319	—	1,639	5,680
Restricted investment in bank stocks	1,752	NA	—	—	—
Financial liabilities:
Deposits	1,733,559	1,733,805	1,643,180	90,625	—
Note payable	3,000	3,065	—	3,065	—
Subordinated notes, net of issuance costs	19,340	19,978	—	19,978	—
Accrued interest payable	83	83	—	83	—
Off-balance sheet financial instruments	—	—	—	—	—

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
	December 31, 2020
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$121,232	$121,232	$121,232	$—	$—
Loans, net	1,136,566	1,139,472	—	—	1,139,472
Accrued interest receivable	6,295	6,295	—	1,389	4,906
Restricted investment in bank stocks	1,449	NA	—	—	—
Financial liabilities:
Deposits	1,489,294	1,489,615	1,398,095	91,520	—
Note payable	3,000	3,087	—	3,087	—
Subordinated notes, net of issuance costs	19,323	19,758	—	19,758	—
Accrued interest payable	307	307	—	307	—
Off-balance sheet financial instruments	—	—	—	—	—
Note 5 — Deposits
A summarized analysis of the Bank’s deposits at March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Noninterest-bearing demand accounts	$598,493	$521,093
Interest-bearing demand accounts	276,987	236,951
Money market accounts	599,127	483,044
Savings accounts	168,933	157,007
Certificates of Deposit	90,019	91,199
Total deposits	$1,733,559	$1,489,294
Time deposits that meet or exceed the FDIC insurance limit of $250 at March 31, 2021 and December 31, 2020 were $24,367 and $23,747, respectively.
Scheduled maturities of time deposits for the next five years are as follows:
2021	$63,743
2022	20,434
2023	5,468
2024	374
$90,019
Deposits of executive officers, directors and principal officers of the Company, including their immediate families and companies in which they are affiliated, amounted to $7,211 and $6,910 at March 31, 2021 and December 31, 2020, respectively.
Note 6 — Pension Plan and Stock Compensation
The Bank has a funded noncontributory defined benefit pension plan that covers substantially all employees meeting certain eligibility requirements. The pension plan was closed to new participants and

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 6 — Pension Plan and Stock Compensation (Continued)
benefit accruals were frozen as of December 31, 2015. The plan provides defined benefits based on years of service and final average salary.
The components of net periodic benefit cost for the Company’s noncontributory defined benefit pension plan for the three months ended March 31, 2021 and 2020 are as follows:
	Three Months Ended March 31,
	2021	2020
Service cost	$47	$35
Interest cost	190	230
Expected return on plan assets	(515)	(465)
Amortization of transition cost	(12)	(12)
Amortization of net loss	5	28
Net periodic benefit cost/(income)	$(285)	$(184)
The Company has a time based restricted stock plan. For the three months ended March 31, 2021 and 2020 the Company’s recognized stock-based compensation costs of $100 and $87, respectively. The Company uses the fair value of the common stock on the date of award to measure compensation cost for restricted stock awards. Compensation cost is recognized over the vesting period of the award using the straight line method. There were 15,162 and 14,532 restricted stock awards granted for the three months ended March 31, 2021 and 2020, respectively. The grants generally vest at the rate of 33% per year with full vesting on the third anniversary date of the grant. Unamortized expense at March 31, 2021 was $598.
A summary the Company’s restricted stock awards activity for the three months ended March 31, 2021 is presented below:
	Shares	Weighted Average Fair Value
Non-vested at beginning of period	25,369	$28.78
Granted	15,162	$28.75
Vested	(11,653)	$28.34
Forfeited	—	$—
Non-vested at end of period	28,878	$28.95
Note 7 — Accumulated Other Comprehensive Income (Loss)
The following is a summary of changes in accumulated other comprehensive income (loss) by component, net of tax, for the three months ended March 31, 2021 and 2020:
	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Deferred Compensation Liability	Total
Three Months Ended March 31, 2021
Beginning balance	$4,949	$(3,277)	$147	$1,819
Other comprehensive income/(loss) before reclassification	(4,376)	—	(2)	(4,378)

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 7 — Accumulated Other Comprehensive Income (Loss) (Continued)
	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Deferred Compensation Liability	Total
Less amounts reclassified from accumulated other comprehensive income	—	—	—	—
Net current period other comprehensive income/(loss)	(4,376)	—	(2)	(4,378)
Ending balance	$573	$(3,277)	$145	$(2,559)

	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Deferred Compensation Liability	Total
Three Months Ended March 31, 2020
Beginning balance	$439	$(4,642)	$159	$(4,044)
Other comprehensive income/(loss) before reclassification	3,784	—	(3)	3,781
Less amounts reclassified from accumulated other comprehensive income	—	—	—	—
Net current period other comprehensive income/(loss)	3,784	—	(3)	3,781
Ending balance	$4,223	$(4,642)	$156	$(263)
There were no reclassifications out of any components of accumulated other comprehensive income (loss) for the three months ended March 31, 2021 and 2020.
Note 8 — Revenue from Contracts with Customers
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Noninterest Income. The following table presents the Company’s gross sources of noninterest income for the three months ended March 31, 2021 and 2020.
	Three Months Ended March 31,
	2021	2020
Noninterest Income
Service charges on deposit accounts	$175	$208
Trust income	1,124	1,038
Investment advisory income	1,176	901
Earnings on bank owned life insurance(a)	171	165
Other(b)	246	229
Total Noninterest Income	$2,892	$2,541

(a)
Not within the scope of ASC 606.

(b)
The Other category includes safe deposit income, checkbook fees, and debit card fee income, totaling

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 8 — Revenue from Contracts with Customers (Continued)
$186 and $163 for the three months ended March 31, 2021 and 2020, respectively, that are within the scope of ASC 606 and loan related fee income and miscellaneous income, totaling $60 and $66 for the three months ended March 31, 2021 and 2020, respectively, which are outside the scope of ASC 606.
The Company earns wealth management fees, which includes trust income and investment advisory income, from its contracts with trust and brokerage customers to manage assets for investment, and/or to transact on their accounts. These fees are primarily earned over time as the Company provides the contracted services and are generally assessed based on a tiered scale of the market value of the assets under management at month-end or quarter-end.
Note 9 — Segment Information
The reportable segments are determined by the products and services offered by the Company, primarily distinguished between banking and wealth management. Loans, investments, and deposits provide the revenues in the banking operation, and trust fees and investment management fees provide the revenues in wealth management. All operations are domestic.
Significant segment totals are reconciled to the financial statements as follows:
As of and for the three months ended March 31, 2021	Banking	Wealth Management	Total Segments
Net interest income	$13,740	$—	$13,740
Noninterest income	592	2,300	2,892
Provision for loan loss	(66)	—	(66)
Noninterest expenses	(8,672)	(1,644)	(10,316)
Income tax expense	(1,087)	(138)	(1,225)
Net income	$4,507	$518	$5,025
Total assets	$1,900,373	$8,381	$1,908,754
As of and for the three months ended March 31, 2020	Banking	Wealth Management	Total Segments
Net interest income	$11,354	$—	$11,354
Noninterest income	602	1,939	2,541
Provision for loan loss	(1,200)	—	(1,200)
Noninterest expenses	(8,084)	(1,507)	(9,591)
Income tax expense	(537)	(91)	(628)
Net income	$2,135	$341	$2,476
Total assets	$1,656,974	$7,962	$1,664,936
Note 10 — Regulatory Capital Matters
The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet the minimum capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks, (Basel III rules), became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital

ORANGE COUNTY BANCORP, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollar amounts in thousands except per share data)
Note 10 — Regulatory Capital Matters (Continued)
conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was phased in at a rate of 0.625% per year from 0.0% in 2015 to 2.5% for 2019. The net unrealized gain or loss on available for sale securities is included in computing regulatory capital.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion and capital restoration plans are required. Capital levels at March 31, 2021 exceeded the regulatory minimum levels to be considered well capitalized under the prompt corrective action regulations.
Actual and required capital amounts and ratios are presented below at March 31, 2021 and December 31, 2020.
	Actual		For Capital Adequacy Purposes		For Capital Adequacy Purposes with Capital Buffer		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2021
Total capital to risk weighted assets	$159,270	13.64%	$93,434	8.00%	$115,333	9.875%	$116,793	10.00%
Tier 1 (Core) capital to risk weighted assets	144,648	12.39%	70,076	6.00%	91,974	7.875%	93,434	8.00%
Common Tier 1 (CET1) to risk weighted assets	144,648	12.39%	52,557	4.50%	74,455	6.375%	75,915	6.50%
Tier 1 (Core) Capital to average assets	144,648	8.19%	70,681	4.00%	N/A	N/A	88,351	5.00%
December 31, 2020
Total capital to risk weighted assets	$150,397	13.49%	$89,207	8.00%	$110,115	9.875%	$111,509	10.00%
Tier 1 (Core) capital to risk weighted assets	136,446	12.24%	66,906	6.00%	87,814	7.875%	89,207	8.00%
Common Tier 1 (CET1) to risk weighted assets	136,446	12.24%	50,179	4.50%	71,087	6.375%	72,481	6.50%
Tier 1 (Core) Capital to average assets	136,446	8.16%	66,891	4.00%	N/A	N/A	83,613	5.00%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors of
Orange County Bancorp, Inc.
Middletown, New York
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of condition of Orange County Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Crowe LLP
We have served as the Company’s auditor since 2018.
Livingston, New Jersey
April 29, 2021

CONSOLIDATED STATEMENTS OF CONDITION
December 31, 2020 and 2019
(Dollar Amounts in thousands except per share data)
	2020	2019
ASSETS
Cash and due from banks	$121,232	$25,112
Investment securities – available-for-sale	330,105	254,915
Restricted investment in bank stocks	1,449	1,474
Loans	1,152,738	892,124
Allowance for loan losses	(16,172)	(12,275)
Loans, net	1,136,566	879,849
Net Premises and equipment	14,017	14,599
Accrued interest receivable	6,295	3,202
Bank owned life insurance	28,520	27,818
Goodwill	5,359	5,359
Intangible assets	1,963	2,249
Other assets	19,430	14,975
TOTAL ASSETS	$1,664,936	$1,229,552
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$521,093	$335,469
Interest-bearing	968,201	747,663
Total deposits	1,489,294	1,083,132
FHLB advances	—	5,000
Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,323	—
Accrued expenses and other liabilities	17,896	16,357
TOTAL LIABILITIES	1,529,513	1,107,489
STOCKHOLDERS’ EQUITY
Common stock, $0.50 par value; 15,000,000 shares authorized; 4,533,304 issued; 4,483,102 and 4,504,389 outstanding, at December 31, 2020 and 2019, respectively	2,266	2,266
Surplus	85,111	85,178
Retained Earnings	47,683	39,589
Accumulated other comprehensive income (loss), net of taxes	1,819	(4,044)
Treasury stock, at cost; 50,202 and 28,915 shares at December 31,
2020 and 2019, respectively	(1,456)	(926)
TOTAL STOCKHOLDERS’ EQUITY	135,423	122,063
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,664,936	$1,229,552
See accompanying notes

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2020 and 2019
(Dollar Amounts in thousands except per share data)
	2020	2019
INTEREST INCOME
Interest and fees on loans	$47,522	$40,803
Interest on investment securities:
Taxable	4,651	5,724
Tax exempt	994	641
Interest on Federal funds sold and other	294	853
TOTAL INTEREST INCOME	53,461	48,121
INTEREST EXPENSE
Interest on savings and NOW accounts	3,389	3,291
Interest on time deposits	917	1,221
Interest on FHLB advances	10	147
Interest on note payable	160	181
Interest on subordinated notes	246	—
TOTAL INTEREST EXPENSE	4,722	4,840
NET INTEREST INCOME	48,739	43,281
Provision for loan losses	5,413	2,195
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	43,326	41,086
NONINTEREST INCOME
Service charges on deposit accounts	682	921
Trust income	4,074	3,531
Investment advisory income	4,105	3,927
Investment securities gains(losses)	804	(219)
Earnings on bank owned life insurance	702	690
Other	1,056	964
TOTAL NONINTEREST INCOME	11,423	9,814
NONINTEREST EXPENSE
Salaries	17,788	16,407
Employee benefits	4,163	4,128
Occupancy expense	3,744	3,523
Professional fees	3,318	2,342
Directors’ fees and expenses	1,088	1,108
Computer software expense	4,038	3,133
FDIC assessment	910	370
Advertising expenses	1,191	1,177
Advisor expenses related to trust income	455	377
Telephone expenses	552	459
Intangible amortization	286	286
Other	2,698	3,181
TOTAL NONINTEREST EXPENSE	40,231	36,491
Income before income taxes	14,518	14,409
Provision for income taxes	2,839	2,928
NET INCOME	$11,679	$11,481
Basic and diluted earnings per share	$2.59	$2.56
Weighted average shares outstanding	4,508,508	4,484,317
See accompanying notes

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2020 and 2019
(Dollar Amounts in thousands except per share data)
	2020	2019
Net Income	$11,679	$11,481
Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gain arising during the year	6,512	5,356
Reclassification adjustment for (gains)/losses included in net income	(804)	219
Tax effect	1,198	1,171
Net of tax	4,510	4,404
Defined benefit pension plans:
Net gain arising during the period	1,664	584
Reclassification adjustment for amortization of prior service cost and net gains included in net periodic pension cost	65	111
Tax effect	364	146
Net of tax	1,365	549
Deferred compensation liability:
Unrealized loss	(15)	(13)
Tax effect	(3)	(2)
Net of tax	(12)	(11)
Total other comprehensive income	5,863	4,942
Total comprehensive income	$17,542	$16,423
See accompanying notes

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2020 and 2019
(Dollar amounts in thousands except per share data)
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2019	$2,266	$85,496	$31,695	$(8,986)	$(1,192)	$109,279
Net income	—	—	11,481	—	—	11,481
Other comprehensive income, net of taxes	—	—	—	4,942	—	4,942
Cash dividends declared ($0.80 per share)	—	—	(3,587)	—	—	(3,587)
Issue of restricted stock (13,873 shares)	—	(375)	—	—	375	—
Treasury stock purchased (16,873 shares)	—	—	—	—	(455)	(455)
Restricted stock expense	—	319	—	—	—	319
Stock-based compensation (6,264 shares)	—	(175)	—	—	346	171
Stock issuance costs	—	(87)	—	—	—	(87)
Balance, December 31, 2019	2,266	85,178	39,589	(4,044)	(926)	122,063
Net income	—	—	11,679	—	—	11,679
Other comprehensive income, net of taxes	—	—	—	5,863	—	5,863
Cash dividends declared ($0.80 per share)	—	—	(3,585)	—	—	(3,585)
Issue of restricted stock (14,532 shares)	—	(442)	—	—	442	—
Treasury stock purchased (41,201 shares)	—	—	—	—	(1,164)	(1,164)
Restricted stock expense	—	413	—	—	—	413
Stock-based compensation (5,382 shares)	—	(38)	—	—	192	154
Balance, December 31, 2020	$2,266	$85,111	$47,683	$1,819	$(1,456)	$135,423
See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2020 and 2019
(Dollar amounts in thousands except per share data)
	2020	2019
Cash flows from operating activities
Net income	$11,679	11,481
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,413	2,195
Depreciation	1,274	1,189
Accretion on loans	(2,843)	(1,258)
Amortization of intangibles	286	286
Deferred income tax provision (benefit)	(260)	(426)
Investment securities (gains) losses	(804)	219
Restricted stock expense	413	319
Stock-based compensation	154	171
Net amortization of investment premiums	2,329	2,242
Earnings on bank owned life insurance	(702)	(690)
Net change in:
Accrued interest receivable	(3,093)	(194)
Other assets	(4,029)	(5,331)
Other liabilities	1,527	3,530
Net cash from operating activities	11,344	13,733
Cash flows from investing activities
Purchases of investment securities available-for-sale	(218,813)	(99,355)
Proceeds from sales and paydowns of investment securities available-for-sale	100,947	82,388
Proceeds from maturities and calls of investment securities available-for-sale	46,860	20,702
Decrease (increase) in restricted investment in bank stocks, net	25	1,048
Loans purchased	(43,305)	(24,540)
Principal returned on loans purchased	17,322	3,821
Net increase in loans	(233,304)	(132,718)
Additions to premises and equipment	(692)	(1,854)
Net cash from investing activities	(330,960)	(150,508)
Cash flows from financing activities
Net increase in deposits	406,162	178,124
Net change in FHLB overnight advances	(5,000)	(20,500)
Net change in FHLB term advances	—	(10,000)
Repayments of note payable	—	(57)
Issuance of subordinated notes, net of issuance costs	19,323	—
Expenses for proceeds from issuance of common stock	—	(87)
Cash dividends paid	(3,585)	(3,587)
Purchases of treasury stock	(1,164)	(380)
Net cash from financing activities	415,736	143,513
Net change in cash and cash equivalents	96,120	6,738
Beginning cash and cash equivalents	25,112	18,374
Ending cash and cash equivalents	$121,232	$25,112
Supplementary Cash Flow Information
Interest paid	4,616	4,840
Income taxes paid	3,015	2,876
Supplementary Schedule of Non Cash Investing Activities
Initial recognition of operating lease right-of-use asset	—	1,368
Initial recognition of operating lease liabilities	—	1,368
See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations and Principles of Consolidation:   The consolidated financial statements include Orange County Bancorp, Inc. (the “Company”) and its wholly owned subsidiaries: Orange Bank & Trust Company (the “Bank”) and Hudson Valley Investment Advisors (“HVIA”), a Registered Investment Advisor, together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.
The Company provides commercial and consumer banking services to individuals, small businesses and local municipal governments as well as trust and investment services through the Bank and HVIA. The Company is headquartered in Middletown, New York, with eight locations in Orange County, New York, five in Westchester County, New York and one in Rockland County, New York. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial real estate, commercial and residential mortgage loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the areas in which they operate.
Assets held by the Company in an agency or fiduciary capacity for its customers are excluded from the consolidated financial statements since they do not constitute assets of the Company. Assets held by the Company amounted to $1,189,119 and $1,102,794 at December 31, 2020 and 2019, respectively.
Risk and Uncertainties:   On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread throughout the United States and around the world. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to, among other things, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The COVID-19 pandemic has adversely affected, and continues to adversely affect economic activity globally, nationally and locally. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the New York metropolitan area in which the Company primarily operates. Although the Company has been able to continue operations while taking steps to ensure the safety of employees and customers, COVID-19 could also potentially create widespread business continuity issues for the Company. This could cause the Company to experience a material adverse effect on business operations, asset valuations, financial condition and results of operations. Material adverse impacts may include all or a combination of valuation impairments on the Company’s intangible assets, investments, and loans.
Use of Estimates:   To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Cash Flows:   Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, restricted investment in bank stocks, and short-term FHLB advances.
Securities:   Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.
For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Loans:   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
Interest income on loans is discontinued and placed on non-accrual status at the time the loan is 120 days (in the case of residential mortgage loans) or 90 days (in the case of commercial loans) delinquent unless the loan is well-secured and in process of collection. Loans are charged off to the extent principal or interest is deemed uncollectible. Secured consumer loans, except those secured by the borrower’s primary or secondary residence, are charged off upon becoming 180 days past due, or whenever collection is doubtful, whichever occurs first. All unsecured consumer loans are charged off when they become 180 days delinquent or if it is determined that the debt is uncollectible, whichever occurs first. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Concentration of Credit Risk:   Most of the Company’s business activity is with customers located within the New York counties of Orange, Westchester and Rockland. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these counties. The Company’s largest loan segment is non-owner occupied commercial real estate. Property types within this segment include: multi-family properties, retail properties, and general construction loans. Regionally, commercial real estate loans are concentrated within the Company’s primary operating footprint, including Orange, Westchester, and Rockland counties. Commercial and industrial loans are concentrated in Orange County, New York and outside of the Company’s core market, primarily as a result of purchased loans. While industry exposure is widely dispersed, the Company does have a significant concentration of commercial and industrial loans within the healthcare and social assistance industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Allowance for Loan Losses:   The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDRs”) and classified as impaired. Refer to Note 3 for discussion on loan modifications made under the guidelines of the CARES Act.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
All criticized and classified consumer mortgages, commercial loans, and commercial real estate loans are reviewed to determine impairment status. Minimally, loans in which the borrower has filed bankruptcy; loans in non-accrual status; or loans that are considered TDRs would be considered impaired. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. A specific allocation within the allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.
For commercial loans secured by real estate, estimated fair values of collateral are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.
For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging reports, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.
TDRs are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
individually identified as impaired. The Company incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.
The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The general allowance component also includes loans that are not individually identified for impairment evaluation, such as those loans that are individually evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 4 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard, or doubtful; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.
In addition, federal regulatory agencies and the New York State Department of Financial Services, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.
The loan portfolio is segmented into commercial and industrial, commercial real estate, commercial real estate construction, residential real estate, home equity, and consumer loans.
Commercial and Industrial Lending:   The Bank originates commercial and industrial loans primarily to businesses located in its primary market area and surrounding areas. These loans are used for various business purposes which include short-term loans and lines of credit to finance machinery and equipment purchases, inventory and accounts receivable. Generally, the maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Most business lines of credit are written on demand and may be renewed annually.
Commercial and industrial loans are generally secured with short-term assets; however, in many cases, additional collateral such as real estate is provided as additional security for the loan. Loan-to-value maximum values have been established by the Bank and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, etc.
In underwriting commercial and industrial loans, an analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower is performed. Analysis of the borrower’s past, present and future cash flows is also an important aspect of the Bank’s analysis.
Commercial loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.
During 2020, the Bank participated in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) created under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP provided funds to guarantee forgivable loans originated by depository institutions to eligible small businesses through the SBA’s 7(a) loan guaranty program. These loans are 100% federally guaranteed (principal and interest) and currently not subject to any allocation of allowance for loan losses. An eligible

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
business could apply under the PPP during the applicable covered period and receive a loan up to 2.5 times its average monthly “payroll costs” limited to a loan amount of $10.0 million. The proceeds of the loan could be used for payroll (excluding individual employee compensation over $100,000 per year), mortgage, interest, rent, insurance, utilities and other qualifying expenses. PPP loans have: (a) an interest rate of 1.0%, (b) a two-year loan term (or five-year loan term for loans made after June 5, 2020) to maturity; and (c) principal and interest payments deferred until the date on which the SBA remits the loan forgiveness amount to the borrower’s lender or, alternatively, notifies the lender no loan forgiveness is allowed. If the borrower did not submit a loan forgiveness application to the lender within 10 months following the end of the 24-week loan forgiveness covered period (or the 8-week loan forgiveness covered period with respect to loans made prior to June 5, 2020 if such covered period is elected by the borrower), the borrower would begin paying principal and interest on the PPP loan immediately after the 10-month period.
On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) became law. Among other things, the Economic Aid Act extended the PPP through May 31, 2021 and allocated additional funds for new PPP loans, to be guaranteed by the SBA. The extension included an authorization to make new PPP loans to existing PPP loan borrowers, and to make loans to parties that did not previously obtain a PPP loan. The Company is participating in the newly extended PPP and will originate loans under the extended program. Loans originated under the extended PPP will have substantially the same terms as existing PPP loans, with a five year loan term.
Commercial Real Estate Lending — The Bank engages in commercial real estate lending in its primary market area and surrounding areas. The Bank’s commercial loan portfolio is secured primarily by commercial retail space and office buildings. Generally, commercial real estate loans have maturities that do not exceed 15 years, amortization provisions that do not exceed 30 years, have loan-to-value ratios of up to 75% of the appraised value of the property, and are typically credit enhanced by personal guarantees of the borrowers.
In underwriting these loans, the Bank performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. Appraisals on properties securing commercial real estate loans originated by the Bank are performed by independent appraisers.
Commercial real estate loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.
Commercial Real Estate Construction Lending:   The Bank engages in commercial real estate construction lending in its primary market area and surrounding areas. The Bank’s commercial real estate construction lending consists of commercial and residential site development loans as well as commercial building construction and residential housing construction loans.
The Bank’s commercial real estate construction loans are generally secured with the subject property. Terms of construction loans depend on the specifics of the project such as estimated absorption rates, estimated time to complete, etc.
In underwriting commercial real estate construction loans, the Bank performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, the reliability and predictability of the cash flow generated by the project using feasibility studies, market data, etc.
Appraisals on properties securing commercial real estate construction loans originated by the Bank are performed by independent appraisers.
Commercial real estate construction loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions and uncertainties of construction costs.
Residential Real Estate Lending:   One-to-four-family residential mortgage loan originations are generated by the Bank’s marketing efforts, its present customers, walk-in customers and referrals. These loans originate primarily within the Bank’s market area or with customers primarily from the market area.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
The Bank offers fixed-rate loans with terms up to a maximum of 20 years for both permanent structures and those under construction. The Bank’s one- to four-family residential real estate loan originations are secured primarily by properties located in its primary market area and surrounding areas. The majority of the Bank’s residential real estate loans originate with a loan-to-value of 80% or less. Loans in excess of 80% are required to have private mortgage insurance.
In underwriting one- to four-family residential real estate loans, the Bank evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Properties securing real estate loans made by the Bank are appraised by independent appraisers. The Bank generally requires borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. The Bank has not engaged in sub-prime residential mortgage originations.
Residential real estate loans generally present a lower level of risk than other types of loans because they are secured by the borrower’s primary residence.
Home Equity Lending:   The Bank originates home equity lines of credit and closed-end loans primarily within the Bank’s market area or with customers primarily from the market area.
Home equity lines and loans are secured by the borrower’s primary residence with a maximum loan-to-value of 85% and a maximum term of 15 years on home equity loans and a 10-year draw period followed by a 15-year repayment period for home equity lines.
In underwriting home equity lines and loans, a thorough analysis of the borrower’s financial ability to repay the loan as agreed is performed. The ability to repay shall be determined by the borrower’s employment history, current financial conditions, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security.
Home equity lines and loans generally present a lower level of risk than other types of consumer loans because they are secured by the borrower’s primary residence.
The subordinate nature of some home equity lines and loans may make these loans of higher risk than other residential real estate loans.
Consumer Lending:   The Bank offers a variety of secured and unsecured consumer loans, including vehicle, loans secured by savings deposits as well as other types of consumer loans.
Consumer loan terms vary according to the type and value of collateral and creditworthiness of the borrower. In underwriting consumer loans, a thorough analysis of the borrower’s financial ability to repay the loan as agreed is performed. The ability to repay shall be determined by the borrower’s employment history, current financial conditions, and credit background.
Consumer loans may entail greater credit risk than do residential real estate loans particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.
Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Foreclosed Assets:   Foreclosed assets are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of real estate property collateralizing a mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Premises and Equipment:   Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 8 years.
Trust and Investment Advisory Income:   The Company earns trust revenue and advisory revenue from a variety of sources including fees from trust administration and other related fiduciary services, custody, investment management and advisory services, employee benefit account and IRA administration, estate settlement, tax service fees, stockholder service fees and brokerage. These fees are generally based on asset values and fluctuate with the market. Some revenue is not directly tied to asset value but is based on a flat fee for services provided. For many of our revenue sources, amounts are not received in the same accounting period in which they are earned. However, each source of wealth management fees is recorded on the accrual method of accounting.
Included in other assets on the balance sheet is a receivable for trust fees and advisory fees that have been earned but not yet collected.
Federal Home Loan Bank (FHLB) Stock:   The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Federal Reserve Bank (FRB) Stock:   The Bank is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance:   The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill and Other Intangible Assets:   Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected December 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Intangible assets consist of acquired customer relationship intangible assets arising from wealth management acquisitions and are amortized on a straight lined basis over their estimated useful lives.
Loan Commitments and Related Financial Instruments:   Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Stock-Based Compensation:   Compensation cost is recognized for restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. The market price of the Company’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.
Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in miscellaneous expense.
Retirement Plans:   Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.
Earnings per Common Share:   Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. All outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities for this calculation. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. The Company currently maintains a simple capital structure, which includes restricted stock with participation rights to dividends, thus there are no dilutive effects on earnings per share.
Comprehensive Income:   Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, changes in the funded status of the pension plan and deferred compensation, which are also recognized as separate components of equity.
Loss Contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Restrictions on Cash:   Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.
Dividend Restriction:   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to stockholders.
Fair Value of Financial Instruments:   Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Segment Disclosure:   The reportable segments are determined by the products and services offered by the Company, primarily distinguished between banking and wealth management.
Reclassifications:   Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholders’ equity.
Recent Accounting Pronouncements:   On January 1, 2020, the Company adopted ASU 2018-14, Compensation — Retirement Benefits Topic 715-20. This ASU amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The ASU eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year, and also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. The adoption of the ASU did not have a significant impact on the Corporation’s consolidated financial statements.
In 2019, the Company adopted ASU No. 2016-02, Leases Topic 842 and subsequent amendments thereto, which requires the company to recognize most leases on the balance sheet. The standard was adopted under a modified retrospective approach as of the date of adoption and elected to apply several of the available practical expedients, including
•
Carry over historical lease determination and lease classification conclusions

•
Carry over of historical initial direct cost balances for existing leases

•
Accounting for lease and non-lease components in contracts in which the Company is a lessee as a single lease component

Adoption of the leasing standard resulted in the recognition of right-of-use assets of $1,367, and operating lease liabilities of $1,367 in 2019. These amounts were determined based on the present value of remaining minimum lease payments, discounted using the Company’s incremental borrowing rate as of the date of adoption. There was no material impact to the timing of expense or income recognition in the Company’s Consolidated Statements of Income. Prior periods were not restated. Disclosures about the Company’s leasing activities are presented in Note 14-Leases.
In June, 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses Topic 326: Measurement of Credit Losses on Financial Instruments. The objective of the ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date by replacing the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to form credit loss estimates. In November 2019, the FASB adopted changes to delay the effective date of ASU 2016-13 to January 2023 for certain entities, including certain Securities and Exchange

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 1 — Summary of Significant Accounting Policies (Continued)
Commission filers, public business entities, and private companies. As a result, the Company is eligible for the delay and will adopt CECL effective January 1, 2023. The Company is currently evaluating the potential impact the adoption of ASU 2016-13 will have on its consolidated financial statements and results of operations.
Correction of Prior Period Error:   During the preparation of the consolidated financial statements as of and for the year ended December 31, 2020, we corrected an immaterial error related to the historical lack of recognition of deferred costs related to loan originations on our consolidated financial statements as of and for the year ended December 31, 2019. We evaluated the impact and concluded that it was not material to our 2019 consolidated financial statements and corrected the omission, resulting in an increase in loans of $1,420 from $890,704 to $892,124 and an increase in total stockholders’ equity of $1,122 from $120,941 to $122,063. For the year ended December 31, 2019, the effects of the correction reduced interest and fees on loans and salaries expense by $174 and $659, respectively, while provision for income taxes increased by $102. Net income for the same period increased $383 from $11,098 to $11,481 and basic and diluted earnings per share increased $0.09 from $2.47 to $2.56, as a result of the correction.
Note 2 — Investment Securities
The amortized cost and fair value of investment securities at December 31, 2020 and 2019 were as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale December 31, 2020
U.S. government agencies	$82,409	$1,394	$(382)	$83,421
Mortgage-backed securities	157,408	3,633	(257)	$160,784
Corporate Securities	10,603	57	(33)	$10,627
Obligations of states and political subdivisions	73,421	1,883	(31)	$75,273
Total debt securities	$323,841	$6,967	$(703)	$330,105
Available-for-sale December 31, 2019
U.S. government agencies	$84,746	$273	$(730)	$84,289
Mortgage-backed securities	158,246	1,463	(620)	$159,089
Obligations of states and political subdivisions	11,367	170	—	$11,537
Total debt securities	$254,359	$1,906	$(1,350)	$254,915
The proceeds from sales of securities and associated gains and losses are listed below:
	2020	2019
Proceeds	$23,238	$30,280
Gross gains	954	41
Gross losses	150	260
The tax (provision) benefit related to these net realized gains and losses was $(169) and $46 for 2020 and 2019, respectively.
The amortized cost and fair value of debt securities as of December 31, 2020 are shown by contractual maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 2 — Investment Securities (Continued)
	Available-for-sale
	Amortized Cost	Fair Value
Due in one year or less	$35,891	$36,033
Due after one through five years	33,585	34,030
Due after five through ten years	49,248	49,797
Due after ten years	47,709	49,461
	166,433	169,321
Mortgage-backed securities	157,408	160,784
Total debt securities	$323,841	$330,105
Securities pledged at year-end 2020 and 2019 had a carrying amount of $121,233 and $105,709 and were pledged to secure public deposits.
Mortgage-backed securities are issued by FNMA, FHLMC, or GNMA. Obligations of states and political subdivisions consist of general obligations of municipalities in the state of New York.
At year-end 2020 and 2019, there were no holdings of securities of any one issuer, other than the US Government and its agencies, in an amount greater than 10% of stockholders’ equity.
The following table summarizes securities with unrealized and unrecognized losses at December 31, 2020 and 2019, aggregated by major security types and length of time in continuous loss position:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale December 31, 2020
U.S. government agencies	$17,948	$(52)	$20,779	$(330)	$38,727	$(382)
Mortgage-backed securities	35,580	(208)	1,887	(49)	37,467	(257)
Corporate Securities	1,551	(33)			1,551	(33)
Obligations of states and political subdivisions	15,373	(31)	—	—	15,373	(31)
Total debt securities	$70,452	$(324)	$22,666	$(379)	$93,118	$(703)
Available-for-sale December 31, 2019
U.S. government agencies	$18,502	$(87)	$26,404	$(643)	$44,906	$(730)
Mortgage-backed securities	23,941	(182)	36,272	(438)	60,213	(620)
Obligations of states and political subdivisions	—	—	—	—	—	—
Total debt securities	$42,443	$(269)	$62,676	$(1,081)	$105,119	$(1,350)
There was no other than temporary impairment loss recognized on any securities at December 31, 2020 or 2019.
As of December 31, 2020, the Company’s security portfolio consisted of 196 securities, 36 of which were in an unrealized loss position. As of December 31, 2019, the Company’s security portfolio consisted of 156 securities, 42 of which were in an unrealized loss position. Unrealized losses are related to the Company’s mortgage backed and U.S. government agency securities as discussed below.
At December 31, 2020, mortgage-backed securities held by the company were issued by U.S. government sponsored entities and agencies. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 2 — Investment Securities (Continued)
and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other than temporarily impaired at December 31, 2020.
The Company’s unrealized losses on U.S. government agency securities relate primarily to its investment in SBA issued securities. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other than temporarily impaired at December 31, 2020.
Note 3 — Loans
Loans at year-end were as follows:
	2020	2019
Commercial and industrial	$299,049	$222,111
Commercial real estate	698,130	534,407
Commercial real estate construction	63,544	56,412
Residential real estate	57,941	65,290
Home equity	13,960	11,668
Consumer	20,114	2,236
Total	$1,152,738	$892,124
Included in commercial and industrial loans as of December 31, 2020 were PPP loans of $69.0 million.
The following table presents the activity in the allowance for loan losses by portfolio segment for each of the years ending December 31, 2020 and 2019:
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
December 31, 2020
Allowance for loan losses:
Beginning balance	$5,107	$5,951	$713	$384	$43	$77	$12,275
Provision for loan losses	917	4,046	88	48	34	280	5,413
Loans charged-off	(1,239)	(219)	—	(51)	—	(28)	(1,537)
Recoveries	10	4	—	—	—	7	21
Ending balance	$4,795	$9,782	$801	$381	$77	$336	$16,172

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
December 31, 2019
Allowance for loan losses:
Beginning balance	$3,883	$5,708	$567	$353	$105	$47	$10,663
Provision for loan losses	1,469	645	146	(84)	(61)	80	2,195
Loans charged-off	(352)	(453)	—	(41)	(1)	(59)	(906)
Recoveries	107	51	—	156	—	9	323
Ending balance	$5,107	$5,951	$713	$384	$43	$77	$12,275
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2020 and 2019:
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
December 31, 2020
Allowance for loan losses:
Ending balance:
individually evaluated for impairment	$206	$1,084	$—	$15	$—	$27	$1,332
collectively evaluated for impairment	4,589	8,698	801	366	77	309	14,840
Total ending allowance balance	$4,795	$9,782	$801	$381	$77	$336	$16,172
Loans:
Ending balance:
individually evaluated for impairment	$2,410	$19,759	$—	$1,358	$—	$124	$23,651
collectively evaluated for impairment	296,639	678,371	63,544	56,583	13,960	19,990	1,129,087
Total ending loans balance	$299,049	$698,130	$63,544	$57,941	$13,960	$20,114	$1,152,738
December 31, 2019
Allowance for loan losses:
Ending balance:
individually evaluated for impairment	$446	$655	$—	$24	$—	$28	$1,153
collectively evaluated for impairment	4,661	5,296	713	360	43	49	11,122
Total ending allowance balance	$5,107	$5,951	$713	$384	$43	$77	$12,275

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Commercial and Industrial	Commercial Real Estate	Commercial Real Estate Construction	Residential Real Estate	Home Equity	Consumer	Total
Loans:
Ending balance:
individually evaluated for impairment	$502	$12,127	$—	$224	$—	$132	$12,985
collectively evaluated for impairment	221,609	522,280	56,412	65,066	11,668	2,104	879,139
Total ending loans balance	$222,111	$534,407	$56,412	$65,290	$11,668	$2,236	$892,124

Included in the commercial and industrial loans collectively evaluated for impaired are PPP loans of $69.0 million as of December 31, 2020. PPP loans receivable are guaranteed by the SBA and have no allocation of the allowance for loan losses.
The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2020 and 2019:
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
December 31, 2020
With no related allowance recorded
Commercial and industrial	$331	$331	$—	$169	$23	$23
Commercial real estate	10,621	9,248	—	4,937	296	296
Commercial real estate construction	—	—	—	—	—	—
Residential real estate	1,148	1,148	—	574	44	44
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total	$12,100	$10,727	$—	$5,680	$363	$363
With an allowance recorded:
Commercial and industrial	$2,079	$2,079	$206	$1,287	$147	$147
Commercial real estate	11,001	10,511	1,084	11,005	466	466
Commercial real estate construction	—	—	—	—	—	—
Residential real estate	219	210	15	217	5	5
Home equity	—	—	—	—	—	—
Consumer	124	124	27	128	7	7
Total	$13,423	$12,924	$1,332	$12,637	$625	$625
December 31, 2019
With no related allowance recorded
Commercial and industrial	$7	$7	$—	$28	$1	$1
Commercial real estate	627	627	—	641	40	40
Commercial real estate construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total	$634	$634	$—	$669	$41	$41
With an allowance recorded:
Commercial and industrial	$495	$495	$446	$472	$9	$9
Commercial real estate	13,357	11,500	655	11,774	708	708
Commercial real estate construction	—	—	—	—	—	—
Residential real estate	224	224	24	232	10	10
Home equity	—	—	—	—	—	—
Consumer	132	132	28	137	8	8
Total	$14,208	$12,351	$1,153	$12,615	$735	$735

The cash basis income received on the impaired loans is approximately equal to interest income recognized on these loans.
The following tables present the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2020 and December 31, 2019.
	Non-accrual		Loans Past Due Over 90 Days Still Accruing
	2020	2019	2020	2019
Commercial and industrial	$—	$502	$457	$215
Commercial real estate	1,345	959	—	—
Commercial real estate construction	—	—	—	—
Residential real estate	657	88	2	416
Home equity	—	—	—	51
Consumer	—	—	61	—
Total	$2,002	$1,549	$520	$682
The following table presents the aging of the recorded investment in past-due loans as of December 31, 2020 and 2019 by class of loans:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Loans Not Past Due
December 31, 2020
Commercial and industrial	$123	$201	$457	$781	$298,268
Commercial real estate	—	—	1,345	1,345	696,785
Commercial real estate construction	—	—	—	—	63,544
Residential real estate	570	—	580	1,150	56,791
Home equity	—	—	—	—	13,960
Consumer	132	272	61	465	19,649
Total	$825	$473	$2,443	$3,741	$1,148,997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Loans Not Past Due
December 31, 2019
Commercial and industrial	$525	$118	$717	$1,360	$220,751
Commercial real estate	4,149	183	959	5,291	529,116
Commercial real estate construction	—	—	—	—	56,412
Residential real estate	875	—	416	1,291	63,999
Home equity	125	59	51	235	11,433
Consumer	—	—	—	—	2,236
Total	$5,674	$360	$2,143	$8,177	$883,947
As of December 31, 2020, loans in the process of foreclosure were $1,925 of which $578 were secured by residential real estate. As of December 31, 2019, loans in the process of foreclosure were $959 of which $0 were secured by residential real estate.
Troubled Debt Restructuring:
As of December 31, 2020 and 2019, the Company has a recorded investment in TDRs of $15,951 and $12,395 respectively. The Company has allocated $918 and $692 of specific allowance for these loans at December 31, 2020 and 2019, respectively, and there were no commitments to lend additional funds to borrowers whose loans were classified as TDRs. There were no restructured loans that defaulted within twelve months of restructure during 2020 or 2019.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
There were no loans whose terms were modified resulting in TDRs during the year ending December 31, 2020 and 2019.
In March 2020, various regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, (“the agencies”) issued an interagency statement on loan modifications and reporting for financial institutions working with customers affected by COVID-19. The interagency statement was effective immediately and impacted accounting for loan modifications. The agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not to be considered TDRs. This includes modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment related to the economic impact of COVID-19. Provisions of the CARES Act largely mirrored the provisions of the interagency statement, providing that modified loans would not be considered TDRs if they were performing at year-end 2019. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented or at year-end 2019. As of December 31, 2020, the Bank had twenty nine deferred loans totaling $48.8 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
The following table sets forth the composition of these loans by loan segments as of December 31, 2020:
	Number of Loans	Unpaid Principal Balance
Commercial and industrial	9	$3,390
Commercial real estate	19	44,782
Consumer	1	596
Total	29	$48,768
Credit Quality Indicators:   The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $350 thousand and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The company uses the following definitions for risk ratings:
Special Mention.   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the institution’s credit position at some future date.
Substandard.   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful.   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2020
Commercial and industrial	$293,763	$3,023	$2,263	$—	$—	$299,049
Commercial real estate	685,808	4,164	8,158	—	—	698,130
Commercial real estate construction	63,544	—	—	—	—	63,544
Residential real estate	56,793	—	1,148	—	—	57,941
Home equity	13,960	—	—	—	—	13,960
Consumer	19,990	—	124	—	—	20,114
Total	$1,133,858	$7,187	$11,693	$—	$—	$1,152,738

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 3 — Loans (Continued)
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2019
Commercial and industrial	$217,994	$1,581	$2,536	$—	$—	$222,111
Commercial real estate	519,416	4,049	10,942	—	—	534,407
Commercial real estate construction	56,412	—	—	—	—	56,412
Residential real estate	64,879	—	411	—	—	65,290
Home equity	11,668	—	—	—	—	11,668
Consumer	2,104	—	132	—	—	2,236
Total	$872,473	$5,630	$14,021	$—	$—	$892,124
Loans to certain directors and principal officers of the Company, including their immediate families and companies in which they are affiliated, amounted to $5,392 and $5,443 at December 31, 2020 and December 31, 2019. Activity for these loans for the years ended December 31, 2020 and 2019 are as follows:
	2020	2019
Balance, beginning of year	$5,443	$418
Additions	—	5,069
Repayments	(51)	(44)
Balance, end of year	$5,392	$5,443
Note 4 — Fair Value
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate fair value:
Investment Securities:   The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans and Other Real Estate Owned:   The fair value of collateral dependent loans that are individually evaluated for impairment is generally based on recent real estate appraisals. These appraisals

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach and resulted in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.
Appraisals are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by a third-party appraisal management company that the Company has engaged in accordance with internal vendor management policies and approval of the Company’s Board of Directors. Once received, the appraisal review function is conducted by the appraisal management company and consists of a review of the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. Through this review, the appraisal management company evaluates the validity of the appraised value and the strength of the conclusions; which are subsequently confirmed by a member of the Credit Department. Discounts to the appraised value are then applied to recognize the carrying costs incurred until disposition, realtor fees, deterioration in the quality of the asset, and the age of the appraisal. The net effect of these adjustments were included in the charge-off to the allowance upon acquisition of the foreclosed property and/or upon partial charge-off of the impaired loan. The most recent analysis of property appraisals including the appropriate discount rates are incorporated into the allowance methodology for the respective loan portfolio segments.
Assets and liabilities measured at fair value on a recurring basis, are summarized below:
		Fair Value Measurements Using:
	Total at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government agencies	83,421	$—	$83,421	$—
Mortgage-backed securities	160,784	—	160,784	—
Corporate securities	10,627	—	10,627	—
Obligations of states and political subdivisions	75,273	—	75,273	—
Total securities available for sale	$330,105	$—	$330,105	$—
		Fair Value Measurements Using:
	Total at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
U.S. government agencies	84,289	$—	$84,289	$—
Mortgage-backed securities	159,089	—	159,089	—
Obligations of states and political subdivisions	11,537	—	11,537	—
Total securities available for sale	$254,915	$—	$254,915	$—
There were no transfers between Level 1 and Level 2 during 2020 or 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
There were no material collateral dependent impaired loans as of December 31, 2020. Assets measured at fair value on a non-recurring basis as of December 31, 2019 are summarized below:
	Fair Value Measurements Using:
	Total at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$1,622	$—	$—	$1,622
The fair value amounts shown in the above table are impaired loans net of reserves allocated to said loans. The total reserves allocated to these impaired loans are $364 for December 31, 2019.
The following table presents additional quantitative information about level 3 fair value measured at fair value on a non-recurring basis at December31, 2019:
December 31, 2020	Fair Value Value	Valuation Technique	Unobservable Input	Range (Average)
Impaired loans	$1,622	Appraisal of collateral(1)	Appraisal and liquidation adjustments(2)	5 – 20% (10)%

(1)
Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.

(2)
Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

The carrying amounts and estimated fair values of the Company’s financial instruments not carried at fair value are as follows at December 31, 2020 and 2019:
	December 31, 2020
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$121,232	$121,232	$121,232	$—	$—
Loans, net	1,136,566	1,139,472	—	—	1,139,472
Accrued interest receivable	6,295	6,295	—	1,389	4,906
Restricted investment in bank stocks	1,449	NA	—	—	—
Financial liabilities:
Deposits	1,489,294	1,489,615	1,398,095	91,520	—
Note payable	3,000	3,087	—	3,087	—
Subordinated notes	19,323	19,758	—	19,758	—
Accrued interest payable	307	307	—	307	—
Off-balance sheet financial instruments	—	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 4 — Fair Value (Continued)
	December 31, 2019
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$25,112	$25,112	$25,112	$—	$—
Loans, net	879,849	879,551	—	—	879,551
Accrued interest receivable	3,202	3,202	—	1,202	2,000
Restricted investment in bank stocks	1,474	NA	—	—	—
Financial liabilities:
Deposits	1,083,132	1,086,740	994,475	92,265	—
FHLB advances	5,000	4,996	—	4,996	—
Note payable	3,000	3,000	—	3,000	—
Accrued interest payable	200	200	—	200	—
Off-balance sheet financial instruments	—	—	—	—	—
Note 5 — Premises and Equipment
Year-end premises and equipment were as follows:
	2020	2019
Land	$3,152	$3,152
Buildings and improvements	12,727	12,545
Furniture and equipment	6,514	6,183
Leasehold improvements	5,332	5,521
	27,725	27,401
Accumulated depreciation and amortization	(13,708)	(12,802)
Premises and equipment, net	$14,017	$14,599
Depreciation included in occupancy expense on the Consolidated Statements of Income amounted to $1,274 in 2020 and $1,189 in 2019.
Note 6 — Goodwill and Intangible Assets
Goodwill:   The change in goodwill during the year is as follows:
	2020	2019
Beginning of year	$5,359	$5,359
Acquired goodwill impairment	—	—
End of year	$5,359	$5,359
Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. At December 31, 2020, the Company’s reporting unit had positive equity and the Company elected to perform a Step 0 qualitative analysis and concluded that there was no goodwill impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 6 — Goodwill and Intangible Assets (Continued)
Acquired Intangible Assets:   Acquired intangible assets were as follows at year-end:
	Gross Intangible Asset	Accumulated Amortization
December 31, 2020
Customer lists and intangible assets	$4,284	(2,321)
	$4,284	(2,321)
December 31, 2019
Customer lists and intangible assets	$4,284	(2,035)
	$4,284	(2,035)
Aggregate amortization expense was $286 for both 2020 and 2019. Estimated amortization expense for each of the next five years is $286 per year.
Note 7 — Deposits
A summarized analysis of the Bank’s deposits at December 31, 2020 and 2019 follows:
	2020	2019
Noninterest-bearing demand accounts	$521,093	$335,469
Interest-bearing demand accounts	236,951	166,907
Money market accounts	483,044	368,799
Savings accounts	157,007	123,300
Certificates of Deposit	91,199	88,657
Total deposits	$1,489,294	$1,083,132
Time deposits that meet or exceed the FDIC insurance limit of $250 at year-end 2020 and 2019 were $23,747 and $27,373, respectively.
Scheduled maturities of time deposits for the next five years are as follows:
2020 (matured not renewed)	$700
2021	74,061
2022	11,347
2023	5,091
$91,199
Deposits of executive officers, directors and principal officers of the Company, including their immediate families and companies in which they are affiliated, amounted to $6,910 and $6,620 at December 31, 2020 and 2019, respectively.
Note 8 — FHLB Advances
At year-end, FHLB Advances were as follows:
	2020		2019
	Amount	Rate	Amount	Rate
Federal Home Loan Bank (FHLB) advances	$—	0.00%	$5,000	1.81%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 8 — FHLB Advances (Continued)
All outstanding FHLB advances at December 31, 2019 matured during the year ended December 31, 2020. Additionally, the Company has outstanding municipal letters of credit (“MULOC”) outstanding with FHLB for purposes of securing public funds held by the Company. MULOC outstanding were $119,000 and $133,000 as of December 31, 2020 and 2019, respectively.
At December 31, 2020 the Bank has no securities and $537,274 of loans pledged to FHLB under a blanket lien arrangement. The advances and MULOC outstanding at December 31, 2019 were collateralized by $25,882 of securities along with $440,325 of loans.
Based on the collateral and the Company’s holding of FHLB stock, the Company was eligible to borrow up to an additional total of $273,668 at year-end 2020 and $219,034 at year-end 2019.
Note 9 — Borrowings
At year-end, the Note Payable was as follows:
	2020		2019
	Amount	Rate	Amount	Rate
Note payable	$3,000	5.60%	$3,000	5.60%
On November 16, 2019, the Company refinanced its note payable, with a remaining balance of $3,000 to an interest only term loan. The loan interest is payable in monthly installments of $14, is unsecured and matures with a scheduled balloon payment on November 16, 2022.
On September 24, 2020, the Company completed a private placement of $20 million in aggregate principal amount of fixed-to-floating rate subordinated notes (“Subordinated Notes”) to certain qualified institutional buyers and accredited institutional investors. In conjunction with the issuance, the Company incurred costs of $694, which are amortized over the life of the borrowings on a level yield basis and are included in interest on subordinated notes on the Consolidated Statements of Income. At December 31, 2020, there were $19.3 million of Subordinated Notes outstanding, which is net of the unamortized issuance costs. The Subordinated Notes have a maturity date of September 30, 2030 and bear interest, payable semi-annually, at the rate of 4.25% per annum, until September 30, 2025. Commencing on that date, the interest rate applicable to the outstanding principal amount due will reset quarterly to an interest rate per annum equal to the then current three-month secured overnight financing rate plus 413 basis points, payable quarterly until maturity. The Company may, at its option, beginning on September 30, 2025, but not prior thereto except upon the occurrence of certain events specified in the Subordinated Notes agreements, redeem the Subordinated Notes, in whole or in part, subject to obtaining any required regulatory approvals.
Note 10 — Pension and other Post Retirement Plans
The Bank has a funded noncontributory defined benefit pension plan that covers substantially all employees meeting certain eligibility requirements. The pension plan was closed to new participants and benefit accruals were frozen as of December 31, 2015. The plan provides defined benefits based on years of service and final average salary. The Company uses December 31 as the measurement date for its pension plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
Information about changes in obligations and plan assets of the defined benefit pension plan follows:
	2020	2019
Change in projected benefit obligation:
Beginning of year	$26,665	$23,829
Service cost	141	163
Interest cost	920	1,043
Benefits paid	(1,407)	(1,472)
Actuarial loss	3,109	3,102
End of year	$29,428	$26,665
Change in fair value of assets:
Beginning of year	$31,738	$24,955
Contributions	3,000	3,000
Actual return on plan assets	6,680	5,238
Benefits paid and expenses	(1,455)	(1,455)
End of year	$39,963	$31,738
	2020	2019
Funded status at end of year (plan assets less benefit obligation)	$10,535	$5,073
Amounts recognized in accumulated other comprehensive income (loss) at December 31 consist of:
	2020	2019
Total net actuarial loss	$(4,544)	$(6,320)
Transition asset	76	123
	$(4,468)	$(6,197)
The accumulated benefit obligation was $29,428 and $26,665 at year-end 2020 and 2019.
Components of net periodic benefit cost and other amounts recognized in other comprehensive income:
	2020	2019
Service cost	$141	$163
Interest cost	920	1,043
Expected return on plan assets	(1,860)	(1,569)
Amortization of transition cost	(48)	(48)
Amortization of net loss	113	159
Net periodic benefit cost	$(734)	$(252)
Net gain	$(1,664)	$(584)
Amortization of transition asset	48	48
Amortization of prior service cost	(113)	(159)
Total recognized in other comprehensive income	$(1,729)	(695)
Total recognized in net periodic benefit cost and other comprehensive income	$(2,463)	$(947)
The components of net periodic benefit cost other than the service cost component are included in employee benefits in the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
Assumptions
Weighted-average assumptions used to determine the benefit obligations at year-end:
	2020	2019
Discount rate	2.65%	3.55%
Rate of compensation increase	0.00%	0.00%
Weighted-average assumptions used to determine net periodic pension cost:
	2020	2019
Discount rate	3.55%	4.53%
Expected long-term rate of return on plan assets	6.00%	6.50%
Rate of compensation increase	0.00%	0.00%
Investment Strategy and Allocation
The Company is a participant in the New York State Bankers Retirement System (the “System”). The System’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for the System assets are shown in the table below. Cash equivalents consist primarily of government issues (maturing in less than three months) and short term investment funds. Equity securities primarily include investments in common stock, depository receipts, preferred stock, commingled pension trust funds, exchange traded funds and real estate investment trusts. Fixed income securities include corporate bonds, government issues, credit card receivables, mortgage backed securities, municipals, commingled pension trust funds and other asset backed securities. Other investments are real estate interests and related investments held within a commingled pension trust fund.
The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by Actuarial Standard of Practice (“ASOP”) No. 27 “Selection of Economic Assumptions for Measuring Pension Obligations” for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes.
The following assumptions were used in determining the long-term rate of return:
Equity securities	Dividend discount model, the smoothed earnings yield model and the equity risk premium model
Fixed income securities	Current yield-to-maturity and forecasts of future yields
Other financial instruments	Comparison of the specific investment’s risk to that of fixed income and equity instruments and other judgments
The long-term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition, forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capita income.
The System currently prohibits its investment managers from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer. Effective June 25, 2013, the issuer of any security purchased must be located in a country in the MSCI (Morgan Stanley Capital International) World Index. In addition, the following are prohibited: short sales, unregistered stocks

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
and margin purchases of equity securities, mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities, any asset backed security that is not issued by the U.S. Government or its agencies or its instrumentalities, securities of less than Baa2/BBB quality may not be purchased, securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio. An investment manager’s portfolio of commercial mortgage- backed securities and asset backed securities shall not exceed 10% of the portfolio at the time of purchase. In addition, unhedged currency exposure in countries not defined as “high income economies” by the World Bank is prohibited.
The Company’s pension plan asset allocation at year-end 2020 and 2019, target allocation and expected long-term rate of return by asset class are as follows:
	2020		2019
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Asset category:
Cash equivalents	0.00%	0.00%	0.00%	0.00%
Equity securities	28.25%	31.56%	28.25%	31.75%
Fixed income securities	59.75%	62.60%	59.75%	57.65%
Other financial instruments	12.00%	5.84%	12.00%	10.60%
Total		100.00%		100.00%
Fair Value of Plan Assets
The Company used the following valuation methods and assumptions to estimate the fair value of assets held by the plan:
Fixed Income Securities:   Certain fixed income securities are valued at the closing price in the active market in which the bond is traded (Level 1 inputs). Other debt securities are valued on recent bid prices or the average of recent bid and ask price when available (Level 2 inputs) and if not available, they are valued through matrix pricing models developed by sources considered by management to be reliable. Matrix pricing, which is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality.
Commingled Pension Trust Funds (CPTF):   The fair values of CPTF are based upon the net asset values of the funds reported by the fund managers as of the System’s financial statement dates and recent transaction prices (Level 2 inputs).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
The fair value of the plan assets at December 31, 2020, by asset class, is as follows:
	Fair Value Measurements at December 31, 2020 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents:
Foreign currencies	$2	$2	$—	$—
	2	2	—	—
Fixed income securities:
Corporate Bonds	2	—	2	—
	2	—	2	—
Other investments
Commingled pension trust funds-realty	39,959	—	39,959	—
	39,959	—	39,959	—
Total plan assets	$39,963	$2	$39,961	$—
The fair value of the plan assets at December 31, 2019, by asset class, is as follows:
	Fair Value Measurements at December 31, 2019 Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents:
Foreign currencies	$6	$6	$—	$—
	6	6	—	—
Fixed income securities:
Corporate Bonds	2	—	2	—
	2	—	2	—
Other Investments
Commingled pension trust funds-realty	31,730	—	31,730	—
	31,730	—	31,730	—
Total plan assets	$31,738	$6	$31,732	$—
Contributions:   The Company contributed $3,000 to its pension plan during 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
Estimated Future Payments:   The following benefit payments which reflect future service, are expected:
Pension Benefits
2021	$1,336
2022	1,416
2023	1,478
2024	1,517
2025	1,544
Following 5 years	$7,704
Supplemental Executive Retirement Plans
The Bank maintains a Supplemental Executive Retirement Plan for two former Chief Executive Officers to restore pension benefits that are limited due to Internal Revenue Service regulations. The benefits accrued under this plan, which are included in accrued expenses and other liabilities in the Consolidated Statements of Condition, were $709 and $730 as of December 31, 2020 and 2019, respectively. The Bank recorded expense of $58 in both 2020 and 2019 in relation to this plan. Supplemental benefits for this plan expected to be paid in each year from 2021 to 2024 are $79 each year. The aggregate supplemental benefits expected to be paid in the five years from 2025 to 2029 are $396.
The Bank also maintains a performance based Supplemental Executive Retirement Plan for the Chief Executive Officer and two Executive Vice Presidents. Contributions to this plan are based on achieving certain growth and profitability targets. The Bank recorded expense of $159 and $187 for the years ended December 31, 2020 and 2019, respectively.
Deferred Directors’ Fee Plan
The Bank and the Company maintain unfunded Deferred Director’s Fee Plans within which each director may defer the receipt of meeting fees. The benefits accrued under these plans totaled $6,703 and $6,022 at December 31, 2020 and 2019, respectively, which are included in accrued expenses and other liabilities in the Consolidated Statements of Condition. The Bank and the Company recorded an expense of $817 and $761 in 2020 and 2019 in relation to these plans.
Deferred Compensation Plan
The Bank and HVIA maintain unfunded Deferred Compensation Plans for certain officers. The benefits accrued under these plans totaled $209 and $416 at December 31, 2020 and 2019, respectively, which are included in accrued expenses and other liabilities in the Consolidated Statements of Condition. The Bank and HVIA recorded an expense of $19 and $35 in 2020 and 2019, respectively.
Deferred Incentive Retirement Plan
The Bank maintains an unfunded Deferred Incentive Retirement Plan for certain executive officers. The benefits accrued under this plan totaled $636 and $716 at December 31, 2020 and 2019, respectively, which are included in accrued expenses and other liabilities in the Consolidated Statements of Condition. The Bank recorded an expense of $32 and $37 in 2020 and 2019, respectively.
401(k) Savings Plan
The Company has a 401(k) Plan (Plan) to provide retirement and incidental benefits for its employees. Employees may contribute up to 100% of their annual compensation to the Plan, limited to a maximum

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 10 — Pension and other Post Retirement Plans (Continued)
annual amount as set periodically by the Internal Revenue Service. Effective for Plan Years beginning January 1, 2016, the Company makes a safe harbor non-elective contribution equal to 3% of annual compensation for each eligible employee whether or not the employee elects to defer compensation to the plan. All safe harbor non-elective contributions vest immediately. In addition, effective for Plan Years beginning January 1, 2016, for those employees hired before April 1, 2016, the Plan provides for discretionary contributions according to the following schedule:
Percentage of Compensation	Participant Age Range
1.0%	Under age 35
2.0%	35 years of age, but less than 45
5.0%	45 years of age, but less than 55
8.5%	55 years of age or older
Employees are eligible for the discretionary contribution after completing one year of service. All discretionary contributions vest immediately.
Discretionary contributions were $501 and $483 for 2020 and 2019, respectively.
Restricted Stock Grants
The Company has a time based restricted stock plan. For the years ended December 31, 2020 and 2019 the Company’s recognized stock-based compensation costs of $413 and $319, respectively. The Company uses the fair value of the common stock on the date of award to measure compensation cost for restricted stock awards. Compensation cost is recognized over the vesting period of the award using the straight line method. There were 14,532 and 13,873 restricted stock awards granted for the years ended December 31, 2020 and 2019, respectively. The grants generally vest at the rate of 33% per year with full vesting on the third anniversary date of the grant. Unamortized expense at December 31, 2020 was $262.
A summary of the status of the Company’s non-vested restricted stock awards as of December 31, 2020, and changes during the year ended December 31, 2020 are presented below:
	Shares	Weighted Average Fair Value
Non-vested at December 31, 2019	24,012	$26.31
Granted	14,532	$30.40
Vested	(10,567)	$25.84
Forfeited	(2,608)	$26.98
Non-vested at December 31, 2020	25,369	$28.78

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 11 — Income Taxes
Income tax expense was as follows:
	2020	2019
Current expense
Federal	$3,007	$3,236
State	92	118
Total	3,099	3,354
Deferred expense (benefit)
Federal	(140)	(339)
State	(393)	(766)
Total	(533)	(1,105)
Change in valuation allowance	273	679
Total provision for income taxes	$2,839	$2,928
Effective tax rates differ from the federal statutory rate of 21% for 2020 and 2019 applied to income before taxes due to the following:
	2020	2019
Tax expense at statutory rate	$3,049	$3,026
(Decrease) increase in taxes resulting from:
Net earnings on bank-owned life insurance	(147)	(145)
Tax-exempt municipal bond income, net of disallowed interest expense	(198)	(134)
State income tax, net of federal tax benefit	(349)	(498)
Valuation allowance	273	679
Other	211	—
Total provision for income tax	$2,839	$2,928
Year-end deferred tax assets and liabilities were due to the following:
	2020	2019
Deferred tax assets:
Allowance for loan losses	$4,181	$3,237
Reserve for unfunded commitments	52	167
Deferred loan fees, net of costs	292	268
Deferred compensation	2,319	2,218
Accumulated depreciation	—	70
Non accrual interest	355	387
State NOL	1,977	1,651
Pension/deferred compensation OCI	1,098	1,576
	10,274	9,574

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 11 — Income Taxes (Continued)
	2020	2019
Deferred tax liabilities:
Intangible assets	(761)	(683)
Organization costs – holding company	(18)	(16)
Organization costs – HVIA	(20)	(17)
Pension	(2,349)	(1,670)
Available for sale securities	(1,279)	(116)
Accumulated depreciation	(353)	—
Accretion	(54)	(41)
	(4,834)	(2,543)
Net deferred tax asset before valuation allowance	5,440	7,031
Valuation allowance	(2,780)	(2,838)
Net deferred tax asset	$2,660	$4,193

The Company has recorded a federal deferred tax asset that based upon an analysis of the evidence, it expects such federal deferred tax asset to be recoverable. The federal deferred tax asset is included in other assets on the balance sheet. However, due to the change in New York State tax legislation passed in March 2014, management has determined that a full valuation allowance, totaling $2,780, against the New York State portion of the deferred tax asset, which includes state net operating losses, at December 31, 2020 and 2019 is appropriate. At December 31, 2020, the Company has net operating loss carryforwards available for state income tax purposes of approximately $30.4 million, with expiration dates beginning 2025 through 2030.
The Company did not have any uncertain tax positions at December 31, 2020 and 2019. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income.
The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of New York. The Company is no longer subject to examination by taxing authorities for years before 2016.
Note 12 — Accumulated Other Comprehensive Income (Loss)
The following is changes in accumulated other comprehensive income (loss) by component, net of tax, for the years ending December 31, 2020 and 2019.
	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Deferred Compensation Liability	Total
December 31, 2020
Beginning balance	$439	$(4,642)	$159	$(4,044)
Other comprehensive income (loss) before reclassification	5,145	1,314	(12)	6,447
Less amounts reclassified from accumulated other comprehensive income	(635)	51	—	(584)
Net current period other comprehensive income	4,510	1,365	(12)	5,863
Ending balance	$4,949	$(3,277)	$147	$1,819

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 12 — Accumulated Other Comprehensive Income (Loss) (Continued)
	Unrealized Gains and Losses on Available-for- Sale Securities	Defined Benefit Pension Items	Deferred Compensation Liability	Total
December 31, 2019
Beginning balance	$(3,965)	$(5,191)	$170	$(8,986)
Other comprehensive income (loss) before reclassification	4,577	461	(11)	5,027
Less amounts reclassified from accumulated other comprehensive income (loss)	(173)	88	—	(85)
Net current period other comprehensive income	4,404	549	(11)	4,942
Ending balance	$439	$(4,642)	$159	$(4,044)
The following is significant amounts reclassified out of each component of accumulated other comprehensive income (loss) for the years ending December 31, 2020 and 2019.
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income		Affected Line Item in the Statement where Net Income is Presented
	2020	2019
Unrealized gains and losses on available- for-sale securities
Realized (losses) gains on securities available-for-sale	$804	$(219)	Investment security gains (losses)
Total before tax	804	(219)
Tax effect	169	(46)	Provision for income taxes
Net of tax	$635	$(173)
Amortization of defined benefit pension items
Transition asset	(48)	(48)	Other expense
Actuarial gains (losses)	$113	$159	Other expense
Total before tax	65	111
Tax effect	14	23	Provision for income taxes
Net of tax	$51	$88
Total reclassifications for the
period, net of tax	$686	$(85)
Note 13 — Regulatory Capital Matters
The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet the minimum capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks, (Basel III rules), became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 13 — Regulatory Capital Matters (Continued)
schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was phased in at a rate of 0.625% per year from 0.0% in 2015 to 2.5% for 2019. The net unrealized gain or loss on available for sale securities is included in computing regulatory capital. Management believes as of December 31, 2020, the Bank meets all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion and capital restoration plans are required. At year-end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes changed that category.
Actual and required capital amounts and ratios are presented below at year-end.
	Actual		For Capital Adequacy Purposes		For Capital Adequacy Purposes with Capital Buffer		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
2020
Total capital to risk weighted assets	$150,397	13.49%	$89,207	8.00%	$110,115	9.875%	$111,509	10.00%
Tier 1 (Core) capital to risk weighted assets	136,446	12.24%	66,906	6.00%	87,814	7.875%	89,207	8.00%
Common Tier 1 (CET1) to risk weighted assets	136,446	12.24%	50,179	4.50%	71,087	6.375%	72,481	6.50%
Tier 1 (Core) Capital to average assets	136,446	8.16%	66,891	4.00%	N/A	N/A	83,613	5.00%
2019
Total capital to risk weighted assets	$129,233	13.87%	$74,517	8.00%	$91,982	9.875%	$93,147	10.00%
Tier 1 (Core) capital to risk weighted assets	117,588	12.62%	55,888	6.00%	73,353	7.875%	74,517	8.00%
Common Tier 1 (CET1) to risk weighted assets	117,588	12.62%	41,916	4.50%	59,381	6.375%	60,545	6.50%
Tier 1 (Core) Capital to average assets	117,588	9.47%	49,664	4.00%	N/A	N/A	62,079	5.00%
Note 14 — Leases
The Company enters into leases in the normal course of business primarily for financial centers, back office operations locations, business development offices, and information technology equipment. The Company’s leases have remaining terms from one to ten years, some of which include renewal or termination options to extend the lease for up to five years and some include options to terminate the lease upon notification. The Company has no leases that are subject to sub-lease agreements. The Company’s leases do not include residual value guarantees or covenants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 14 — Leases (Continued)
The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected to not recognize leases with original lease terms of twelve months or less (short-term leases) on the Company’s balance sheet.
Leases are classified as operating or financing leases at the lease commencement date. Currently, the Company does not have any leases classified as financing leases. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term.
The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB advance rates, adjusted for the lease term and other factors.
Right-of-use assets and lease liabilities are included in other assets and accrued expenses and other liabilities, respectively, in the Consolidated Statements of Condition. The right-of-use assets as of December 31, 2020 and 2019 were $1,812 and $1,368, respectively. Lease liabilities as of December 31, 2020 and 2019 were $1,812 and $1,368, respectively.
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2020 are as follows:
Years Ending December 31,
2021	$625
2022	326
2023	278
2024	220
2025	143
Thereafter	451
Total undiscounted lease payments	$2,043
Discount	$114
Total discounted lease payments	$1,929
Operating lease weighted average remaining lease term (years)	5.69 years
Operating lease weighted average discount rate	2.93%
Rent expense for all operating leases was $719 in 2020 and $648 in 2019.
Note 15 — Revenue from Contracts with Customers
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Noninterest Income. The following table presents the Company’s gross sources of noninterest income for the twelve months ended December 31, 2020 and 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 15 — Revenue from Contracts with Customers (Continued)
	Year Ended December 31, 2020	Year Ended December 31, 2019
Noninterest Income
Service charges on deposit accounts	$682	$921
Trust income	4,074	3,531
Investment advisory income	4,105	3,927
Investment securities gains (losses)(a)	804	(219)
Earnings on bank owned life insurance(a)	702	689
Other(b)	1,056	965
Total Noninterest Income	$11,423	$9,814

(a)
Not within the scope of ASC 606.

(b)
The Other category includes safe deposit income, checkbook fees, and debit card fee income, totaling $657 and $666 for 2020 and 2019, respectively, that are within the scope of ASC 606 and loan related fee income and miscellaneous income, totaling $399 and $299 for 2020 and 2019, respectively, which are outside the scope of ASC 606.

The Company earns wealth management fees, which includes trust income and investment advisory income, from its contracts with trust and brokerage customers to manage assets for investment, and/or to transact on their accounts. These fees are primarily earned over time as the Company provides the contracted services and are generally assessed based on a tiered scale of the market value of the assets under management at month-end or quarter-end.
Note 16 — Financial Instruments with Off-Balance Sheet Risk
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments consist primarily of commitments to extend credit (typically mortgages and commercial loans) and, to a lesser extent, standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the Consolidated Statements of Condition.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligation as it does for on balance sheet instruments. The Bank does not anticipate any material losses from these commitments.
Commitments to extend credit, including commitments to grant loans and unfunded commitments under lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. On loans secured by real estate, the Bank generally requires loan to value ratios of no greater than 80%.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 16 — Financial Instruments with Off-Balance Sheet Risk (Continued)
arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.
The Bank has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.
A summary of the Bank’s Commitments at December 31, 2020 and 2019 were as follows:
	2020	2019
Commitments to extend credit	$230,200	$207,733
Standby letters of credit	6,510	4,738
Note 17 — Contingencies
The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with any such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of any such claims and lawsuits will not have a material effect on the consolidated financial position, consolidated results or liquidity of the Company.
Note 18 — Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through April 29, 2021, which is the date the financial statements were available to be issued.
On February 19, 2021 the Company’s board of director’s declared a quarterly cash dividend of $0.20 per share on the Company’s common stock. The dividend was paid on March 15, 2021 to stockholders of record as of March 3, 2021.
Note 19 — Parent Company Information
Financial Information for the Company only is presented in the following tables:
Condensed Statements of Condition
	December 31,
	2020	2019
Assets
Cash and due from banks	$10,929	$2,359
Investment in subsidiaries	145,497	120,832
Goodwill and intangible assets	2,136	2,421
Other assets	26	24
Total assets	$158,588	$125,636

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 19 — Parent Company Information (Continued)
	December 31,
	2020	2019
Liabilities and stockholders’ equity
Subordinated notes, net of issuance costs	$19,323	$—
Note payable	3,000	3,000
Other liabilities	842	573
Total liabilities	23,165	3,573
Total stockholders’ equity	135,423	122,063
Total liabilities and stockholders’ equity	$158,588	$125,636

Condensed Statements of Income and Comprehensive Income
	Years ended December 31,
	2020	2019
Operating Income
Dividend income from operating subsidiaries	$4,511	$4,591
Total operating income	4,511	4,591
Operating Expenses
Interest on borrowings	407	181
Salaries and employee benefits	514	362
Professional fees	142	141
Directors’ fees and expenses	164	223
Intangible amortization	286	286
Other expenses and income taxes	450	140
Total operating expenses	1,963	1,333
Equity in undistributed earnings of subsidiary	9,131	8,223
Net income	$11,679	$11,481
Comprehensive income	$17,542	$16,423
Condensed Statements of Cash Flows
	Years ended December 31,
	2020	2019
Cash flows from operating activities
Net income after equity in undistributed earnings of subsidiary	$11,679	$11,481
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary companies	(9,131)	(8,223)
Stock-based compensation	154	171
Amortization of intangibles	286	286
Restricted stock expense	413	319
Other, net	595	68
Net cash provided by (used in) operating activities	3,996	4,102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share data)
Note 19 — Parent Company Information (Continued)
	Years ended December 31,
	2020	2019
Cash flows from investing activities
Investment in operating subsidiary	(10,000)	(6,500)
Net cash used in investing activities	(10,000)	(6,500)
Cash flows from financing activities
Proceeds from the issuance of common stock (net of costs)	—	(87)
Repayment of note payable	—	(57)
Issuance of subordinated notes, net of issuance costs	19,323
Dividends paid, common stock	(3,585)	(3,587)
Purchases of treasury stock	(1,164)	(380)
Net cash (used in) provided by financing activities	14,574	(4,111)
Net increase in cash and cash equivalents	8,570	(6,509)
Cash and cash equivalents at beginning of year	2,359	8,868
Cash and cash equivalents at end of year	$10,929	$2,359

Note 20 — Segment Information
The reportable segments are determined by the products and services offered by the Company, primarily distinguished between banking and wealth management. Loans, investments, and deposits provide the revenues in the banking operation, and trust fees and investment management fees provide the revenues in wealth management. All operations are domestic.
Significant segment totals are reconciled to the financial statements as follows:
2020	Banking	Wealth Management	Total Segments
Net interest income	$48,739	$—	$48,739
Noninterest income	3,365	8,058	11,423
Provision for loan loss	(5,413)	—	(5,413)
Noninterest expenses	(33,838)	(6,393)	(40,231)
Income tax expense	(2,510)	(329)	(2,839)
Net income	$10,343	$1,336	$11,679
Total assets	$1,656,517	$8,419	$1,664,936
2019	Banking	Wealth Management	Total Segments
Net interest income	$43,281	$—	$43,281
Noninterest income	2,009	7,805	9,814
Provision for loan loss	(2,195)	—	(2,195)
Noninterest expenses	(31,104)	(5,387)	(36,491)
Income tax expense	(2,601)	(327)	(2,928)
Net income	$9,390	$2,091	$11,481
Total assets	$1,221,397	$8,155	$1,229,552

Until           , 2021, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.
900,000 Shares
COMMON STOCK

PROSPECTUS

         , 2021
Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II:   INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.
SEC registration fee	$3,953
NASDAQ listing fee	$50,000
FINRA filing fee	$5,675
Printing fees and expenses	$150,000
Legal fees and expenses	$400,000
Accounting fees and expenses	$100,000
Transfer agent fees and expenses	$10,000
Advisory fees and expenses	$100,000
Miscellaneous	$50,372
Total	$870,000
Item 14.   Indemnification of Directors and Officers
Article X of the Certificate of Incorporation and Article VI of the Bylaws of Orange County Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
ARTICLE X
LIMITATION ON LIABILITY
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VI
INDEMNIFICATION
Section 1.   Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was or has agreed to become a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 2.   Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 3.   Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Such determination shall be made (i) by the Board by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.
Section 4.   Notwithstanding any contrary determination in the specific case under Section 3 of this Article VI, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 4 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Section 5.   Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.
Section 6.   The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaws, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections I and 2 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Sections I or 2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law or otherwise.
Section 7.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article VI.
Section 8.   For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
Section 9.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 10.   Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 4 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
Section 11.   The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.
Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Item 15.   Recent Sales of Unregistered Securities
The following sets forth information regarding unregistered securities that were sold by the Corporation within the past three years.
(1)
In the past three years, the Corporation has granted 56,385 shares of restricted stock pursuant to its former 2012 Stock Incentive Plan and its current 2019 Equity Incentive Plan to the Corporation’s or its subsidiaries’ officers and directors. No underwriter or placement agent was involved in the issuance or sale of any of the common stock, and no underwriting discounts or commissions were paid. The issuance and sale of the common stock described above was made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 promulgated under the Securities Act as a transaction by an issuer not involving any public offering and pursuant to benefit plans and contracts relating to compensation.
(2)
On September 24, 2020, the Corporation completed the issuance of $20 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2030 to certain qualified institutional buyers and accredited institutional investors. The placement agent for this transaction was Piper Sandler & Co. The aggregate placement agent commission for this transaction was $500,000. The subordinated notes were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

(3)
On October 31, 2018, the Corporation issued an aggregate of 566,783 shares of common stock, par value $0.50 per share, to accredited investors, at a price of $29.00 per share, for aggregate consideration of approximately $16.4 million. No underwriter or placement agent was involved in the issuance or sale of any of the common stock, and no underwriting discounts or commissions were paid. The common stock was issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Item 16.   Exhibits and Financial Statement Schedules:
The exhibits and financial statement schedules filed as part of this registration statement are as follows:
(a)
List of Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement*
3.1	Certificate of Incorporation of Orange County Bancorp, Inc.*
3.2	Bylaws of Orange County Bancorp, Inc.*
4.1	Form of Common Stock Certificate of Orange County Bancorp, Inc.*
4.2	Form of 4.25% Fixed-to-Floating Rate Subordinated Note due 2030 of Orange County Bancorp, Inc.*
5.1	Opinion of Luse Gorman, PC regarding legality of securities being registered
10.1	Employment Agreement by and between Orange County Bancorp, Inc., Orange Bank & Trust Company and Michael J. Gilfeather, effective as of December 31, 2018*
10.2	Employment Agreement by and between Orange Bank & Trust Company and Joseph A. Ruhl, effective as of January 1, 2018*
10.3	Employment Agreement by and between Orange Bank & Trust Company and John P. Bartolotta, effective as of January 1, 2018*
10.4	Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan*
10.5	Participation Agreement under the Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan for Michael J. Gilfeather*
10.6	Participation Agreement under the Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan for Joseph A. Ruhl*
10.7	Participation Agreement under the Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan for John P. Bartolotta*

Exhibit No.	Description
10.8	Orange Bank & Trust Company Supplemental Executive Retirement Plan for Michael J. Gilfeather*
10.9	Orange Bank & Trust Company Annual Incentive Plan*
10.10	Orange County Bancorp, Inc. 2019 Equity Incentive Plan*
10.11	Form of Subordinated Note Purchase Agreement, dated as of September 24, 2020, by and between Orange County Bancorp, Inc. and the several Purchasers*
10.12	Orange County Bancorp, Inc. Stock-Based Deferral Plan*
10.13	Orange County Trust Company Deferred Compensation Plan*
21	Subsidiaries of Orange County Bancorp, Inc.*
23.1	Consent of Crowe LLP
23.2	Consent of Luse Gorman, PC (set forth in Exhibit 5)
24.1	Power of Attorney*

*
Previously filed.

(b)
Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Middletown, State of New York on July 29, 2021.
ORANGE COUNTY BANCORP, INC.
By:
/s/ Michael J. Gilfeather

Michael J. Gilfeather
President and Chief Executive Officer
(Duly Authorized Representative)
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Michael J. Gilfeather Michael J. Gilfeather	President and Chief Executive Officer and Director (Principal Executive Officer)	July 29, 2021
/s/ Robert L. Peacock Robert L. Peacock	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2021
* Louis Heimbach	Chairman of the Board	July 29, 2021
* Gregory F. Holcombe	Director	July 29, 2021
* Susan G. Metzger	Director	July 29, 2021
* William D. Morrison	Director	July 29, 2021
* Virginia K. Rizzo	Director	July 29, 2021
* Jonathan F. Rouis	Director	July 29, 2021
* Richard B. Rowley	Director	July 29, 2021
* Terry R. Saturno	Director	July 29, 2021
* Gustave J. Scacco	Director	July 29, 2021
*By:	/s/ Michael J. Gilfeather Michael J. Gilfeather Attorney-in-Fact